Exhibit (a)(1)
PRELIMINARY PROXY STATEMENT OF THE COMPANY DATED NOVEMBER 17, 2025
SUBJECT TO COMPLETION

COOL COMPANY LTD.
7 Clarges Street, 5th Floor, London,
W1J 8AE
United Kingdom
[•], 2025
To the shareholders of Cool Company Ltd.:
You are cordially invited to attend a special general meeting of the shareholders of Cool Company Ltd. (the “Company”) to be held on [•], 2025, at [•] (GMT) at [•].
The attached notice of the special general meeting and accompanying proxy statement provide information regarding the matters to be considered and voted on at the special general meeting, including at any postponement or adjournment thereof. Attendance at the special general meeting will be in person and the proceedings of the special general meeting are scheduled to be held in person. If you wish to attend the special general meeting, please contact the Company Secretary at agm@coolcoltd.com no later than 48 hours prior to the special general meeting. Only those shareholders who contact the Company Secretary in a timely manner will be permitted to attend the special general meeting.
At the special general meeting, you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to approve (a) the Agreement and Plan of Merger, dated as of September 28, 2025 (the “Merger Agreement”), and entered into by and among the Company, Bounty Ltd, a Liberian nonresident domestic corporation (“Parent”), Apex Merger Sub Ltd, a Bermuda exempted company limited by shares (“Merger Sub”), and, solely for purposes of the Guarantor Provisions (as defined in the Merger Agreement), EPS Ventures Ltd., a company duly incorporated in the Marshall Islands (“EPS” or “Guarantor”), pursuant to which Merger Sub will merge with and into the Company pursuant to and in accordance with Section 104H of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) (the “Merger”), and the Company will be the surviving company in the Merger, (b) the Merger, and (c) the statutory merger agreement contemplated by the Merger Agreement (the “Statutory Merger Agreement”). You will also be asked to consider and vote upon a proposal (the “Adjournment Proposal”) to approve the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.
If the Merger Proposal receives the requisite approval of the Company’s shareholders (collectively, the “Company shareholders” and each individually as a “Company shareholder”) and the Merger is completed, common shares of the Company (“Company common shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will, by virtue of the Merger, be canceled and converted into the right to receive $9.65 per share (the “Merger Consideration”), without interest, except for any Company common shares that, as of immediately prior to the Effective Time, are held by (i) the Company as treasury shares or by any subsidiary of the Company, (ii) Parent, Merger Sub or any of their respective affiliates, or (iii) Company shareholders who have properly exercised their appraisal rights with respect to such Company common shares. Company common shares listed on Euronext Growth Oslo will, by virtue of the Merger, be canceled and converted into the right to receive the Norwegian kroner equivalent of $9.65 per share, without interest.
In addition, if the Merger is completed, each option to acquire Company common shares that is granted under the Company’s long-term incentive plan, adopted on November 25, 2022 (the “Company Share Plan”) (such options, “Company Options”) that is outstanding and unexercised immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash equal to (A) the number of Company common shares subject to such option multiplied by (B) the excess, if any, of the Merger Consideration over the per-share exercise price, without interest and subject to withholding. Any Company Option with a per-share exercise price equal to or greater than the Merger Consideration will be canceled for no consideration.
Further, if the Merger is completed, each restricted stock unit award in respect of Company common shares that is granted under the Company Share Plan (“Company RSU Award”) outstanding immediately prior to the Effective Time (including any Company RSU Awards that are vested but not yet settled) will be canceled and converted into the right to receive an amount in cash equal to (A) the number of Company common shares subject to such Company RSU Award (including accrued dividend equivalents) multiplied by (B) the Merger Consideration, without interest and subject to withholding.

We cannot complete the Merger without receiving the affirmative vote (in person or by proxy) of the holders of a simple majority of the votes cast at a meeting of the Company shareholders at which a quorum is present in accordance with the Company’s bye-laws. Whether or not you are able to attend the special general meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided or vote by telephone (at the toll-free number indicated on the proxy card) or via the internet (at the voting site indicated on the proxy card) as promptly as possible so that your shares may be represented and voted at the special general meeting (or any adjournment or postponement thereof).
The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission. If the Merger is completed, the Company will become a privately held company, wholly owned by EPS and its subsidiaries.
A special committee of the board of directors of the Company (the “Company Board”) composed solely of independent and disinterested directors (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including the Merger (the “Transactions”). After careful consideration and consultation with its financial advisor and legal counsel, the Special Committee unanimously (a) determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act, (b) determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions, on the terms and subject to the conditions set forth herein, were fair to, and in the best interests of, the Company and the Company shareholders (other than EPS and its affiliates) (the “public shareholders”) and (c) recommended that the Company Board (i) approve the Merger Agreement, the Statutory Merger Agreement and the Transactions and (ii) recommend approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the public shareholders (including the “unaffiliated security holders” as defined in Rule 13e-3 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) (the “Special Committee Recommendation”).
After careful consideration, the Company Board, acting upon the Special Committee Recommendation, unanimously (a) determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act, (b) determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions, were fair to, and in the best interests of, the Company and its shareholders and (c) approved the Merger Agreement, the Statutory Merger Agreement, the Voting and Support Agreement and the Transactions.
The Company Board unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.
In considering the recommendation of the Special Committee and the Company Board with respect to the Merger, you should be aware that some of the Company’s directors or executive officers may have interests in the Transactions that are different from, or in addition to, the interests of the public shareholders. The Special Committee and the Company Board were aware of such interests and considered them in reaching their determinations regarding the Merger Agreement, the Statutory Merger Agreement and the Transactions, and issuing their recommendations.
The obligations of the Company, Parent and Merger Sub to complete the Transactions are subject to the satisfaction or waiver of certain conditions contained in the Merger Agreement. The accompanying proxy statement contains detailed information about the Company, the special general meeting, the Merger Agreement, the Statutory Merger Agreement and the other Transactions. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the accompanying proxy statement and the attachments thereto carefully and in their entirety. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission, which are available for free at its website www.sec.gov.
If you have any questions or need assistance voting your shares of the Company, please contact the Company’s investor relations team by sending an email to ir@coolcoltd.com.

Thank you for your consideration of this matter.

Sincerely,

/s/ Richard Tyrrell
Name: Richard Tyrrell
Title: Chief Executive Officer

THE COMPANY IS A “FOREIGN PRIVATE ISSUER” WITHIN THE MEANING OF RULE 3B-4 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND, AS A RESULT, THE COMPANY IS NOT REQUIRED TO COMPLY WITH U.S. PROXY REQUIREMENTS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE STATUTORY MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, OR THE STATUTORY MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THIS PROXY STATEMENT WILL NOT BE FILED WITH ANY GOVERNMENT OR REGULATORY AUTHORITY IN BERMUDA. NEITHER THE BERMUDA MONETARY AUTHORITY NOR THE REGISTRAR OF COMPANIES IN BERMUDA ACCEPTS ANY RESPONSIBILITY FOR THE COMPANY’S FINANCIAL SOUNDNESS OR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROXY STATEMENT.
The accompanying proxy statement is dated [•], 2025, and, together with the enclosed form of proxy, is first being mailed to the Company shareholders on or about [•], 2025.

COOL COMPANY LTD.
NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
[•], 2025
NOTICE IS HEREBY given that a special general meeting of shareholders of Cool Company Ltd. (the “Company”) will be held on [•], 2025 at [•] (GMT) at [•] for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

PLACE
The special general meeting of shareholders of the Company (the “special general meeting”) will be held at [•] (the “Meeting Location”), where you will be able to attend the special general meeting, vote and submit questions during the special general meeting. If you wish to attend the special general meeting, please contact the Company Secretary at agm@coolcoltd.com no later than 48 hours prior to the special general meeting. Only those shareholders who contact the Company Secretary in a timely manner will be permitted to attend the special general meeting. If you plan to attend the special general meeting in person, you must bring photo identification to be admitted.

ITEMS OF BUSINESS
Consider and vote on proposals:

to approve (a) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 28, 2025, by and among the Company, Bounty Ltd, a Liberian nonresident domestic corporation, Apex Merger Sub Ltd, a Bermuda exempted company limited by shares (“Merger Sub”) and, solely for purposes of the Guarantor Provisions (as defined in the Merger Agreement), EPS Ventures Ltd., a company duly incorporated in the Marshall Islands, a copy of which is included as Annex A to the proxy statement of which this notice forms a part, (b) the related statutory merger agreement attached to the Merger Agreement (the “Statutory Merger Agreement”), by and between the Company and Merger Sub, a copy of which is included as Annex B to the proxy statement, and (c) the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving company in the Merger (the “Merger Proposal”); and

to approve the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”).

RECORD DATE
Holders of record of the common shares, par value $1.00 per share, of the Company (the “Company common shares”) at the close of business on November 13, 2025 are entitled to notice of, to attend and to vote at the special general meeting.

VOTING BY PROXY
The board of directors of the Company (the “Company Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special general meeting. For information on submitting your proxy over the internet, by telephone, by email or by returning your proxy by mail (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement and enclosed proxy cards for the respective US and Oslo shareholders (as applicable). If you later decide to vote at the special general meeting in person, your proxy prior to the special general meeting will be revoked.

RECOMMENDATIONS
The Company Board, acting upon the unanimous recommendation of the special committee of the Company Board formed for, among other purposes, evaluating and negotiating the terms and conditions of the Merger Agreement, unanimously recommends that you vote “FOR” the Merger Proposal and the Adjournment Proposal.

REQUIRED APPROVALS
Approval of each of the Merger Proposal and Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a simple majority of the votes cast at a meeting of the Company’s shareholders at which a quorum is present in accordance with the Company’s bye-laws.

APPRAISAL RIGHTS
For the purposes of Section 106(2)(b)(i) of the Companies Act 1981 of Bermuda (as amended) (the “Bermuda Companies Act”), the Company Board has, by unanimous resolution, determined that $9.65 in cash, without interest, constituted fair value for each Company common share. Pursuant to Section 106(2)(b)(ii) of the Bermuda Companies Act, any dissenting shareholder of the Company is entitled to be paid fair value for each of his shares. Moreover, in accordance with Section 106(6) of the Bermuda Companies Act any record holder of Company common shares who does not vote in favor of the Merger and who is not satisfied that they have been offered fair value for their shares is permitted to apply to the Supreme Court of Bermuda for an appraisal of the fair value of their shares within one month from the giving of this notice convening the special general meeting.

A shareholder who has given a proxy may revoke it at any time before it is exercised at the special general meeting.
Holders of Company common shares listed on the New York Stock Exchange (excluding shares registered in Euronext Securities Oslo (VPS), which are discussed below) may revoke their proxy by: (a) attending the special general meeting and voting in person; (b) submitting a further proxy by the internet or telephone (only the last proxy appointed by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. (GMT) on [•], 2025; (c) delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date such shareholder appointed its proxy by internet or telephone, but prior to the date of the special general meeting, stating that the proxy is revoked; or (d) signing and delivering a subsequently dated proxy card prior to the vote at the special general meeting.
You should send any written notice or new proxy card to c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you are a registered holder of Company common shares listed on the New York Stock Exchange you may request a new proxy card by calling Broadridge at +1-800-690-6903, or visit www.proxyvote.com to submit a request online.
Holders of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext Growth Oslo may revoke their proxy by: (a) attending the special general meeting and voting in person; (b) submitting a further proxy by mail or email to the address given below (only the last proxy appointed by each shareholder of record will be counted), provided that the shareholder does so before 11:00 a.m. (GMT) on [•], 2025; or (c) sending a notice by email to vote@dnb.no on a date later than that indicated on the proxy card, but prior to the date of the special general meeting, stating that the proxy is revoked.
Holders of Company common shares listed on Euronext Growth Oslo should send any notice by mail to DNB Bank ASA, Registrars Dept., Postboks 1600 Sentrum, 0021 Oslo, Norway or by email to vote@dnb.no.
If you are a registered holder of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext Growth Oslo you may request a new proxy card by sending an email to vote@dnb.no.
If your Company common shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares or obtain a proxy, executed in your favor, from that record holder giving you the right to vote the shares at the special general meeting.

The proxy statement of which this notice forms a part provides a detailed description of the Merger Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including the Merger. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your Company common shares, please contact the Company’s investor relations team by sending an email to ir@coolcoltd.com.
By Order of the Board of Directors

Sarah Choudhry
Secretary
Dated: [•], 2025
1.
A Form of Proxy is enclosed as Annex G for use by holders of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext Growth Oslo in connection with the business set out above. Holders of Company common shares registered in the United States should use the separate Form of Proxy provided and enclosed as Annex F.

2.
No Company shareholder shall be entitled to attend unless written notice of the intention to attend and vote in person* or by proxy, together with the power of attorney or other authority (if any) under which it is signed, or a notarially-certified copy of that power of attorney, is sent to the Company Secretary, to reach the Company’s office at 7 Clarges Street, 5th Floor, London W1J 8AE, United Kingdom by not later than 48 hours before the time for holding the meeting.* Please pre-submit any questions to the Company Board and these will be answered at the special general meeting.

* The Company shareholders are able to join and participate in the meeting in person at [•]. We strongly encourage Company shareholders to submit a proxy electronically.
YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. TO VOTE YOUR SHARES, IF YOU ARE A SHAREHOLDER REGISTERED IN THE UNITED STATES YOU CAN USE THE INTERNET AS DESCRIBED IN PROXY MATERIALS, IN THE ATTACHED PROXY STATEMENT AND ON YOUR PROXY CARD; CALL THE TOLL-FREE TELEPHONE NUMBER AS DESCRIBED IN THE ATTACHED PROXY STATEMENT AND ON YOUR PROXY CARD; OR COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN YOUR PROXY CARD BY MAIL.

DEFINED TERMS
Unless stated otherwise, whenever used in this proxy statement, the following terms have the meaning set forth below:
•
“Adjournment Proposal” means the proposal to consider and vote upon to approve the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.

•
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of the Merger Agreement, the Company and its subsidiaries, on the one hand, shall be deemed not to be Affiliates of Guarantor, Parent and their other subsidiaries, on the other hand, and vice versa.

•	“Bermuda Companies Act” means the Companies Act 1981 of Bermuda.
•	“Closing” means the closing of the Merger.
•	“Company”, “we”, “our” or “us” means Cool Company Ltd.
•	“Company award” means Company Options and Company RSU Awards.
•	“Company Board” means the board of directors of the Company.
•	“Company common shares” means the common shares of the Company, par value $1.00 per share.
•	“Company Option” means each option to acquire Company common shares that is granted under the Company Share Plan.
•	“Company RSU Award” means each restricted stock unit award in respect of Company common shares that is granted under the Company Share Plan (including Dividend Equivalents related thereto).
•	“Company Share Plan” means the Company’s long-term incentive plan, adopted on November 25, 2022, as may be amended and restated from time to time.
•	“Company shareholders” means holders of Company common shares.
•
“Dividend Equivalents” related to a Company RSU Award means the right to receive a number of Company common shares (including, if applicable, any partial common shares) under such Company RSU Award based on dividends paid by the Company on Common Shares between the grant date of such Company RSU Award and the date of Closing.

•	“Effective Time” means the effective time of the Merger.
•	“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
•	“EPS” means EPS Ventures Ltd., a company duly incorporated in the Marshall Islands.
•	“Euronext” means Euronext Growth Oslo.
•
“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity or any agency, department, division, commission or political subdivision thereof, whether federal, national, provincial, state, local or multinational.

•
“Guarantor” means EPS Ventures Ltd., a company duly incorporated in the Marshall Islands and party to the Merger Agreement solely for the purposes of the Guarantor Provisions (as defined in the Merger Agreement).

•	“Initial Press Release” means the September 24, 2025 press release announcing that the Company had reached an agreement in principle with EPS regarding a potential acquisition transaction.

•
“Initial Proposal” means the initial non-binding proposal delivered by EPS to the Company Board on August 12, 2025, subject to several assumptions and further due diligence, to acquire all outstanding Company common shares not beneficially owned by EPS for $8.35 per share in cash.

•	“LNG” means liquefied natural gas.
•	“London Office” means the Company’s office at 7 Clarges Street, 5th Floor, London W1J 8AE, United Kingdom.
•	“Meeting Location” means [•], the location of the special general meeting.
•	“Merger” means the merger of Merger Sub with and into the Company pursuant to and in accordance with Section 104H of the Bermuda Companies Act.
•
“Merger Agreement” means that certain Merger Agreement, entered into by and among the Company, Bounty Ltd, a Liberian nonresident domestic corporation, Apex Merger Sub Ltd, a Bermuda exempted company limited by shares and solely for the purposes of the Guarantor Provisions (as defined in the Merger Agreement), EPS Ventures Ltd., a company duly incorporated in the Marshall Islands.

•
“Merger Consideration” means an amount in cash equal to $9.65, or, in the case of holders of Company common shares listed on Euronext, the Norwegian kroner equivalent at the USD/NOK Exchange Rate, in each case without interest.

•	“Merger Proposal” means the proposal to consider and vote upon to approve (a) the Merger Agreement, (b) the Merger, and (c) the Statutory Merger Agreement.
•	“Merger Sub” means Apex Merger Sub Ltd, a Bermuda exempted company limited by shares.
•	“NYSE” means the New York Stock Exchange.
•	“Parent” means Bounty Ltd, a Liberian nonresident domestic corporation.
•
“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority or any group comprised of two or more of the foregoing.

•	“public shareholders” means all of the holders of the issued and outstanding Company common shares, excluding EPS, Parent, Merger Sub and their respective Affiliates.
•
“Required Shareholder Approval” means the affirmative vote (in person or by proxy) of the holders of a simple majority of the votes cast, at a Company general meeting at which there are at least two Persons present in person or represented by proxy throughout such meeting and representing in person or by proxy at least 33 1/3% of the issued shares of the Company that are entitled to vote thereat, in each case, in favor of the approval of the Merger Agreement, the Merger and the Statutory Merger Agreement.

•	“SEC” means the Securities and Exchange Commission.
•	“Securities Act” means, collectively the Securities Act of 1933 and the rules and regulations promulgated thereunder.
•	“Special Committee” means the special committee of the Company Board composed solely of independent and disinterested directors.
•
“Special Committee Recommendation” means the recommendation of the Special Committee that the Company Board (i) approve the Merger Agreement, the Statutory Merger Agreement and the Transactions and (ii) recommend approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the public shareholders.

•
“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached as Annex B to this proxy statement to be executed and delivered by the Company and Merger Sub as contemplated by the terms of the Merger Agreement.

•
“Superior Proposal” means any bona fide written Takeover Proposal (provided that, for the purposes of this definition, references to “20%” in the definition of Takeover Proposal shall be deemed replaced with references to “50%”) that the Company Board (acting upon the recommendation of the Special

Committee) or the Special Committee has determined in its good faith judgment, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, and taking into account all relevant (in the view of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee) legal, regulatory, financial and other aspects, including the risk and timing of consummation of such proposal and any changes to the terms of the Merger Agreement committed to by Parent in response to such Superior Proposal, would be more favorable to the public shareholders than the Merger.
•	“Surviving Company” means the Company as the surviving company in the Merger.
•
“Takeover Proposal” means any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition that if consummated would result in any Person or group (other than Parent and its subsidiaries) owning 20% or more of the assets (based on the fair market value thereof, as determined in good faith by the Special Committee), revenues or net income of the Company and its subsidiaries, taken as a whole, (ii) acquisition of Company common shares representing 20% or more of the issued and outstanding Company common shares, (iii) tender offer or exchange offer that if consummated would result in any Person or group having beneficial ownership of the Company common shares representing 20% or more of the issued and outstanding Company common shares or (iv) merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions.

•	“Transactions” means, collectively, the transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, including the Merger.
•	“Unaffiliated Shareholders” means “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act.
•
“USD/NOK Exchange Rate” means the USD:NOK exchange rate obtained by the Company’s VPS account operator on the exchange of the portion of the Merger Consideration payable by the Parent to holders of Company common shares listed on Euronext into Norwegian kroner upon payment to such Company shareholders through Euronext Securities Oslo (VPS).

•	“VPS” means Euronext Securities Oslo.

SUMMARY TERM SHEET
This summary discusses the material information contained in this proxy statement, including with respect to the Transactions and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Transactions more fully and for a more complete description of the legal terms, you should carefully read this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 108 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. Since the transactions contemplated by the Merger Agreement, including the Merger, constitute a “going private” transaction under the rules of the SEC, the Company, Parent, Merger Sub and the EPS Filing Persons (as defined below) filed with the SEC a Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by the Merger Agreement, including the Merger. You may obtain any additional information about the Schedule 13E-3 under the section entitled “Where You Can Find More Information” beginning on page 108 of this proxy statement. Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and the “Company” refer to Cool Company Ltd.
PARTIES INVOLVED IN THE MERGER
The Company (see page 63)
Parent (see page 63)
The principal business of Parent is to own Merger Sub and to make other related investments.
Parent’s principal executive office is located at c/o Le Montaigne, 7 Avenue de Grande Bretagne, MC 98000 Monaco. Parent’s telephone number is +377 9777 6310.
Guarantor (see page 63)
Guarantor is engaged in the business of making venture capital and other types of investments in the maritime industry.
Guarantor’s principal executive office is located at c/o Le Montaigne, 7 Avenue de Grande Bretagne, MC 98000 Monaco. Guarantor’s telephone number is +377 9777 6310.
Merger Sub (see page 63)
Merger Sub is a wholly owned subsidiary of Parent formed for the sole purpose of effecting the Merger. Merger Sub has not carried out any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the Transactions.
Merger Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton, Pembroke, HM 12, Bermuda. Merger Sub’s telephone number is +377 9777 6310.
THE MERGER
A copy of the Merger Agreement is attached as Annex A to this proxy statement. A copy of the Statutory Merger Agreement, to be entered into by and between the Company and Merger Sub at the closing of the Merger, is attached as Annex B to this proxy statement. A copy of the related Voting and Support Agreement, dated as of September 28, 2025 (the “Voting and Support Agreement”), by and among the Company and Guarantor, is attached as Annex C to this proxy statement. We encourage you to read the entire Merger Agreement, Statutory Merger Agreement and Voting and Support Agreement carefully because they are the principal documents governing the Transactions. For more information on the Merger Agreement and Statutory Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 69 of this proxy statement. For more information on the Voting and Support Agreement, see the section entitled the “The Voting and Support Agreement” beginning on page 85 of this proxy statement.

Effects of the Merger (see page 69)
Pursuant to the terms of the Merger Agreement and the Statutory Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company in accordance with Section 104H of the Bermuda Companies Act. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company in the Merger.
At the Effective Time:
•
each Company common share that is issued and outstanding immediately prior to the Effective Time, other than any Company common share that is subject to any Company award, will automatically be canceled and converted into the right to receive the Merger Consideration (as described below);

•
each Company common share that is (i) owned by the Company as treasury shares or owned by any subsidiary of the Company (each, a “Treasury Share”) or (ii) owned by Parent, Merger Sub, or their respective affiliates issued and outstanding immediately prior to the Effective Time will automatically be canceled and will cease to exist and be outstanding, and no consideration will be delivered in exchange therefor;

•
each Company common share for which appraisal rights have been properly exercised in accordance with the Bermuda Companies Act (each, a “Dissenting Common Share”), will automatically be canceled (but will not entitle its holder to receive the Merger Consideration) and will automatically be converted into the right to receive the fair value of such Dissenting Common Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act; and

•
each common share of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into and become one duly authorized, validly issued, fully paid common share, par value $1.00 per share, of the Surviving Company.

As a result of the above, holders of the Company common shares will no longer have any interest in, and will no longer be shareholders of the Company or participate in any of the Company’s future earnings or growth solely by virtue of the Company common shares. Following consummation of the Merger, the Surviving Company will use its reasonable best efforts to cause the Company common shares (i) to be de-listed from the NYSE and deregistered under the Exchange Act and (ii) to be de-listed from Euronext, in each case, as soon as reasonably practicable following the Effective Time.
Merger Consideration (see page 70)
Upon the terms and subject to the conditions of the Merger Agreement and the Statutory Merger Agreement, at the Effective Time, holders of Company common shares (other than any Company common share that is subject to any Company award, Treasury Share, Company common share that is owned by Parent, Merger Sub, or their respective affiliates or any Dissenting Common Share) will have the right to receive $9.65, or, in the case of holders of Company common shares listed on Euronext, the Norwegian kroner equivalent at the USD/NOK Exchange Rate obtained by the Company’s VPS account operator, in cash, in each case, without interest, for each Company common share that they own immediately prior to the Effective Time.
Treatment of the Company Equity-Based Awards (see page 71)
At the Effective Time:
•
each Company Option that is outstanding and unexercised immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the total number of Company common shares subject to such Company Option and (b) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option. If the exercise price per share of such Company Option is equal to or greater than the Merger Consideration, then such Company Option will automatically be canceled without any consideration;

•
each Company RSU Award that is outstanding immediately prior to the Effective Time (including Company RSU Awards that are vested, but not yet settled) will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the number of Company common shares subject to such Company RSU Award (including any Company common shares or portion of Company common shares that would be issuable in connection with dividend equivalents); and
•
or prior to the Effective Time, the Company, the Company Board or a committee of the Company Board, as applicable, will adopt resolutions to (a) effectuate the treatment of the Company awards referenced in the preceding paragraphs and (b) cause the Company Share Plan to terminate at or prior to the Effective Time, subject to the consummation of the Merger.

Recommendation of the Special Committee and the Company Board (see page 35)
After careful consideration, the Special Committee unanimously:
•	determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act;
•	determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions, were fair to, and in the best interests of, the Company and the public shareholders; and
•
recommended that the Company Board (a) approve the Merger Agreement, the Statutory Merger Agreement and the Transactions and (b) recommend approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the public shareholders.

For more information on the factors considered by the Special Committee in reaching its decision described above, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement.
After careful consideration, the Company Board, based in part on the unanimous recommendation of the Special Committee described above, by unanimous vote:
•	determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act;
•	determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions were fair to, and in the best interests of, the Company;
•	approved the Merger Agreement, the Statutory Merger Agreement, the Voting and Support Agreement and the Transactions; and
•	recommended approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the shareholders of the Company, including the public shareholders.
For more information on the factors considered by the Company Board in reaching its decision described above, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement.
Position of the EPS Filing Persons as to the Fairness of the Merger (see page 44)
Each of the Parent, Guarantor, Merger Sub, Mr. Cyril Ducau, Mr. Antoine Bonnier and Ms. Joanna Zhou (collectively the “EPS Filing Persons”) believes that the Merger is both procedurally and substantively fair to the public shareholders. Their belief is based upon the factors discussed under “Special Factors—Position of the EPS Filing Persons as to the Fairness of the Merger” beginning on page 44 of this proxy statement.
Each of the EPS Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the EPS Filing Persons as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any Company shareholder as to how to vote on the Merger Proposal.
Opinion of Evercore Group L.L.C. (see page 47)
Pursuant to an engagement letter dated as of November 11, 2024, the Special Committee engaged Evercore to act as its financial advisor in connection with the Merger. As part of this engagement, the Special Committee requested that

Evercore evaluate whether the Merger Consideration to be received by holders of Company Common shares in the Merger was fair, from a financial point of view, to the Company and to such holders (other than EPS, Parent, Merger Sub and their affiliates).
At a meeting of the Special Committee held on September 28, 2025, Evercore rendered to the Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated September 28, 2025, that, as of September 28, 2025, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be received by the holders of Company common shares in the Merger was fair, from a financial point of view, to such holders (other than EPS, Parent, Merger Sub and their affiliates).
The full text of the written opinion of Evercore, dated as of September 28, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of Company common shares should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.
For further information, see the section of this proxy statement entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Special Committee” beginning on page 47 and the full text of the written opinion of Evercore attached as Annex D to this proxy statement.
Financing of the Merger (see page 59)
Parent and/or Guarantor have sufficient funds to pay the aggregate Merger Consideration from their cash or cash equivalents on hand at the time the Merger is completed. Parent and/or Guarantor may also consider additional or alternative sources of financing, including debt financing and bridge facilities. The Merger is not subject to a financing condition. See “Special Factors—Financing of the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 60)
The receipt of cash in exchange for Company common shares by a U.S. Holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement) pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Company common shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received pursuant to the Merger and (b) the U.S. Holder’s adjusted tax basis in such Company common shares. The receipt of cash by a Non-U.S. Holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement) in exchange for Company common shares pursuant to the Merger will generally not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections to the United States.
Company shareholders should consult their tax advisors about the tax consequences to them of the Merger in light of their particular circumstances, including U.S. federal income, estate, gift and other non-income tax consequences, and including the applicability and effect of any state, local, non-U.S. and other tax laws or any applicable income tax treaties. For more information on the material U.S. federal income tax consequences of the Merger, see the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement.
Material United Kingdom Tax Consequences of the Merger (see page 60)
The receipt of cash in exchange for Company common shares by a UK Holder (as defined in the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement) pursuant to the Merger will generally be treated as a disposal for the purposes of United Kingdom capital gains tax or corporation tax on chargeable gains (as applicable). A disposal of Company common shares by a UK Holder may, depending on the UK Holder’s circumstances and subject to any available allowances, exemptions and reliefs, give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom taxation on chargeable gains. Non-UK Holders (as defined in the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement) will not generally be liable to United Kingdom capital gains tax or corporation tax on capital or chargeable gains (as applicable) realized on the disposal of their Company common shares pursuant to the Merger, unless such Non-UK Holders have certain connections to the United Kingdom.
Company shareholders should consult their tax advisors about the tax consequences to them of the Merger in light of their particular circumstances, including United Kingdom income, inheritance and non-income tax consequences, and including the applicability and effect of any non-United Kingdom and other tax laws or any applicable tax treaties. For more information on the material United Kingdom tax consequences of the Merger, see the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement.
Third-Party Consents (see page 79)
Subject to the terms and conditions of the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to obtain certain specified third-party consents relating to certain of the Company’s existing indebtedness in connection with the consummation of the Transactions, and Guarantor and Parent have agreed to use their commercially reasonable efforts to cooperate with the Company, in each case with respect to (a) obtaining such specified third-party consents or (b) taking such action to obviate the need for such specified third-party consents, including the replacement or refinancing of any indebtedness in a manner permitted by the Merger Agreement. For more information on the third-party consents, see the section entitled “Special Factors—Third-Party Consents” beginning on page 60 of this proxy statement.
Guarantee (see page 79)
Guarantor has agreed to take any and all actions necessary to cause Parent and Merger Sub to perform all of their respective obligations under the Merger Agreement in accordance with the terms of the Merger Agreement and has absolutely, irrevocably and unconditionally guaranteed to the Company the punctual and full performance and payment by Parent and Merger Sub of each of the covenants, obligations and undertakings (including the obligation to pay the Merger Consideration, any obligation of Parent or Merger Sub to pay monetary damages in connection with the Merger Agreement and the Transactions and indemnification obligations pursuant to the Merger Agreement) required to be performed by Parent or Merger Sub (the “Guaranteed Obligations”), as and when the Guaranteed Obligations are required to be performed under the Merger Agreement, subject to all terms, conditions and limitations contained in the Merger Agreement. For more information on the guarantee, see the section entitled “The Merger Agreement—Guarantee” beginning on page 79 of this proxy statement.
Expected Timing of the Transactions (see page 81)
We expect to complete the Transactions during the fourth quarter of 2025 or the first quarter of 2026. The Merger is subject to various conditions set forth in the Merger Agreement, however, and it is possible that factors outside the control of the Company or Parent could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the special general meeting and the completion of the Merger. We expect to complete the Transactions promptly following the satisfaction or, to the extent permitted, waiver of each of the conditions to the consummation of the Merger. For more information on the conditions to completion of the Merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 81 of this proxy statement.
Conditions to Completion of the Merger (see page 81)
As more fully described in this proxy statement and in the Merger Agreement, each party’s obligation to consummate the Merger depends on a number of conditions being satisfied, including:
•
the Company having obtained the affirmative vote (in person or by proxy) in favor of the approval of the Merger Agreement, the Merger and the Statutory Merger Agreement by the holders of a simple majority of the votes cast at the special general meeting;

•
there not being in effect any injunction, order, judgment, ruling, decree or writ of any Governmental Authority enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

•
subject to certain qualifications, the other party having performed in all material respects all of its obligations under the Merger Agreement contemplated to be performed by it at or prior to the Effective Time; and

•
subject to certain qualifications, the accuracy of representations and warranties made by the other party in the Merger Agreement (subject to certain materiality standards applicable to certain representations and warranties).

For more information on the conditions to completion of the Merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 81 of this proxy statement.
Restrictions on Solicitation of Takeover Proposals (see page 76)
The Merger Agreement places certain restrictions and limitations on our ability, until the Effective Time or the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Takeover Proposals (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals” beginning on page 76 of this proxy statement).
Changes in Company Board or Special Committee Recommendation (see page 77)
If the Company receives a Takeover Proposal prior to the receipt of the required Company shareholder approvals that did not result from any breach of the non-solicitation obligations referred to above, and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with its financial advisor and outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Changes in Company Board or Special Committee Recommendation” beginning on page 77 of this proxy statement), then the Company may, subject to certain conditions, participate in discussions or negotiations with the person or group making such Takeover Proposal.
The Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may make an “adverse recommendation change” (as defined in the section entitled “The Merger Agreement—Changes in Company Board or Special Committee Recommendation” beginning on page 77 of this proxy statement) under certain circumstances described in the Merger Agreement.
Termination of the Merger Agreement (see page 82)
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the required approvals of the Company shareholders (except as otherwise expressly noted below), under any of the following circumstances:
•	by the mutual written consent of the Company and Parent;
•	by either of the Company or Parent:
○	if the Merger is not consummated on or prior to March 1, 2026; or
○
if any injunction, order, judgment, ruling, decree or writ of any Governmental Authority enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger is in effect and has become final and non-appealable;

•	by Parent:
○
subject to applicable requirements, cure periods and materiality standards provided in the Merger Agreement, if the Company has breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement, which would give rise to the failure of a condition to Parent’s obligation to close the Transactions; or

○
prior to obtaining the required approvals of the Company shareholders of the Merger Proposal, if the Special Committee recommends or approves any Takeover Proposal or an adverse recommendation change has occurred;

•	by the Company:
○
subject to applicable requirements, cure periods and materiality standards provided in the Merger Agreement, if Parent or Merger Sub has breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement which would give rise to the failure of a condition to the Company’s obligation to close the Transactions;

○
prior to obtaining the required approvals of the Company shareholders of the Merger Proposal, in connection with entering into an acquisition agreement with respect to a Superior Proposal as described under the section entitled “The Merger Agreement—Changes in Company Board or Special Committee Recommendation” beginning on page 77 of this proxy statement if the Company prior to or concurrently with such termination pays the Company Termination Fee as described under “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement (a “Superior Proposal Termination”);

○
if all conditions to Guarantor’s, Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied or waived, the Company has confirmed that the conditions to its obligation to close the Transactions have been satisfied and the Merger is required to be consummated but Parent or Merger Sub fails to consummate the Merger; or

○
if the meeting of the Company shareholders (including any adjournments or postponements thereof) at which the vote was taken has concluded and the required approvals of the Company shareholders of the Merger Proposal were not obtained.

Termination Fee Payable by the Company (see page 83)
The Company has agreed to pay to Parent a termination fee of $6 million if the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination. For more information on the termination fee, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement.
Effect of Termination (see page 83)
If the Merger Agreement is terminated, the Merger Agreement will become null and void (other than certain specified sections of the Merger Agreement) and there will be no liability on the part of any party to the Merger Agreement or their respective directors, officers and affiliates, except as liability may exist pursuant to those specified sections of the Merger Agreement and that no such termination will relieve any party from liability for any willful breach.
Specific Performance (see page 84)
The Merger Agreement provides that the parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.
The Voting and Support Agreement (see page 85)
Concurrently with the execution and delivery of the Merger Agreement on September 28, 2025, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, Guarantor entered into a Voting and Support Agreement with the Company. Pursuant to the Voting and Support Agreement, Guarantor has agreed that it will, at any meeting of the Company shareholders called to approve the Merger Agreement, the Statutory Merger Agreement or the Merger and the other Transactions, among other things:
•	appear at such meeting or otherwise cause its shares to be counted as present thereat for purposes of establishing a quorum;
•
vote or cause to be voted at any such meeting its shares in favor of (i) approving the Merger Agreement, the Statutory Merger Agreement, the Merger and any other actions contemplated by the Merger Agreement or the Statutory Merger Agreement in respect of which Company shareholder approval is requested or required and for any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other Transactions and (ii) any proposal by the Company to adjourn or postpone any such meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger and the other Transactions;
•
vote or cause to be voted at any such meeting its shares against (i) any Takeover Proposal or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the other Transactions and (ii) any other action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty, covenant or other obligation or agreement of Parent or Merger Sub under the Merger Agreement, (b) result in the conditions of the consummation of the Merger Agreement not being fulfilled or (c) materially impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other Transactions.

The Voting and Support Agreement also includes certain restrictions on the transfer of Company common shares and the acquisition of beneficial or record ownership of additional Company equity securities by Guarantor.
Because Guarantor holds over 50% of the issued and outstanding Company common shares as of the record date of the special general meeting, Guarantor’s compliance with the terms of the Voting and Support Agreement (i.e., its vote in favor of the Merger Proposal) will constitute the vote of Company shareholders required to approve the Merger Proposal, provided that the quorum requirement is met at the special general meeting.
Appraisal Rights
Under Bermuda law, Company shareholders have rights of appraisal pursuant to which those holders who do not vote in favor of the Merger Proposal and who are not satisfied that they have been offered fair value for their shares may apply to the Supreme Court of Bermuda for an appraisal of the fair value of their shares within one month of the giving of the notice of the special general meeting of the Company, provided that they otherwise fully comply with the requirements of seeking appraisal under the Bermuda Companies Act (such a person, a “Dissenting Shareholder”). Any Dissenting Shareholder who is dissenting with respect to Company common shares will not be paid the Merger Consideration for their Company common shares and will instead be entitled, in lieu of the Merger Consideration, to receive the fair value of such shares, as appraised by the Supreme Court of Bermuda under the Bermuda Companies Act, from the Surviving Company by payment within one month after such appraisal by the Supreme Court of Bermuda. If a Dissenting Shareholder fails to exercise, effectively withdraws or otherwise waives any right to appraisal, such Dissenting Shareholder in the case of Company common shares, will have no other rights with respect to such Company common shares, other than the right to receive the Merger Consideration. For a more complete description of the available appraisal rights, see the section entitled “Appraisal Rights of Shareholders” beginning on page 89 of this proxy statement. The full text of Section 106 of the Bermuda Companies Act is attached to this proxy statement as Annex E.
The Special General Meeting of Shareholders (see page 64)
The special general meeting will be held at the Meeting Location at [•] (GMT) on [•], 2025. We intend to mail the notice of the special general meeting, this proxy statement and a proxy card to our shareholders of record on or about [•], 2025.
At the special general meeting, the holders of the Company common shares will be asked to consider and vote on a proposal to (i) approve the Merger Proposal, which is further described in the sections of this proxy statement entitled “Special Factors” and “The Merger Agreement,” beginning on pages 26 and 69, respectively, of this proxy statement and (ii) approve the Adjournment Proposal, which is further described in the section of this proxy statement entitled “The Adjournment Proposal”. If the Company shareholders fail to approve the Merger Proposal, the Merger will not occur. For more information on the required approvals by the Company shareholders, see the section entitled “—Required Vote” beginning on page 65 of this proxy statement.
Only holders of record of Company common shares at the close of business on November 13, 2025, the record date for the special general meeting, will be entitled to notice of, to attend, and to vote at, the special general meeting (or any postponements or adjournments thereof). At the close of business on the record date, 52,868,029 Company common shares were issued and outstanding and held by three holders of record. Holders of record of Company common shares are entitled to one vote for each Company common share they own at the close of business on the record date.

As of November 17, 2025, directors and executive officers of the Company, collectively, were entitled to vote 10,819 Company common shares, representing approximately 0.02% of the total voting power of the issued and outstanding Company common shares. The Company expects that all of the Company’s directors and executive officers that hold Company common shares will vote their shares in favor of the Merger Proposal. For more information on the reasons for the Merger, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement. None of the Company’s directors or executive officers is obligated to vote in favor of the Merger Proposal.
EPS, the beneficial owner of approximately 59.3% of the issued and outstanding Company common shares as of the date of this proxy statement, has entered into a Voting and Support Agreement pursuant to which EPS has agreed to vote all of its Company common shares in favor of the Merger Proposal. For more information on the Voting and Support Agreement, see the section entitled “The Voting and Support Agreement” beginning on page 85 of this proxy statement.
To participate in the special general meeting, holders must provide written notice of their intention to attend in person to the Company Secretary at agm@coolcoltd.com no later than 48 hours prior to the special general meeting. If holders plan to attend the special general meeting in person, they must bring photo identification to be admitted.
An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain in person or telephone voting. At the special general meeting, abstentions will be counted in determining whether a quorum is present but will not be considered votes on any proposal brought before the special general meeting.
If a shareholder is a registered shareholder and you do not sign and return the proxy card or vote over the internet, by telephone or by attendance in person, the respective shares will not be voted at the special general meeting and will not be counted for purposes of determining whether a quorum exists. Proxy cards that are returned without a signature will not be counted as present at the special general meeting and cannot be voted.
Interests of the Company’s Directors and Executive Officers in the Transactions (see page 58)
In considering the recommendation of the Special Committee, comprised solely of independent and disinterested directors, and the Company Board, the public shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the public shareholders generally. These interests include:
○	certain directors and executive officers hold Company common shares;
○
certain directors and executive officers hold outstanding Company Options and Company RSU Awards that will be canceled and converted into the right to receive the Merger Consideration, subject to applicable tax withholding;

○	indemnification rights which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger; and
○
the expected continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company after the closing of the Transactions.

As of November 17, 2025, the directors and executive officers of the Company together held an aggregate of 10,819 Company common shares, with a total aggregate value (based on the Merger Consideration) of approximately $0.1 million and 692,957 in-the-money Company Options and 34,950 unvested Company RSU Awards subject to the treatment as set forth in the section titled “The Merger Agreement—Treatment of the Company Equity-Based Awards”, with a total aggregate value (based on the Merger Consideration) of approximately $1.8 million and $0.4 million, respectively.
The Special Committee and the Company Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of the Company’s Executive Officers and Directors in the Transactions” beginning on page 58 for additional information.

Market Prices of the Company Common Shares (see page 95)
The Merger Consideration of $9.65 per Company common share represents a premium of approximately 24.2% relative to the closing price of the Company common shares on the NYSE on September 23, 2025 (the last trading day prior to the issuance of the Initial Press Release), approximately 24.1% relative to the 30-day volume-weighted average price of the Company common shares as of September 23, 2025, and approximately 37.9% relative to the 90-day volume-weighted average price of the Company common shares as of September 23, 2025. The closing price of Company common shares on the NYSE on November 17, 2025, the most recent practicable date prior to the date of this proxy statement, was $9.81 per share. You are encouraged to obtain current market prices of Company common shares in connection with voting your Company common shares.
Litigation Related to the Merger
Potential plaintiffs may file lawsuits challenging the Transactions. The outcomes of such action and any additional future litigation are uncertain. Such litigation, if not resolved, could prevent or delay completion of the Transactions and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the Closing is that no judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Transactions on the agreed-upon terms, then such injunction may prevent the Transactions from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are completed may adversely affect the Surviving Company’s business, financial condition, results of operations and cash flows.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
The Company, Parent and Merger Sub have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and the Company will be the surviving company in the Merger. In order to complete the Transactions, the holders of a simple majority of the votes cast at a meeting of the Company shareholders at which a quorum is present in accordance with the Company’s bye-laws must vote to approve the Merger Agreement, the Statutory Merger Agreement contemplated by the Merger Agreement and the Transactions. The Company is holding a special general meeting of Company shareholders to obtain the required approvals of Company shareholders. This document is being delivered to you as a proxy statement by which the Company Board is soliciting proxies from you, as a holder of Company common shares, to vote on the approval of the Merger Agreement, the Statutory Merger Agreement and the Merger at the special general meeting or any adjournment or postponement thereof.

Q:	When and where will the special general meeting of shareholders be held?
A:
The special general meeting of shareholders of the Company will be held on [•], 2025, at [•] (GMT) at the Meeting Location. To attend the special general meeting, you must provide written notice of your intention to attend in person to the Company Secretary at agm@coolcoltd.com no later than 48 hours prior to the special general meeting. If you plan to attend the special general meeting in person, you must bring photo identification to be admitted.

If you are a street name shareholder (i.e., you hold your shares through an intermediary, such as a bank or broker), you also must bring a letter from your intermediary confirming your beneficial ownership of your shares and, if you intend to vote the shares, a proxy permitting you to vote them, together with the power of attorney or other authority (if any) under which it is signed, or a notarially-certified copy of that power of attorney, is sent to the Company Secretary, to reach the London Office by not later than 48 hours before the time for holding the meeting. Even if you plan on attending the special general meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the special general meeting.
Q:	What is the proposal that will be voted on at the special general meeting?
A:
You will be asked to consider and vote upon the Merger Proposal to approve the Merger Agreement, the Statutory Merger Agreement and the Merger and the Adjournment Proposal to approve the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.

Q:	How does the Company Board recommend that I vote on the proposals?
A:
The Company Board, acting upon the Special Committee Recommendation, unanimously recommends that you vote “FOR” the Merger Proposal and the Adjournment Proposal. For more information on the reasons for the Merger, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement.

Q:	What will I receive as a Company shareholder when the Merger occurs?
A:
At the Effective Time the Company common shares issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be canceled and converted into the right to receive $9.65 per share, or, in the case of holders of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext, the Norwegian kroner equivalent at the USD/NOK Exchange Rate obtained by the Company’s VPS account operator, in each case without interest, except for any Company common shares that, as of immediately prior to the Effective Time, are held by (i) the Company as Treasury Shares or by any subsidiary of the Company, (ii) Parent, Merger Sub or any of their respective affiliates, or (iii) holders of Company common shares who have properly exercised their appraisal rights with respect to such shares. For more information on the effects of the Merger, see the section entitled “Special Factors—Effects of the Merger on the Company” beginning on page 26 of this proxy statement.
Q:	What will happen to Company equity-based awards if the Merger occurs?
A:
If the Merger is completed, each Company Option will be canceled and converted into the right to receive a cash payment equal to (A) the number of Company common shares subject to such option multiplied by (B) the excess, if any, of the Merger Consideration over the per-share exercise price, without interest and subject to withholding. Any Company Option with a per-share exercise price equal to or greater than the Merger Consideration will be canceled for no consideration. Further, if the Merger is completed, each Company RSU Award outstanding immediately prior to the Effective Time (including any dividend-equivalent Company RSU Awards) will be canceled and converted into the right to receive a cash payment equal to (A) the number of Company common shares subject to such Company RSU Award (including accrued dividend equivalents) multiplied by (B) the Merger Consideration, without interest and subject to withholding. For more information on the effects of the Merger, see the section entitled “Special Factors—Effects of the Merger on the Company” beginning on page 26 of this proxy statement.

Q:	How do the Company’s directors, executive officers and principal securityholders intend to vote?
A:
The Company expects that all of the Company’s directors and executive officers who own Company common shares will vote in favor of the Merger Proposal; however, none of the Company’s directors and executive officers are obligated to vote in favor of the Merger Proposal with respect to any shares that they directly own. EPS, the beneficial owner of approximately 59% of the issued and outstanding Company common shares as of the date of this proxy statement, has entered into a Voting and Support Agreement pursuant to which EPS has agreed to vote all of its Company common shares in favor of the Merger Proposal. For more information on the Voting and Support Agreement, see the section entitled “The Voting and Support Agreement” beginning on page 85 of this proxy statement.

Q:	How does the Merger Consideration compare to the market price of Company common shares?
A:
The $9.65 per share acquisition price represents a premium of approximately 24.2% relative to the closing price of the Company common shares on the NYSE on September 23, 2025 (the last trading day prior to the issuance of the Initial Press Release); approximately 24.1% relative to the 30-day volume-weighted average price of the Company common shares as of September 23, 2025; and approximately 37.9% relative to the 90-day volume-weighted average price of the Company common shares as of September 23, 2025. You are encouraged to obtain current market prices of Company common shares in connection with voting your Company common shares.

Q:	Who is entitled to attend and vote at the special general meeting?
A:
Holders of record of the Company common shares at the close of business on November 13, 2025, are entitled to notice of, to attend and to vote at the special general meeting. As of the record date, there were 52,868,029 Company common shares, 21,513,639 of which are held by the public shareholders, issued and outstanding and entitled to vote.

Q:	What constitutes quorum for the special general meeting?
A:
A meeting of shareholders is duly constituted, and a quorum is present for purposes of the Merger Agreement (and is sufficient under the bye-laws of the Company), if there are at least two Persons present in person or represented by proxy throughout such meeting and representing in person or by proxy at least 33 1/3% of the issued shares of the Company that are entitled to vote thereat.

Q:	What votes of Company shareholders are required to approve the Merger Proposal?
A:
In order to complete the Transactions, the holders of a simple majority of the votes cast at a meeting of the Company shareholders at which a quorum is present in accordance with the Company’s bye-laws must vote to approve the Merger Proposal.

Q:	Do any of the Company’s directors and executive officers have any interests in the Merger that may differ from, or be in addition to, my interests as a Company shareholder?
A:
Yes. In considering the unanimous recommendation of the Company Board to vote “FOR” the Merger Proposal, you should be aware that the Company’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, those of Company shareholders more generally. For more information on the interests of the Company’s directors and executive officers, see the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Transactions” beginning on page 58 of this proxy statement.

Q:	How are votes counted?
A:
Votes will be counted by the inspector of election appointed for the special general meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because the approval of the Merger Proposal and the Adjournment Proposal at the special general meeting each requires the affirmative votes of the majority of votes cast at the special general meeting, an abstention will not have the effect of a vote “FOR” or “AGAINST” the Merger Proposal or the Adjournment Proposal, but will reduce the number of shareholders present in person or represented by proxy at the special general meeting and therefore increase the relative influence of those shareholders who are in attendance in person or represented by proxy at the special general meeting.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please ensure your Company common shares are voted at the special general meeting by submitting a proxy in one of the ways described below.

Q:	How do I vote if I am a shareholder of record?
A:	All Company shareholders may vote in person, by attending the special general meeting and casting your vote in person.
Holders of Company common shares listed on the NYSE may vote by:
•	submitting your proxy by using the internet voting instructions printed on each proxy card you receive;
•	submitting your proxy by using the telephone number printed on each proxy card you receive;
•	submitting your proxy by marking, dating, signing and returning the proxy card you receive in the postage-paid envelope; or
•	appearing and voting in person at the special general meeting.
Telephone and internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (GMT) on [•], 2025.
Holders of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext may vote by:
•	submitting your proxy by mail to DNB Bank ASA, Registrars Dept. Postboks 1600 Sentrum, 0021 Oslo, Norway or by email to vote@dnb.no; or
•	appearing and voting in person at the special general meeting.
Holders of Company common shares listed on Euronext must submit their proxy no later than 11:00 a.m. (GMT) on [•], 2025.
If you return your signed proxy card without indicating how you want your Company common shares to be voted with regard to the Merger Proposal, your Company common shares will be voted “FOR” such proposal. Proxy cards that are returned without a signature will not be counted as present at the special general meeting and cannot be voted.
Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?
A:
If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	What does it mean if I receive more than one proxy?
A:
If you hold shares in more than one account, you may receive more than one proxy or voting instruction card. To be sure that all of your shares are represented at the special general meeting, you must submit your proxy or voting instructions with respect to each proxy or voting instruction card you receive.

Q:	May I change my vote after I have delivered my proxy?
A:	Yes. A shareholder who has given a proxy may revoke it at any time before it is exercised at the special general meeting.
Holders of Company common shares listed on the NYSE may revoke their proxy by:
•	attending the special general meeting and voting in person;
•
submitting a further proxy by the internet or telephone (only the last proxy submitted by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. (GMT) on [•], 2025;

•
delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by internet or telephone, but prior to the date of the special general meeting, stating that the proxy is revoked; or

•
signing and delivering a subsequently dated proxy card prior to the vote at the special general meeting. You should send any written notice or new proxy card to c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Holders of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext may revoke their proxy by:
•	attending the special general meeting and voting in person;
•
submitting a further proxy by mail to DNB Bank ASA, Registrars Dept. Postboks 1600 Sentrum, 0021 Oslo, Norway or by email to vote@dnb.no (only the last proxy appointed by each shareholder of record will be counted), provided that the shareholder does so before 11:00 a.m. (GMT) on [•], 2025; or

•	sending a notice by email to vote@dnb.no on a date later than that indicated on the proxy card, but prior to the date of the special general meeting, stating that the proxy is revoked.
If you are a registered holder of Company common shares registered in Euronext Securities Oslo (VPS) and listed on Euronext, you may request a new proxy card by sending an email to vote@dnb.no.
Q:	What happens if I sell my Company common shares before the special general meeting?
A:
The record date for Company shareholders entitled to vote at the special general meeting is earlier than the date of the special general meeting and the expected closing date of the Merger. If you transfer your Company common shares after the record date but before the special general meeting, you will, unless special arrangements are made, retain your right to vote at the special general meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special general meeting or prior to the Effective Time, you will not be eligible to exercise your appraisal rights in respect of such shares or receive the Merger Consideration. For more information on your appraisal rights and the requirements for perfecting your appraisal rights, see the section entitled “Appraisal Rights of Shareholders” beginning on page 89 of this proxy statement.

Q:	If I hold Company common shares, will I still be paid dividends prior to the Merger?
A:
The declaration and payment of any dividend with respect to the Company common shares is subject to the discretion of the Company Board and the requirements of Bermuda law. The Company Board will determine the timing and amount of all dividend payments based on various factors, including our earnings, financial condition, cash requirements and availability, restrictions in the Company’s credit facilities and the provisions of Bermuda law.

Q:	Am I entitled to appraisal rights in connection with the Merger?
A:
Company shareholders are entitled to appraisal rights under Section 106 of the Bermuda Companies Act so long as they follow the procedures precisely and satisfy the conditions set forth in Section 106 of the Bermuda Companies Act. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of Shareholders” beginning on page 89 of this proxy statement. Failure to strictly comply with Section 106 of the Bermuda Companies Act may result in your waiver of, or inability to exercise, appraisal rights.

Q:	What are the U.S. federal income tax consequences of the Merger to me?
A:
The receipt of cash in exchange for Company common shares by a U.S. Holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement) pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Company common shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received pursuant to the Merger and (b) the U.S. Holder’s adjusted tax basis in such Company common shares. The receipt of cash by a Non-U.S. Holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement) in exchange for Company common shares pursuant to the Merger will generally not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections to the United States. Company shareholders should consult their tax advisors about the tax consequences to them of the Merger in light of their particular circumstances, including U.S. federal income, estate, gift and other non-income tax consequences, and including the applicability and effect of any state, local, non-U.S. and other tax laws or any applicable income tax treaties. For more information on the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement.

Q:	What are the United Kingdom tax consequences of the Merger to me?
A:
The receipt of cash in exchange for Company common shares by a UK Holder (as defined in the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement) pursuant to the Merger will generally be treated as a disposal for the purposes of United Kingdom capital gains tax or corporation tax on chargeable gains (as applicable). A disposal of Company common shares by a UK Holder may, depending on the UK Holder’s circumstances and subject to any available allowances, exemptions and reliefs, give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom taxation on chargeable gains. Non-UK Holders (as defined in the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement) will not generally be liable to United Kingdom capital gains tax or corporation tax on capital or chargeable gains (as applicable) realized on the disposal of their Company common shares pursuant to the Merger, unless such Non-UK Holders have certain connections to the United Kingdom. Company shareholders should consult their tax advisors about the tax consequences to them of the Merger in light of their particular circumstances, including United Kingdom income, inheritance and non-income tax consequences, and including the applicability and effect of any non-United Kingdom and other tax laws or any applicable tax treaties. For more information on the material United Kingdom tax consequences of the Merger, see the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement.

Q:	Who can answer further questions?
A:
For additional questions about the Merger, or for assistance in submitting proxies or voting Company common shares, or for additional copies of the attached proxy statement or the enclosed proxy card, please contact the Company’s investor relations team by sending an email to ir@coolcoltd.com. If your brokerage firm, bank, trust or other nominee holds your shares in “street name”, you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
Information provided in this proxy statement contains forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding the Transactions, including the expected timing of the closing of the Transactions; other statements about the Transactions including any projections, our plans relating to and the expected impact of the Transactions and other non-historical statements. Any forward-looking statements contained herein are based on our historical performance and our current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this proxy statement. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future, except as required by law. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, (i) the Transactions may not be consummated within the expected timeframe in accordance with expected terms and plans, or at all; (ii) litigation relating to the Transactions could be instituted against the Company, or other parties including their respective directors, managers or officers, and the outcome of any litigation cannot be predicted; (iii) disruptions from the Transactions may harm the Company’s business, including current plans and operations; (iv) the Transactions may result in the diversion of management’s time and attention to issues relating to the Transactions; (v) the Transactions may impact the Company’s ability to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships may result from the announcement or completion of the Transactions; (vii) the announcement of the Transactions may impact availability of capital; (viii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transactions could affect the Company’s financial performance; (ix) restrictions under the agreements governing the Transactions may impact the Company’s ability to pursue certain business opportunities or strategic transactions during the pendency of the Transactions; (x) there will be costs in connection with the Transactions; (xi) an event, change or other circumstance could give rise to the termination of the definitive agreement governing the Transactions; (xii) competing offers or acquisition proposals may be made in response to the announcement of the Transactions; (xiii) the announcement or pendency of the Transactions may impact the Company common share prices and/or the Company’s operating results and cause uncertainty as to the long-term value of Company common shares; and (xiv) the other risks described under the captions “Item 3. Key Information — D. Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statement” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC, as such factors may be updated from time to time in our other filings with and submissions to the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://www.coolcoltd.com/investors/sec-filings.
As a result, you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this proxy statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

SPECIAL FACTORS
Effects of the Merger on the Company
Pursuant to the terms of the Merger Agreement and the Statutory Merger Agreement, Merger Sub will merge with and into the Company in accordance with Section 104H of the Bermuda Companies Act, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company in the Merger.
At the Effective Time:
•
each of the Company common shares that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be canceled and converted into the right to receive $9.65 per Company common share or, in the case of holders of Company common shares listed on Euronext, the Norwegian kroner equivalent at the USD/NOK Exchange Rate obtained by the Company’s VPS account operator on the exchange of the portion of the Merger Consideration payable by Parent to such holders through Euronext Securities Oslo (VPS), in each case, without interest, except for any Company common shares that, as of immediately prior to the Effective Time, are held by (i) the Company as Treasury Shares or by any subsidiary of the Company, (ii) Parent, Merger Sub or any of their respective affiliates, or (iii) holders of Company common shares who have properly executed their appraisal rights with respect to such shares (in each case, as described below);

•
each Company common share owned by the Company or any subsidiary of the Company as Treasury Shares will automatically be canceled and will cease to exist and be outstanding, and no consideration will be delivered in exchange therefor;

•
each Company common share owned by Parent, Merger Sub, or their respective affiliates will automatically be canceled and will cease to exist and be outstanding, and no consideration will be delivered in exchange therefor;

•
each Dissenting Common Share for which appraisal rights have been properly exercised in accordance with the Bermuda Companies Act will automatically be canceled (but not entitle its holder to receive the Merger Consideration) and be converted into the right to receive the fair value of such Dissenting Common Share as appraised by the Supreme Court of Bermuda under the Bermuda Companies Act; and

•
each common share, par value $1.00 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time will automatically be converted into and become one duly authorized, validly issued, fully paid common share, par value $1.00 per share, of the Surviving Company.

Promptly after consummation of the Merger, the Company common shares will be de-listed from the NYSE and Euronext and deregistered under the Exchange Act.
With respect to Company equity-based awards, upon consummation of the Merger:
•
each Company Option will automatically be canceled and converted into the right to receive a cash payment equal to (A) the number of Company common shares subject to such option multiplied by (B) the excess, if any, of the Merger Consideration over the per-share exercise price, without interest and subject to withholding. Any Company Option with a per-share exercise price equal to or greater than the Merger Consideration will be canceled for no consideration; and

•
each Company RSU Award outstanding immediately prior to the Effective Time (including any Company RSU Award that is vested but not yet settled) will automatically be canceled and converted into the right to receive a cash payment equal to (A) the number of Company common shares subject to such Company RSU Award (including accrued dividend equivalents) multiplied by (B) the Merger Consideration, without interest and subject to withholding.

The memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub as in effect immediately prior to the Effective Time, in each case until changed or amended as provided therein or pursuant to applicable law.
From and after the Effective Time, the parties to the Merger Agreement have agreed that, immediately following the Effective Time, Cyril Ducau, Antoine Bonnier and Joanna Zhou will become the directors of the Surviving Company, and each such director will hold their office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed, in each case in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.
Effects on the Company if the Merger is Not Completed
If the Merger Proposal is not approved pursuant to the required approvals of the Company shareholders or if the Merger is not completed for any other reason, the public shareholders will not receive any payment for their shares in connection with the Merger. Instead, (a) the Company will remain a public company, (b) the Company common shares will continue to be listed and traded on the NYSE and Euronext, so long as the Company continues to meet the applicable listing requirements and determines to maintain such listings, and will continue to be registered under the Exchange Act, and (c) the Company will continue to file and furnish periodic reports with the SEC. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today, and that the Company shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the industry in which the Company operates, market volatility and adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of the Company common shares will decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company common shares would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the Merger Proposal is not approved pursuant to the required approvals of the Company shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted. If the Merger is not consummated for any reason, the Company will be subject to a number of material risks, including the disruption to business resulting from the announcement of the signing of the Merger Agreement, the diversion of management’s attention from the day-to-day business, and restrictions imposed by the Merger Agreement on the operation of the business during the period before the consummation of the Merger, which may make it difficult for the Company to achieve its business goals if the Merger does not occur.
In addition, the Company has agreed to pay to Parent a termination fee of $6,000,000 if the Merger Agreement is terminated by the Company prior to obtaining the Required Shareholder Approval and the Company enters into a definitive agreement with respect to a Superior Proposal, subject to compliance with the terms and procedures set forth in the Merger Agreement. For more information on the termination fee, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement.
Certain Effects of the Merger for the EPS Filing Persons
Following the consummation of the Merger, Parent will directly own all of the equity interests of the Company and will be the beneficiary of future earnings, growth and value of the Company, including its net book value and net income, and will control the voting on corporate matters affecting the Company.

The table below sets forth the estimated beneficial ownership of Company common shares and resulting interests in the Company’s net book value and net income of the EPS Filing Persons prior to and immediately after the Merger, based on the Company’s net book value at June 30, 2025 and net income for the six months ended June 30, 2025, as if the Merger were completed on June 30, 2025 with respect to net book value and six months ended June 30, 2025, with respect to net income.

	Beneficial Ownership of the Company Before the Merger(1)			Beneficial Ownership of the Company After the Merger(1)
($ in thousands)	% Ownership	Net Book Value at June 30, 2025(2)	Net Income for the Six Months Ended June 30, 2025(3)	% Ownership	Net Book Value at June 30, 2025(2)	Net Income for the Six Months Ended June 30, 2025(3)
EPS Filing Persons	59.3%	$462,082,204	$12,411,490	100%	$779,228,000	$20,930,000

(1)	Based on 52,868,029 Company common shares issued and outstanding as of November 17, 2025.
(2)	Based on total equity of $779,228,000 as of June 30, 2025.
(3)	Based on net income of $20,930,000 for the six months ended June 30, 2025.
Additionally, following the Merger, the shares of Company common shares will be de-listed from NYSE and Euronext, will be deregistered under the Exchange Act and will cease to be publicly traded. As such, the Company will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts. The Company will also be relieved of the obligation to separately prepare and furnish information to its shareholders. The EPS Filing Persons will benefit from any public company regulatory compliance cost savings realized by the Company after it becomes a private company.
The primary detriment of the Merger to the EPS Filing Persons is the fact that the EPS Filing Persons will bear all of the risk of any possible decrease in the future earnings, growth or value of the Company following the Merger. Additionally, Parent’s ownership of the equity interests of the Company will be illiquid, with no public trading market for such securities.
Benefits of the Merger for the Unaffiliated Shareholders
The primary benefit of the Merger to the Unaffiliated Shareholders is their right to receive the Merger Consideration for each Company common share held by such Company shareholders as described above, which represents a premium of approximately 24.2% relative to the closing price of the Company common shares on the NYSE on September 23, 2025 (the last trading day prior to the issuance of the Initial Press Release); approximately 24.1% relative to the 30-day volume-weighted average price of the Company common shares as of September 23, 2025; and approximately 37.9% relative to the 90-day volume-weighted average price of the Company common shares as of September 23, 2025.
Additionally, the Unaffiliated Shareholders will avoid the risk after the Merger of any possible decrease in the Company’s future earnings, growth or value.
Detriments of the Merger to the Unaffiliated Shareholders
The primary detriment of the Merger to the Unaffiliated Shareholders is the lack of an interest of such shareholders in the potential future earnings, growth or value realized by the Company after the Merger, including as a result of any possible sale of the Company or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Company common shares pursuant to the Merger will be a taxable transaction for U.S. federal and U.K. income tax purposes (as described under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and “Material United Kingdom Tax Consequences of the Merger”).
Plans for the Company after the Merger
The EPS Filing Persons currently anticipate that the Company’s operations will, immediately after the Effective Time of the Merger, be conducted substantially as they are currently being conducted, except that the Company common shares will cease to be publicly traded.
Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the

Company’s corporate structure or business, such as a merger, reorganization, liquidation, relocation of any material operations, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries. However, the EPS Filing Persons will continue to evaluate the Company’s entire business and operations from time to time. At this time, however, no actual agreement or understanding as to the particulars of any abovementioned plans has been determined or agreed upon. The EPS Filing Persons anticipate that the Company’s existing indebtedness facilities will continue following the Closing.
Subsequent to the completion of the Merger, the anticipated deregistration of the Company common shares under the Exchange Act and de-listing of the Company common shares from the NYSE and Euronext, the Company may experience positive effects on profitability as a result of cost savings and increased access to growth capital.
From and after the Effective Time:
•
the memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub as in effect immediately prior to the Effective Time, in each case until changed or amended as provided therein or pursuant to applicable law;

•
the directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, in each case in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company; and

•
the officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Special Committee, the Company Board, Company management, the Company’s and the Special Committee’s advisors and representatives, or other parties, including EPS.
Since the initial listing of the Company common shares on Euronext in February 2022 (and later on the NYSE in March 2023), the Company Board and members of the Company’s management, with the assistance of its advisors, have regularly reviewed the Company’s business and operations, competitive position, performance and prospects; the competitive landscape in which the Company operates; industry and stock market dynamics and the Company’s long-term goals and strategic direction. These reviews have included, among other matters, potential opportunities for, and discussions with other companies from time to time regarding, acquisitions, business combinations and other strategic alternatives for the Company, including the continued execution of the Company’s strategy as a standalone public company.
EPS, the Company’s majority shareholder, has also regularly reviewed, both independently and with the Company Board and members of the Company’s management, the Company’s business and operations, competitive position, performance and prospects; the competitive landscape in which the Company operates; industry and stock market dynamics and the Company’s long-term goals and strategic direction. These reviews have included, among other matters, potential opportunities for, and discussions with other companies from time to time regarding, acquisitions, business combinations and other strategic alternatives for the Company, including the acquisition by EPS or its affiliates of the remaining Company common shares held by the public shareholders.
Prior to October 2024, the Company and EPS engaged in multiple preliminary discussions with two potential strategic targets regarding potential business combination transactions between the Company and the respective strategic targets, which did not ultimately lead to any binding agreements or arrangements.
On or around October 11, 2024, representatives of a potential strategic acquiror (“Party A”) approached the Company’s management and EPS regarding a potential acquisition of the remaining Company common shares held by the public shareholders and suggested that EPS would participate in the transaction. The Company provided, via EPS, a mutual confidentiality and non-disclosure agreement to Party A on the same day.
On November 1, 2024, the Company Board met, with members of the Company’s management in attendance. During the meeting, the Company Board discussed the communications to date between Party A and EPS. Following such discussion, the Company Board determined to form a special committee comprised of independent and disinterested directors (the “Special Committee”) in anticipation of receipt of an acquisition proposal to the Company. The Company Board expected that the acquisition proposal would provide for Party A and EPS to acquire all outstanding Company common shares held by the public shareholders. Mr. Neil Glass, Mr. Peter Anker and Mr. Sami Iskander, none of which were affiliated with EPS or members of the Company’s management, were appointed to the Special Committee and the Special Committee was empowered to (a) consider, review, evaluate and negotiate any potential proposal by Party A and EPS and review any other potential proposals or other strategic alternatives available to the Company, including, but not limited to, a potential sale or merger of, or other extraordinary transaction involving, the Company and (b) provide a recommendation to the Company Board as to whether or not the Company should enter into any such potential transaction (collectively, clauses (a) and (b), the “Special Committee Purpose”). The Company Board further resolved that the consummation of any potential transaction related to the Special Committee Purpose would be irrevocably conditioned on the approval of the Special Committee and that the Special Committee may take any action and exercise any power or authority it believed necessary, advisable or appropriate in connection with, or in furtherance of, the Special Committee Purpose, including (i) managing and administering any strategic review process, (ii) determining the appropriate strategy and personnel for engaging in discussions related thereto with respect to any potential transaction, (iii) retaining and supervising any independent legal, financial, tax, consulting or other advisors to assist it, and (iv) approving (subject to the Company Board’s approval authority) or rejecting any potential transaction.
Later that day, the Special Committee (a) engaged Latham & Watkins LLP (“Latham”) as its legal counsel to assist the Special Committee with respect to the potential transaction and other strategic alternatives and (b) determined that it would contact Evercore Group L.L.C. about potentially engaging Evercore as financial advisor to the Special Committee due to Evercore’s reputation as an internationally recognized investment banking firm and its substantial experience in transactions similar to the transactions contemplated by the Special Committee Purpose.
On November 7, 2024, Evercore provided to the Special Committee customary disclosures regarding their material investment banking relationships with the Company, Party A and EPS during the (approximately) preceding three-year period. Based on review of these disclosures (and the updated version provided in September 2025), the Special Committee concluded that none of the matters set forth in the disclosure would impede Evercore’s ability to serve as the Special Committee’s financial advisor in connection with the Special Committee Purpose.
On November 11, 2024, the Special Committee entered into an engagement letter with Evercore. On the same day, the Company entered in a mutual confidentiality and non-disclosure agreement with Party A in connection with the potential transaction, which contained a mutual standstill provision which terminated upon the signing of the Merger Agreement.
On or about November 13, 2024, EPS and Party A determined to jointly engage Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) as their legal counsel with respect to the potential transaction.
On November 15, 2024, the Company Board approved the terms of reference for the Special Committee which formally empowered the Special Committee with respect to the Special Committee Purpose.
On November 18, 2024, the Company entered into a mutual confidentiality and non-disclosure agreement with EPS in connection with the potential transaction.
On November 22, 2024, the Special Committee shared certain requested information with Party A. From that date until February 2025, the Special Committee held periodic meetings, with representatives of Evercore, Latham and the Company’s management in attendance. At these meetings, the Special Committee discussed the ongoing communication between the Special Committee, Party A, EPS and their respective advisors regarding the potential transaction, which did not ultimately lead to a proposal or any binding agreements (other than the non-disclosure agreement referred to above) or arrangements with Party A or EPS.
In March 2025, Party A informed EPS that they would not pursue the acquisition further given the uncertainties in the LNG carrier market; this update was provided to the Special Committee and the Company on the same day.
On August 12, 2025, EPS delivered a non-binding proposal to the Company Board to acquire all outstanding Company common shares not beneficially owned by EPS for $8.35 per share in cash, representing an 18% premium to the prior day closing price of the Company common shares on the NYSE (the “Initial Proposal”), subject to several assumptions and further due diligence. The Initial Proposal price also represented 18%, 24%, and 36% premium to the volume-weighted price of the common shares over the last 30, 60 and 90 days through

August 11, 2025, the day prior to the Initial Proposal. The Initial Proposal specified, among other things, that (a) EPS would finance the acquisition through cash on hand, (b) EPS expected a special committee would be fully empowered to review and accept or reject any EPS proposals and recommend approval to the Company Board, (c) the acquisition would only be subject to the approval of shareholders holding a majority of all Company common shares and would not be subject to a “majority of the minority” shareholder approval condition, (d) EPS did not anticipate any regulatory approvals would be required to close the acquisition and (e) EPS was only interested in acquiring the outstanding Company common shares, and would not sell its Company common shares to a third party. On August 12, 2025, the closing price of the Company common shares on the NYSE was $7.27 per share.
On August 14, 2025, the Special Committee met, with representatives of Evercore and Latham in attendance. During the meeting, the Special Committee and its advisors reviewed the Initial Proposal and discussed potential responses to EPS. A representative of Latham also provided an overview of the Company Board’s fiduciary duties and certain other considerations relevant to the Special Committee’s evaluation of the Initial Proposal. Following such discussion, the Special Committee authorized Mr. Iskander to, and later that day Mr. Iskander did, on behalf of the Special Committee, inform EPS that the Special Committee had been reconvened and was evaluating the Initial Proposal.
At the direction of the Special Committee, Evercore arranged a meeting to be held on August 28, 2025, between representatives of the Special Committee, Evercore and EPS to discuss the Initial Proposal.
On August 25, 2025, the Special Committee met with representatives of Evercore and Latham in attendance. During the meeting, the Special Committee and its advisors discussed the financial terms of the Initial Proposal and the financial projections of the Company prepared by the Company’s management. Following this discussion, the Special Committee requested that Mr. Anker pursue an appraisal of the Company’s vessels from a third party appraisal firm and instructed Evercore to request that the Company’s management prepare additional financial projections of the Company which accounted for certain sensitivities, as described further in the section entitled “Special Factors—Certain Unaudited Financial Projections”. The Special Committee and its advisors also discussed the meeting, scheduled for August 28, 2025, between representatives of the Special Committee, Evercore and EPS.
Later that day, Latham sent Skadden a confidentiality and non-disclosure agreement, which EPS subsequently executed on August 29, 2025.
In late August 2025, Mr. Anker contacted a representative of a consulting firm in the liquefied natural gas shipping market, Clarkson Valuations Limited (“Clarksons”), to provide an estimate of the charter-free value of the Company’s vessels.
On August 28, 2025, representatives of the Special Committee, Evercore and EPS met to discuss the Initial Proposal. During the meeting, EPS provided an overview of its valuation analysis of the Company and its underlying assumptions and rationale for the offer price per Company common share included in the Initial Proposal, including comparisons to the historical trading price of the Company common shares, analyst target prices, equity value and EBITDA multiples and discounted cash flow values. At Evercore’s request, EPS agreed to introduce a consultant in the liquefied natural gas shipping industry, Poten & Partners (UK) Ltd. (“Poten”), to the Special Committee to discuss the status of the liquefied natural gas shipping market, commercial activity and supply and demand in the market.
On August 29, 2025, the Special Committee met, with representatives of Evercore and Latham in attendance. During the meeting, the Special Committee discussed the recent meeting with EPS and potential next steps in negotiations with EPS. Following this discussion, the Special Committee determined to reconvene once the updated financial projections of the Company had been prepared by the Company’s management and the Special Committee and Evercore had adequate time to review those materials.
In early September 2025, Clarksons delivered a draft valuation report to the Special Committee setting forth Clarksons’ estimate of the charter-free value of the Company’s vessels as of September 1, 2025 (the “Clarksons Report”), which was subsequently provided to Evercore. The Clarksons Report was subsequently executed on November 4, 2025.
On September 5, 2025, representatives of the Special Committee, Evercore and the Company’s management discussed the status of the liquefied natural gas shipping market, commercial activity as well as current and projected supply and demand in the market with representatives of Poten.

At the direction of the Special Committee, Evercore arranged a meeting to be held on September 11, 2025 in London between representatives of the Special Committee, Evercore and EPS to further discuss the Initial Proposal.
On September 10, 2025, the Special Committee met, with representatives of Evercore and Latham in attendance. During the meeting, representatives of Evercore reviewed its preliminary financial analysis of the Company with the Special Committee. A representative of Latham also provided an overview of the Special Committee’s fiduciary duties and certain other considerations relevant to the Company Board’s evaluation of the Initial Proposal. The Special Committee and its advisors then discussed the financial projections of the Company prepared by the Company’s management and reviewed the financial terms of the Initial Proposal. Following such discussion, the Special Committee approved the Company Case Projections and the Special Committee Case Projections for Evercore’s use and reliance in connection with its financial analyses and opinion described in the section entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Special Committee”. The Special Committee also determined that the price per share contained in the Initial Proposal was not sufficient to transact on and authorized Mr. Iskander, on behalf of the Special Committee, to propose a counteroffer price per Company common share of $11.75 (the “Initial Counteroffer”) at the meeting scheduled for the next day with EPS. The Special Committee further instructed Evercore to share materials with EPS presenting the Special Committee’s view of the Company’s valuation and its response to the Initial Proposal, including the Initial Counteroffer. A copy of these materials is attached as an exhibit to the Schedule 13E-3 related to the Merger.
On September 11, 2025, representatives of the Special Committee, Evercore and EPS met in London to further discuss the Initial Proposal. During the meeting, the Special Committee delivered the Initial Counteroffer, and the parties discussed the financial terms of the Initial Proposal and Initial Counteroffer.
Following this discussion, at the request of EPS, the parties arranged for another discussion to be held on September 16, 2025, between representatives of the Special Committee, Evercore and EPS regarding the potential transaction.
On September 16, 2025, EPS delivered a revised non-binding proposal to the Special Committee to acquire all outstanding Company common shares not beneficially owned by EPS for $9.10 per share in cash (the “Revised Proposal”), subject to several assumptions and further due diligence. The Revised Proposal price represented 28% premium over the reference price in EPS’s Initial Proposal, as well as 29%, 35%, and 48% premium to the volume-weighted price of the common shares over the last 30, 60 and 90 days through August 11, 2025, the day prior to the Initial Proposal. EPS also provided the Special Committee with an initial draft of the Merger Agreement reflecting the terms of the Revised Proposal and a due diligence request list.
Later that day, representatives of the Special Committee, Evercore and EPS discussed the Revised Proposal. During the meeting, the parties discussed the financial terms of the Revised Proposal and potential next steps, and EPS noted that it had included some, but not all, of the Special Committee’s positions outlined during the meeting on September 11, 2025 in its Revised Proposal. The Special Committee, Evercore and EPS also discussed the information included in the summary report prepared by Poten.
Following that meeting, the Special Committee met, with representatives of Evercore in attendance, and discussed the meeting with EPS and the valuation materials EPS provided to the Special Committee and Evercore in connection with the meeting. Following this discussion, having considered EPS’s assumptions used to reach the valuation in the Revised Proposal, the Special Committee instructed Evercore to revise certain assumptions in the materials initially presented to EPS to support the Special Committee’s response to the Revised Proposal.
On September 17, 2025, the Special Committee met, with representatives of Evercore and Latham in attendance. During the meeting, representatives of Evercore reviewed its preliminary financial analysis of the Company and the financial terms of the Revised Proposal. The Special Committee and its advisors then discussed the Special Committee’s valuation of the Company and potential responses to the Revised Proposal. Following such discussion, the Special Committee determined that the price per share contained in the Revised Proposal was not sufficient to transact on and authorized (a) a counteroffer price per Company common share of $10.50 (the “Revised Counteroffer”) to be proposed at the meeting scheduled for September 19, 2025, with EPS and (b) the Company to provide certain limited due diligence materials to EPS and its advisors. The Special Committee further instructed Evercore to provide materials to EPS which included the Special Committee’s view on the Company’s valuation and its response to the Revised Proposal, including the Revised Counteroffer. A copy of these materials is attached as an exhibit to the Schedule 13E-3 related to the Merger.

On September 19, 2025, representatives of the Special Committee, Evercore and EPS discussed the Revised Proposal. During the meeting, the Special Committee delivered the Revised Counteroffer, and the parties discussed the financial terms of the Revised Proposal and the Revised Counteroffer and potential next steps, including progressing the draft Merger Agreement and the other legal workstreams.
On September 22, 2025, EPS delivered a revised non-binding proposal to the Special Committee to acquire all outstanding Company common shares not beneficially owned by EPS for $9.65 per share in cash (the “Final Proposal”), subject to several assumptions, and stated that the Final Proposal represented EPS’s best and final offer for a potential transaction with the Company. The Final Proposal price represented a 36% premium over the reference price in EPS’s Initial Proposal, as well as a 36%, 43%, and 57% premium to the volume-weighted price of the common shares over the last 30, 60 and 90 days through August 11, 2025, the day prior to the Initial Proposal.
That afternoon, the Special Committee met, with representatives of Evercore and Latham in attendance. During the meeting, representatives of Evercore reviewed its preliminary financial analysis of the Company and the financial terms of the Final Proposal. The Special Committee and its advisors then discussed the Special Committee’s valuation of the Company and potential responses to the Final Proposal. Following such discussion and deliberation, the Special Committee determined that the price per share contained in the Final Proposal was sufficient to advance the transaction and instructed the representatives of Latham to progress the legal workstreams, including the negotiation of the required definitive documentation. The Special Committee further determined to notify EPS that the Special Committee had determined to accept the Final Proposal, subject to negotiation of definitive documentation, and that it was instructing its advisors to proceed accordingly and provide additional due diligence materials.
Later that day, Mr. Iskander, on behalf of and at the direction of the Special Committee, met with representatives of EPS and notified EPS that the Special Committee was prepared to advance the transaction. Following that meeting, Mr. Iskander informed the other two members of the Special Committee and representatives of Evercore and Latham that he had communicated the Special Committee’s determination to EPS and that EPS had confirmed that (a) its due diligence was nearly complete and (b) it would direct its advisors to expeditiously advance the required documentation. Later that evening, the Special Committee, the Company’s management, EPS and their respective advisors discussed issuing a press release announcing that the Company had reached an agreement in principle with EPS regarding a potential acquisition transaction (the “Initial Press Release”).
On September 23, 2025, the Special Committee, the Company’s management, EPS and their respective advisors drafted and revised the Initial Press Release. That afternoon, the Company Board met, with representatives of Latham and the Company’s management in attendance. During the meeting, the Company Board discussed the Initial Press Release, the members of the Special Committee recommended that the Company issue the Initial Press Release and the Company Board approved the Initial Press Release. Latham sent a revised draft of the Merger Agreement to Skadden later that evening.
On September 24, 2025, the Company issued the Initial Press Release.
Between September 24, 2025, and September 28, 2025, the Special Committee, EPS and their respective representatives and advisors negotiated the definitive transaction documents and held discussions to address outstanding issues.
On the morning of September 28, 2025, the Special Committee met, with representatives of Evercore and Latham and a member of the Company’s management in attendance. During the meeting, a representative of Latham provided an overview of (a) the Special Committee’s fiduciary duties and certain other considerations relevant to the Company Board’s evaluation of the potential transaction and (b) certain outstanding matters in the draft definitive documents. Representatives of Evercore then reviewed their financial analysis as further described in the section entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Special Committee”. At the request of the Special Committee, Evercore then rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated September 28, 2025, that, as of September 28, 2025, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be received by the holders of the Company common shares in the Merger was fair, from a financial point of view, to such holders (other than EPS, Parent, Merger Sub and their affiliates). A representative of Latham then reviewed the key terms and conditions of the draft agreements related to the Merger. Following a discussion, the Special Committee instructed Latham and the Company’s management to finalize the open points in the definitive documents in accordance with the guidance provided at the meeting, and to update the Special Committee at its next meeting.

Between the conclusion of the meeting and the subsequent Special Committee meeting that afternoon, the Company’s management and Latham (consistent with the instruction of, and the terms approved by, the Special Committee) and EPS and Skadden continued to negotiate the definitive documents related to the Merger.
Several hours later, the Special Committee met, with representatives of Latham in attendance. During the meeting, a representative of Latham informed the Special Committee that the definitive agreements related to the Merger were finalized in all material respects and summarized the proposed resolutions provided to the Special Committee prior to the meeting. Following a discussion of the proposed terms and conditions of the Merger and related definitive documents, the Special Committee unanimously adopted the proposed resolutions, approved the Merger, the Merger Agreement and the Voting and Support Agreement and recommended the same to the Company Board, as described in further detail in the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger.”
Following the Special Committee meeting, the Company Board met, with representatives of Latham and the Company’s management in attendance, to consider the Special Committee’s recommendation, the final terms of the Merger Agreement and the Transactions and the proposed resolutions provided to the Company Board prior to the meeting. Following a discussion of the proposed terms and conditions of the Merger Agreement and related definitive documents, the Company Board unanimously approved the Merger, the Merger Agreement and the Voting and Support Agreement and resolved to recommend their adoption by the public shareholders as described in further detail in the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger.”
Later on September 28, 2025, the Company and Parent executed the Merger Agreement and the Voting and Support Agreement.
On September 29, 2025, prior to the opening of Euronext, the Company and EPS issued a joint press release announcing the execution of the Merger Agreement.
Additional Information Regarding the Clarksons Report
In addition to the reports provided by Evercore, the Special Committee received the Clarksons Report setting forth Clarksons’ estimate of the charter-free value of the Company’s vessels as of September 1, 2025. Clarksons prepared the Clarksons Report by collating shipbrokers’ price estimates and/or ideas and market knowledge and then seeking to validate such price estimates and/or ideas, where possible and appropriate, with details held on Clarksons’ database, information in relevant works of reference in Clarksons’ possession and particulars given to Clarksons for the preparation of the Clarksons Report. The Special Committee did not impose any limitations on the scope of Clarksons’ estimate of the charter-free value of the Company’s vessels, other than assuming a valuation date of September 1, 2025.
The Company, on behalf of the Special Committee, agreed to pay a total fee of $30,000 to Clarksons for the preparation of the Clarksons Report.
The Special Committee engaged Clarksons to prepare the Clarksons Report based on Clarksons’ qualifications, experience and reputation. Clarksons is a leading provider of integrated shipping services and works across all aspects of the shipping industry, including shipbroking, financial services, port services and research. During the past two years, the Company has paid approximately $8,000 in valuation report fees to Clarksons and approximately $24,000 in research subscriptions to Clarksons’ affiliate Clarkson Research Services Limited. Mr. Peter Anker served as Chief Executive Officer of Clarksons Platou AS from 2015 – 2022 and has served as a Senior Advisor, Banking and Brokerage of Clarksons Platou AS since 2022.
The Special Committee did not consider the Clarksons Report to be a factor in making the Special Committee Recommendation, as the Special Committee considered the Company to be a viable going concern and had no intention to sell all of the Company’s vessels, and also due to the limitations on the usefulness of the estimated values contained in the report, as described below. Accordingly, the Special Committee did not rely on the Clarksons Report in making its assessment of the Transactions and its recommendation to the Company Board. As the Clarksons Report was not considered relevant to the assessment or the recommendation of the Special Committee, the Clarksons Report was not shared with the full Company Board, as it was not considered relevant to the Company Board’s assessment of or recommendation in respect of the Transactions.

This is a summary of the material terms of the Clarksons Report and is qualified by reference to the full text of the Clarksons Report. The full text of the Clarksons Report is attached as an exhibit to the Schedule 13E-3 related to the Merger and is incorporated by reference in its entirety into this proxy statement.
Clarksons’ market values were prepared as of September 1, 2025, and are not a guide to the market values of the vessels at any other point in time. The Clarksons Report included a number of limitations on the estimated values included therein, including the following: (i) market values in the shipping industry can be volatile, (ii) the valuation was provided on the basis of prompt charterfree delivery as between a willing buyer and willing seller, (iii) no physical inspection or examination of the vessels’ classification records were performed prior to the valuation and the vessels were assumed to be in good and seaworthy condition, and (iv) there is a relative lack of liquidity in the sale and purchase market for LNG carriers of the size and type in the Company’s fleet, and information on comparable sale and purchase transactions, has, where available, been very limited or not available. The Clarksons Report indicated that, therefore, the figures given are subject to a considerable degree of personal opinion with larger than normal confidence limits applying to the valuations set forth in the report.
Recommendation of the Special Committee and the Company Board; Reasons for the Merger
As described in the section entitled “Special Factors—Background of the Merger” beginning on page 29 of this proxy statement, the Company Board duly formed the Special Committee, comprised of Mr. Iskander, Mr. Glass and Mr. Anker, each of whom was determined by the Company Board to be independent and disinterested for purposes of engaging with Party A and EPS. The Company Board resolved that the consummation of any potential transaction related to the Special Committee Purpose would be irrevocably conditioned on the approval of the Special Committee and empowered the Special Committee to take any action and exercise any power or authority it believed necessary, advisable or appropriate in connection with, or in furtherance of, the Special Committee Purpose, including:
•	managing and administering any strategic review process;
•	determining the appropriate strategy and personnel for engaging in discussions related thereto with respect to any potential transaction;
•	retaining and supervising any independent legal, financial, tax, consulting or other advisors to assist it; and
•	approving (subject to the Company Board’s approval authority) or disapproving any potential transaction.
On September 28, 2025, the Special Committee, acting with the advice and assistance of Evercore, its independent financial advisor, and Latham & Watkins, its independent legal counsel, reviewed and discussed the proposed terms and conditions of the Transactions, including the terms and conditions of the Merger Agreement and, after careful consideration, unanimously:
•	determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act;
•
determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in therein, were fair to, and in the best interests of, the Company and the public shareholders (including the Unaffiliated Shareholders);

•	approved the Merger Agreement, the Statutory Merger Agreement, the Voting and Support Agreement and the Transactions; and
•
recommended that the Company Board (a) approve the Merger Agreement, the Statutory Merger Agreement and the Transactions, and (b) recommend approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the public shareholders (including the Unaffiliated Shareholders).

Accordingly, the Special Committee unanimously recommends that you vote FOR the Merger Proposal at the Special General Meeting.
The Special Committee consulted with its independent financial and legal advisors and considered many factors in making the Special Committee Recommendation. The Special Committee considered the following material factors to be generally positive or favorable when reaching its decisions and approvals and formulating the Special Committee Recommendation (which are not listed in any relative order of importance and were neither ranked nor weighted in any manner by the Special Committee):
•
Financial Condition and Prospects. The Special Committee considered certain factors related to the Company’s business, financial condition and results of operations, and the Company’s prospects, including:

○
the Special Committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the strategy and prospects (as well as the risks involved in achieving these prospects) of the Company continuing as a standalone publicly traded entity;

○	the nature and difficulties of the Company’s industry and economic and market conditions, both on a historical and a prospective basis;
○	the Company’s potential near- and long-term performance;
○	the potential risks to the Company of continuing to have publicly traded common shares, including the risks of market volatility;
○	certain compliance costs and obligations imposed on the Company as a result of having publicly traded common shares; and
○	the management forecasts prepared by the Company’s management for, or otherwise made available to, the Special Committee.
•
Premium to Trading Price. The Special Committee considered the current and historical market prices of Company common shares, including the fact that the Merger Consideration of $9.65 in cash constituted a premium of:

○	approximately 24.2% relative to the closing price of the Company common shares on the NYSE on September 23, 2025 (the last trading day prior to the issuance of the Initial Press Release);
○	approximately 24.1% relative to the 30-day volume-weighted average price of the Company common shares as of September 23, 2025; and
○	approximately 37.9% relative to the 90-day volume-weighted average price of the Company common shares as of September 23, 2025.
•	Negotiations with EPS; Highest Price Reasonably Available; Risk of Loss of Opportunity.
○
The Special Committee considered that the Special Committee and its advisors had engaged in arm’s length negotiations with EPS and had deliberated extensively to evaluate the Transactions. As part of these deliberations, the Special Committee considered the fact that it had successfully obtained multiple price increases since the Initial Proposal ($8.35 per Company common share) and that EPS had characterized the Final Proposal ($9.65 per Company common share) as its best and final proposal for a transaction with the Company, which represents an approximately 16% increase to the per share Merger Consideration payable to Company shareholders. The Special Committee believed, based on such negotiations, that a price per Company common share of $9.65 represented the highest price reasonably obtainable by the Special Committee, taking into account the other terms of the Transactions and the business, financial condition and results of operations, and the prospects of the Company. See the section entitled “Special Factors—Background of the Merger” beginning on page 29 of this proxy statement for more information.

○
The Special Committee believed that it was preferable to negotiate on a one-on-one basis with EPS rather than to conduct a private or public “auction” or sale process of the Company, particularly in light of (i) the fact that initial discussions with Party A did not result in any acquisition proposal being made to the Special Committee; (ii) the fact that EPS has indicated in the Initial Proposal that EPS was only interested in acquiring the outstanding Company common shares, and would not sell its Company common shares to a third party, (iii) the Special Committee’s belief that the level of interest from other credible third parties with the ability to consummate a transaction both from a financial and regulatory perspective and at an attractive valuation was not likely to be comparable to the Transactions, taking into account, among other factors, current industry dynamics, the Company’s financial position and the input of the Company’s management and advisors regarding such matters; and (iii) the Special Committee’s belief, with input from the Special Committee’s advisors, that the non-solicitation and termination fee provisions of the Merger Agreement would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with EPS.
○
The Special Committee considered the risk that prolonging the process for evaluating other alternatives available to the Company in an effort to obtain additional proposals from EPS containing a higher price per Company common share or proposals from other potential counterparties at higher prices prior to executing a definitive merger agreement with EPS presented a significant risk of the loss of the opportunity to consummate the Transactions on the terms and conditions negotiated by the Special Committee as of September 28, 2025, and was unlikely to yield a proposal that would be a material improvement to the Transactions.

○
The Special Committee considered the fact that (a) between February 2025 and August 12, 2025 (i.e., following the end of discussions with Party A and prior to the receipt of the Initial Proposal), neither the Company nor the Special Committee had received any indications of interest regarding a strategic or acquisition transaction that the Special Committee had determined offered sufficient value to the Company and the Unaffiliated Shareholders to meaningfully pursue and (b) neither the Company nor the Special Committee had received any indications of interest regarding a strategic or acquisition transaction following the issuance of the Initial Press Release.

•
Certain Value of Merger Consideration. The Special Committee considered the fact that the Merger Consideration consists solely of cash, which provides certainty of value and immediate liquidity to the Unaffiliated Shareholders, while eliminating long-term business and execution risk for the Unaffiliated Shareholders.

•
Certainty of Financing. The Special Committee considered the fact that (a) the Transactions are not subject to any financing contingency, (b) Parent would not require debt financing to consummate the Transactions and (c) EPS would act as a guarantor to Parent’s and Merger Sub’s obligations under the Merger Agreement and guarantee the punctual and full performance and payment by Parent and Merger Sub of each of the covenants, obligations and undertakings, including the obligation to pay the Merger Consideration and any monetary damages, required to be performed by Parent or Merger Sub.

•	Support Agreement; Likelihood of Completion.
○
The Special Committee considered the fact that EPS would enter into the Voting and Support Agreement and agree to vote all of its Company common shares (representing a majority of the outstanding Company common shares as of the date of this proxy statement) in favor of, among other things, approving and adopting the Merger Agreement, the Statutory Merger Agreement, the Merger, and any other actions necessary or reasonably requested for consummation of the Merger and the other Transactions.

○	The Special Committee considered that the consummation of the Transactions are not conditioned upon the receipt of approvals from any antitrust or foreign direct investment regulatory body.
•
Timing of Completion. The Special Committee considered the anticipated timing of the consummation of the Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Special Committee also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption.

•	Retention of Independent Financial Advisor; Fairness Opinion.
○
The Special Committee considered the fact that it had retained Evercore as its independent financial advisor to assist the Special Committee in its evaluation of the Merger and the other transactions and alternatives thereto.

○
The Special Committee further considered the oral opinion of Evercore, subsequently confirmed by delivery of a written opinion dated September 28, 2025, that, as of September 28, 2025, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be received by the holders of the Company common shares in the Merger was fair, from a financial point of view, to such holders (other than EPS, Parent, Merger Sub and their affiliates), as more fully described below in the section entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Special Committee” beginning on page 47 of this proxy statement.

•
Retention of Independent Counsel. The Special Committee considered the fact that it had retained Latham and Conyers Dill & Pearman Limited, each a globally recognized law firm, as its independent legal counsel to assist the Special Committee in its evaluation of the Merger and the other transactions and alternatives thereto.

•
Availability of Appraisal Rights. The Special Committee considered the availability of appraisal rights to Company shareholders who do not vote in favor of the Merger Proposal, which rights provide eligible shareholders with the opportunity to have a Bermuda court appraise the fair value of their shares in accordance with the provisions set forth in the Bermuda Companies Act. For more information, see below under the heading “Appraisal Rights”.

•
Terms of the Merger Agreement. The terms and conditions of the Merger Agreement include the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the transactions contemplated thereby and their ability to terminate the Merger Agreement. The Special Committee considered the following in connection with its evaluation of the Merger Agreement:

○
that the Merger Agreement was negotiated at arms’ length between the Special Committee, on the one hand, and EPS, on the other hand, with the assistance of their respective legal and financial advisors;

○
that the Special Committee believed that the material terms of the Merger Agreement, taken as a whole, were as favorable to the Company as reasonably possible based on the applicable facts and circumstances;

○
that the Merger Agreement includes provisions allowing the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee to withdraw or change their recommendation in favor of the Merger in certain circumstances where the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, as described in further detail in the section entitled “The Merger Agreement—Changes in Company Board or Special Committee Recommendation” beginning on page 77 of this proxy statement;

○
that the Special Committee believed that the $6 million Company Termination Fee payable under the Merger Agreement if the Company terminates the Merger Agreement to enter into an acquisition agreement with respect to a Superior Proposal was reasonable in amount, customary for transactions of this type and size, and not preclusive of alternative proposals;

○
that the Merger Agreement permits the Company, under circumstances specified in the Merger Agreement, to seek an injunction, specific performance and other equitable relief to cause Parent and Merger Sub to consummate the Merger and to prevent other breaches of the Merger Agreement, without proof of damages and without any requirement to post a bond, subject to the terms and limitations of the Merger Agreement;

○
that the Merger Agreement permits the Company, following the termination of the Merger Agreement, to pursue monetary damages against Parent and Merger Sub in the event of Parent’s willful breach of the Merger Agreement prior to such termination; and

○
that the Special Committee believed that the Merger Agreement provides the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger and the termination of the Merger Agreement, as more fully described in the section entitled “The Merger Agreement—Conduct of Business” beginning on page 74 of this proxy statement;

The Special Committee considered the following factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger Agreement, the Merger and the other Transactions to the Unaffiliated Shareholders (which are not listed in any relative order of importance and were neither ranked nor weighted in any manner by the Special Committee). Due to such procedural safeguards, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Shareholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. The Special Committee believes such factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger:
•	the Special Committee was formed at the outset of the Company Board’s consideration of a potential transaction and prior to any consideration of the terms of the Merger Agreement;
•	the Special Committee consists entirely of directors who are independent of, and not affiliated with, EPS or any of its affiliates, and who are not members of the Company’s management;
•	the Special Committee had exclusive authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the Company Board’s approval of the transactions;
•	the Special Committee retained and was advised by its own experienced legal and financial advisors;
•	the Company Board, by duly adopted resolutions, granted the Special Committee the exclusive power and authority to take actions related to the Special Committee Purpose;
•
the Company was not permitted to consummate any potential transaction or any alternative thereto with respect to the Special Committee Purpose without a prior favorable recommendation of such proposed transaction or alternative thereto by the Special Committee;

•
the Special Committee had no obligation to recommend any transaction, including a transaction with Parent, and the Special Committee had the authority to reject any proposals made by Parent or any other person;

•
the Special Committee held eight meetings following its receipt of the Initial Proposal to consider and review the terms of the Merger Agreement and the Transactions, and exchanged information and opinions through other means during the negotiation of the Transactions;

•	the Company Board may not take actions pursuant to the non-solicitation covenants in the Merger Agreement unless it is acting upon the recommendation of the Special Committee; and
•
the Special Committee, and not the Company Board, will negotiate with Parent during the negotiation periods set forth in the Merger Agreement in the event that the Company delivers a notice advising Parent that the Company intends to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal.

The Special Committee also considered certain countervailing factors and risks to the Company and the public shareholders (including the Unaffiliated Shareholders) relating to the Merger Agreement, the Statutory Merger Agreement and the Transactions, including the following (which are not listed in any relative order of importance):
•
Potential Failure to Consummate the Merger. The Special Committee considered that the Merger and the other transactions may not be completed for a variety of reasons, including the failure of one or more closing conditions to be satisfied. If the Merger and other transactions are not completed, the Company may experience negative consequences, including the potential reduction to the trading price of the Company common shares and erosion of employee or counterparty confidence in the Company.

•
Potential Obligation to Pay a Termination Fee. The Special Committee considered the possibility that, under certain circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of $6 million, which could have a material adverse effect on the Company’s financial condition if the Transactions are not completed. For additional information, see “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement;

•
Limitations on the Company’s Remedies and Potential Exclusivity of Monetary Damages. The Special Committee considered that the Merger Agreement contains provisions that may limit the Company’s remedies in the event of breaches by Parent or Merger Sub. In particular, the Company’s primary recourse may be to seek monetary damages (which, depending on the circumstances, may be available only in the case of willful breaches), rather than to compel Parent to consummate the Transactions, and equitable remedies such as specific performance may be unavailable or limited. For additional information, see “The Merger Agreement—Termination of the Merger Agreement; Specific Performance” beginning on pages 82 and 84 (respectively) of this proxy statement;

•
Potential Deterrent Effect of the Voting and Support Agreement on Competing Proposals. The Special Committee considered that, because the Voting and Support Agreement obligates EPS to vote all of its Company common shares (representing a majority of the outstanding Company common shares as of the date of this proxy statement) in favor of the Merger and related matters, third parties could view the Voting and Support Agreement as reducing the likelihood that an alternative transaction could be consummated and therefore could be deterred from making, or continuing to pursue, a competing acquisition proposal.

•
Restrictions on the Company’s Ability to Engage Third Parties. The Special Committee considered the restrictions imposed by the Merger Agreement on the Company’s solicitation of acquisition proposals from third parties, and that prospective bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Special Committee to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative proposals. For additional information, see “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; Changes in Company Board or Special Committee Recommendation” beginning on page 76 and 77 (respectively) of this proxy statement. The Special Committee also considered that, although the Company may, in certain circumstances, negotiate with third parties that present competing acquisition proposals, EPS stated in the Initial Proposal that it was only interested in acquiring the outstanding Company common shares and would not sell its Company common shares to a third party, and that EPS’ stated position may discourage third parties from making, or continuing to pursue, competing acquisition proposals.

•
Effect of the Merger on Unaffiliated Shareholders. The Special Committee considered the fact that the Unaffiliated Shareholders will have no ongoing equity participation in the Company following the Merger, and that the Unaffiliated Shareholders would forego the opportunity to participate in the potential future earnings or growth of the Company, if any, and the possibility that, at some future time, Parent could sell some or all of the surviving company or its securities, businesses or assets to one or more purchasers at a valuation higher than available in the Merger, and that the Unaffiliated Shareholders would not be able to participate in or benefit from such a sale;

•
Higher Historical Trading Prices. The Special Committee considered the fact that the closing trading price of the Company common shares had at times during the 52-week period preceding the date of the Merger Agreement been higher than the Merger Consideration (with the 52-week high during that period being approximately $11.68 per Company common share on October 7, 2024), although the Special Committee noted that such historical prices were by their nature not reflective of the most recently available information with respect to the financial condition and prospects of the Company or current industry or market conditions.

•
Interests of Directors and Executive Officers. The Special Committee considered that some directors and executive officers of the Company, although not the members of the Special Committee, may have potential interests in the Merger that are different from, or in addition to, the interests of the Unaffiliated Shareholders. For more information, see the section entitled “—Interests of the Company’s Directors and Executive Officers in the Transactions” beginning on page 58 of this proxy statement.

•
Diversion of Management. The Special Committee considered the substantial time and effort of management necessary to complete the Transactions could result in diverting time and attention from, and could have a detrimental impact on, the Company’s business.

•
Interim Operating Covenants. The Special Committee considered that the Merger Agreement restricts the conduct of the Company’s business prior to the completion of the Merger, generally requiring the Company to conduct its business only in the ordinary course and subject to specific limitations, which may (but are not likely to) delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger.

•
Expenses; Litigation. The Special Committee considered the risk of litigation arising from the Company shareholders in respect of the Merger Agreement or the Transactions and the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may arise in the future.

•
Taxable Transaction. The Special Committee considered that the Merger will be a taxable transaction to Company shareholders for U.S. federal income tax purposes and United Kingdom tax purposes, and may also be taxable under state and local and other tax laws. For more information, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Merger” and “Material United Kingdom Tax Consequences of the Merger” beginning on pages 102 and 105 (respectively) of this proxy statement.

The Special Committee also considered the fact that the closing of the Merger is not conditioned on the receipt of the affirmative vote of a “majority of the minority” of the Unaffiliated Shareholders. In connection therewith, the Special Committee ultimately concluded that it was in the best interests of the Company and the public shareholders (including the Unaffiliated Shareholders) to enter into the Transactions (on the terms set forth in the Merger Agreement) without such a condition based on the following factors:
•	the fact that the Initial Proposal had specifically stated that the Transactions would not be subject to a “majority of the minority” shareholder approval condition;
•	the fact that EPS had repeatedly reiterated during negotiations that it would not condition the Transactions on such a shareholder approval condition; and
•
the Special Committee’s belief that prolonging the process to insist on such a condition (or not approving the Transactions unless they had such a condition) presented a significant risk of the loss of the opportunity to consummate the Transactions on the terms and conditions negotiated by the Special Committee as of September 28, 2025, and was unlikely to yield a proposal that would be a material improvement to the Transactions.

After taking into account all of the factors set forth above, as well as others, the Special Committee determined (a) that the potentially positive factors outweighed the potentially countervailing factors and (b) to recommend to the Company Board that the Company pursue the Merger at this time for the reasons described above.
The preceding list of factors is not intended to be exhaustive but includes material factors that the Special Committee considered in evaluating the Merger Agreement, the Statutory Merger Agreement and the Transactions. In view of the complexity and wide variety of factors in connection with the Special Committee’s evaluation of the Merger Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, the members of the Special Committee did not find it practical to quantify, rank or otherwise assign relative weights to the different factors in reaching their decision. In addition, in considering the factors described above, individual members of the Special Committee may have given different weight to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Special Committee based its recommendation on the totality of the information analyzed and presented to the Special Committee.
The Special Committee did not consider the Company’s net book value of $779,228,000 as of June 30, 2025 as an important factor in determining the fairness of the Merger Consideration to the public shareholders (including the Unaffiliated Shareholders). The Special Committee believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the Company’s value as a going concern because it does not take into account the Company’s future prospects, market conditions, trends in the industry or the business risks in that industry, but rather reflects historical costs, making it an irrelevant measure in assessing the fairness of the Merger Consideration to the public shareholders (including the Unaffiliated Shareholders).

The Special Committee did not consider the liquidation value of the Company as an important factor in determining the fairness of the Merger Consideration to the public shareholders (including the Unaffiliated Shareholders) because the Special Committee considered the Company to be a viable going concern and had no intention to liquidate the Company and also as a result of the limitations contained in the report as described under “Additional Information Regarding the Clarksons Report”. Furthermore, the Special Committee did not consider the findings in the Clarksons Report related to the estimated charter-free value of the Company’s vessels as of September 1, 2025 to be equivalent to the liquidation value of the Company. For more information on the Clarksons Report, see the sections entitled “Additional Information Regarding the Clarksons Report” beginning on page 34 of this proxy statement.
The Special Committee did not seek to establish a pre-merger going concern value for the Company common shares to determine the fairness of the Merger Consideration to the public shareholders (including the Unaffiliated Shareholders) because the financial analyses presented by Evercore, as more fully described in the section titled “Special Factors – Opinion of Evercore – Financial Advisor to the Special Committee”, contained financial analyses of the cash flows to be generated by the Company’s operations and the Special Committee believed these analyses to be a form of a going concern valuation. The Special Committee believes that the trading price of the Company common shares at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. Thus, to the extent that the pre-merger going concern value was reflected in the NYSE closing price of $7.67 per Company common share on September 22, 2025, the day before the Company issued the Initial Press Release, the Merger Consideration of $9.65 per Company common share represents a premium to the going concern value of the Company. In addition, the Special Committee implicitly considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters.
The Special Committee did not consider the purchase price paid in the transactions described under “Other Important Information Regarding the Company—Certain Transactions in the Company Shares” beginning on page 97 of this proxy statement as an important factor in determining the fairness of the Merger Consideration to the public shareholders (including the Unaffiliated Shareholders). The Special Committee believed that the prices paid in such historical transactions were by their nature not reflective of the most recently available information with respect to the financial condition, prospects of the Company and current industry and market conditions.
The Special Committee is not aware of any firm offer made in the past two years for a merger, asset sale of the Company or a purchase of the Company’s securities that would enable the holder to exercise control over the Company.
It should be noted that this explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth below in the section entitled “Caution Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement.
Recommendation of the Company Board
On September 28, 2025, the Company Board (including all non-employee directors) reviewed the terms and conditions of the Merger Agreement and, after careful consideration, based in part on the Special Committee Recommendation, as well as on the basis of the other factors described above, unanimously:
•	determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act;
•
determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, were fair to, and in the best interests of, the Company and the public shareholders (including the Unaffiliated Shareholders);

•	approved the Merger Agreement, the Statutory Merger Agreement, the Voting and Support Agreement and the Transactions; and
•	recommended approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the Company shareholders.
In evaluating the Merger Agreement and the Statutory Merger Agreement and the Transactions contemplated thereby, and in the course of making these determinations, the Company Board (including all non-employee directors) expressly adopted the Special Committee’s analyses and conclusions described above. Without limiting the foregoing, the Company Board considered a number of factors, including the following material factors and benefits of the Merger (which are not listed in any relative order of importance):
•	the independence and experience of the Special Committee and the factors relating to procedural safeguards of the Special Committee process;
•	the unanimous recommendation of the Special Committee; and
•
the factors considered by the Special Committee, including the benefits, risks and potentially negative factors relating to the Merger and other transactions contemplated by the Merger Agreement and the Statutory Merger Agreement.

After taking into account all of the factors set forth above, as well as others, the Company Board (including all non-employee directors) determined (a) that the potentially positive factors outweighed the potentially countervailing factors and (b) to pursue the Merger at this time for the reasons described above. The preceding list of factors is not intended to be exhaustive but includes material factors that the Company Board considered in evaluating the Merger Agreement, the Statutory Merger Agreement and the Transactions. In view of the complexity and wide variety of factors in connection with the Company Board’s evaluation of the Merger Agreement, the Statutory Merger Agreement and the Transactions, the members of the Company Board did not find it practical to quantify, rank or otherwise assign relative weights to the different factors in reaching their decision. In addition, in considering the factors described above, individual members of the Company Board may have given different weight to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Company Board based its recommendation on the totality of the information presented, including discussions with the members of the Special Committee.
Alternatives to the Merger
As noted above, the Special Committee considered the possibility of declining to recommend a transaction and disapproving a merger with EPS to the Company Board, in which case the Company would continue as a standalone publicly traded entity. However, for the reasons fully described above in the section entitled “Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement, including the subheading “—Financial Condition and Prospects” the Special Committee determined that entering into the Merger Agreement represented the most favorable alternative for the Company shareholders.
The Special Committee also considered the possibility of pursuing an auction process or soliciting alternative proposals from additional third parties. However, for the reasons fully described above in the section entitled “Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement, including the subheading “—Negotiations with EPS; Highest Price Reasonably Available; Risk of Loss of Opportunity” the Special Committee did not pursue an auction process or solicit alternative proposals from additional third parties.
The EPS Filing Persons’ Reasons for the Merger
Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of the EPS Filing Persons may be deemed an “affiliate” of the Company and, if deemed an “affiliate” of the Company, would be required because of its affiliate status to disclose among other things its purpose for the Merger, its reasons for structuring the transaction as proposed and any alternative structure that it considered, and its reasons for pursuing the Merger at this time. Each of the EPS Filing Persons is making the statements included in this part of the proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. None of the EPS Filing Persons are making any recommendation to any Company shareholder as to how such shareholder should vote on the Merger Proposal, and the EPS Filing Persons’ views as described in this part of the proxy statement should not be so construed as such a recommendation.
For the EPS Filing Persons, the purpose of the Merger is to enable Parent to acquire each Company common share that is issued and outstanding immediately prior to the Effective Time, other than any Treasury Share, any Dissenting Common Share or any common share owned by Parent, Merger Sub, or their respective affiliates.
EPS has been supporting the Company in a public setting for a significant period. When the Company started engaging in acquisition, ownership, operation and chartering of LNG carriers in 2022, EPS became the Company’s largest shareholder following its participation in the Company’s first private placement and listing on Euronext. In November 2022, EPS also participated in a second equity financing round, consisting of a primary offering and a secondary offering of existing shares by Golar LNG Limited by acquiring from Golar LNG Limited all but one of its remaining shares in the Company in February 2023. EPS has also facilitated growth opportunities for the Company, including the acquisition of two LNG carrier newbuilding and four secondhand vessels with long-term charters. However, given the current state of and prospects for the LNG carrier market, and significant uncertainties facing the LNG industry, including risks and uncertainties relating to geopolitics, tariff policy, LNG prices and trade patterns, the EPS Filing Persons see significant challenges to the Company in its current form. In light of the foregoing, EPS believes that being publicly listed no longer remains in the best interests of the Company, its shareholders, its employees and its customers who depend on its services and that the Company is better placed to face these challenges as a private company. Being private would allow the Company to focus on long-term strategic objectives without the constraints of public market reporting and short-term market pressures, providing it with the flexibility and agility to reach its potential in an uncertain market environment. In addition, there is potential to integrate the Company platform into the wider EPS group for savings from enhanced synergy.
The EPS Filing Persons further believe that as a privately held company, the Company would no longer be subject to (a) the increased costs of regulatory compliance and (b) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.
The EPS Filing Persons determined that structuring the transaction as a merger in the way set forth in the Merger Agreement and the Statutory Merger Agreement was efficient and appropriate because (a) it will enable Parent to acquire each Company common share that is issued and outstanding immediately prior to the Effective Time, other than any common shares owned by Parent, Merger Sub, or their respective affiliates, any Treasury Share or any Dissenting Common Share, (b) it will allow holders of Company common shares (other than other than any common shares owned by Parent, Merger Sub, or their respective affiliates, any Treasury Share or any Dissenting Common Share) to immediately realize the value of their investment in the Company through their receipt of the $9.65 per Company common share merger consideration and (c) it is consistent with recent precedent transactions involving NYSE-listed companies incorporated under Bermuda law. Because the transaction structure is consistent with the objectives of the EPS Filing Persons and with market practice, the EPS Filing Persons did not pursue or propose an alternative transaction structure.
In making this determination, the EPS Filing Persons evaluated both the long-term strategy with respect to the Company and its public listing and recent developments with respect to the Company. The EPS Filing Persons are pursuing the Merger at this time for the reasons described above.
Although the EPS Filing Persons believe that there will be certain opportunities associated with their investment in the Company if the Merger is completed, the EPS Filing Persons realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may never be fully realized.
Position of the EPS Filing Persons as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each EPS Filing Person is required to express its belief as to the fairness of the proposed Merger to the Unaffiliated Shareholders. The EPS Filing Persons are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the EPS Filing Persons as to the fairness of the Merger should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Proposal. The EPS Filing Persons believe that the interests of the Unaffiliated Shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement and the Statutory Merger Agreement with the assistance of its independent legal and financial advisors. Each of the EPS Filing Persons attempted to negotiate a transaction that would be most favorable to the EPS Filing Persons, and not to the Unaffiliated Shareholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Shareholders. None of the EPS Filing Persons or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Shareholders.

Furthermore, none of the EPS Filing Persons or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Unaffiliated Shareholders. No financial advisor provided the EPS Filing Persons or any of their respective affiliates with any analysis or opinion with respect to the fairness of the Merger Consideration to the Unaffiliated Shareholders.
As part of their assessment of the Transactions, the EPS Filing Persons reviewed a form of desktop valuation report dated September 15, 2025, provided by Poten setting forth the estimated market value of the Vessels (the “Form of Poten Report”). Eastern Pacific Shipping Pte. Ltd. agreed to pay a total fee of $39,000 to Poten for the preparation of the desktop valuation upon delivery of the report and subsequently an additional $65,000 to Poten for the report’s disclosure in public filings.
Eastern Pacific Shipping Pte. Ltd. contacted Poten on September 12, 2025 to inquire about the possibility of receiving vessel valuations, followed by a list of vessels to appraise. Specifically, Eastern Pacific Shipping Pte. Ltd. had asked Poten to estimate the “Current Market Value” of the Vessels as at September 12, 2025 being Poten’s opinion of the most likely sales price that may be generated for a vessel under the market circumstances that are perceived to exist at the time in question. Eastern Pacific Shipping Pte. Ltd. engaged Poten to prepare the Form of Poten Report based on Poten’s qualifications, experience and reputation. Poten is a leading shipping brokerage, consulting and business intelligence firm specializing in liquefied natural gas, tanker and liquefied petroleum gas markets. Poten was also a nominated broker for a time charter of one of the Company’s vessels. The foregoing is a summary of the material terms of the Form of Poten Report. The full text of the Form of Poten Report is attached as an exhibit to the Schedule 13E-3 related to the Merger and is incorporated by reference in its entirety into this proxy statement.
Based on their knowledge and analysis of available information relating to the Company, discussions with the Company’s senior management regarding the Company and its business, the factors considered by, and findings of, the Special Committee and the Company Board discussed in the section entitled “—Recommendation of the Special Committee and the Company Board; Reasons for the Merger”, beginning on page 35 of this proxy statement, and the following factors, which are considered material and not listed in any relative order of importance, the EPS Filing Persons believe that the Merger is both substantively and procedurally fair to the Unaffiliated Shareholders:
•
Premium. Pursuant to the Merger Agreement and the Statutory Merger Agreement, the Unaffiliated Shareholders will receive the merger consideration of $9.65 per share, which represents a premium of approximately (i) 36% to the volume-weighted average price (“VWAP”) of the Company common shares over the last 30 days, (ii) 43% to the VWAP of the Company common shares over the last 60 days and (iii) 57% to the VWAP of the Company common shares over the last 90 days, in each case, through August 11, 2025, being the day before the Initial Proposal was made by EPS.

•
Negotiations. During the course of the negotiations, the EPS Filing Persons’ Initial Proposal of $8.35 per share was increased to $9.65 per share, representing a total increase of approximately 16% relative to $8.35 and a 36% premium over the reference price indicated in the Initial Proposal.

•
Form of Consideration and Realization of Investment. The Merger Consideration is payable to the Unaffiliated Shareholders entirely in cash which provides certainty of value and immediate liquidity to the Company shareholders.

•
Fairness Opinion of Evercore. Notwithstanding that the opinion of Evercore was delivered to the Special Committee only and none of the EPS Filing Persons or any of their respective affiliates was entitled to rely or relied upon any such opinion, the fact that the Special Committee received an opinion from Evercore, to the effect that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Evercore set forth in the written opinion, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Shareholders.

•
Special Committee Recommendation. The Special Committee and the Company Board, acting upon the Special Committee Recommendation, unanimously determined that the Merger Agreement and the Statutory Merger Agreement and the Transactions therein, were fair to and in the best interests of the Unaffiliated Shareholders.

•
Procedural Safeguards. The EPS Filing Persons considered the following procedural safeguards implemented in an effort to permit the Special Committee to represent the interests of the Unaffiliated Shareholders:

○
the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Company Board to approve or disapprove the Merger;

○
the Special Committee consists solely of independent directors and disinterested directors who are unaffiliated with the EPS Filing Persons or any member of management of the Company and none of the members of the Special Committee is or was an employee of the Company or any of its subsidiaries or affiliates;

○
none of the EPS Filing Persons or their respective affiliates participated in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee; and

○	the Special Committee was advised by its independent legal counsel and financial advisor who are experienced in advising committees such as the Special Committee in similar transactions.
•
No Financing Condition. The Merger is not conditioned on any financing being obtained by the EPS Filing Persons, thus increasing the likelihood that the Merger will be consummated and the Merger Consideration will be paid to the Unaffiliated Shareholders.

•
Appraisal Rights. The availability of appraisal rights to Company shareholders who do not vote in favor of the Merger Proposal provides eligible shareholders with the opportunity to have a Bermuda court appraise the fair value of their shares.

•	Challenges Faced by the Company. The EPS Filing Persons considered ongoing challenges faced by the Company, including among others:
○	the increased competition in the industry that the Company operates in;
○
the potential adverse effects on the Company’s business, financial condition and results of operations caused by the general economic slowdown globally and regional instabilities and the challenges in the macroeconomic environment;

○	uncertainties with respect to the tightened regulatory environment;
○	uncertainties in policy in the LNG carrier industry, which may affect the Company’s ability to maintain the growth and profitability of its business; and
○	the recent volatility and uncertainties in global equity markets.
•
Costs and Administrative Burdens of Being a U.S. Public Company. The costs and administrative burdens associated with the Company’s status as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, is expected to be reduced. Furthermore, as an SEC-reporting company, the Company’s management and accounting staff must devote significant time to SEC reporting and compliance matters.

•
Operational Flexibility. As a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance

•
Reduced Disclosure Requirements. As an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help its actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The EPS Filing Persons did not consider the Company’s net book value as an important factor in determining the fairness of the Merger Consideration to the Unaffiliated Shareholders. The EPS Filing Persons believe that net book value, as an accounting concept based on historical costs, is not a material indicator of the Company’s value as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks in that industry, but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger Consideration to the Unaffiliated Shareholders.
The EPS Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value per Company common share for the Unaffiliated Shareholders because (a) the EPS Filing Persons believed that liquidation sales generally result in proceeds that are substantially less than in sales of a going concern, (b) they believed that it was impracticable to determine a liquidation value given the significant execution risk involved in any liquidation, (c) they considered the Company to be a viable going concern and (d) the Company will continue to operate its business following the Merger.
The EPS Filing Persons did not seek to establish a pre-merger going concern value for the Company common shares to determine the fairness of the Merger Consideration to the public shareholders because following the Merger the Company will have a different capital structure. However, to the extent that the pre-merger going concern value was reflected in the NYSE closing price of $7.67 per Company common share on September 22, 2025, the day before the Company issued the Initial Press Release, the Merger Consideration of $9.65 per Company common share represents a premium to the going concern value of the Company.
The EPS Filing Persons did not consider the purchase price paid in the transactions described under “Other Important Information Regarding the Company—Certain Transactions in the Company Shares” beginning on page 97 of this proxy statement as an important factor in determining the fairness of the Merger Consideration to the public shareholders. The EPS Filing Persons believed that the prices paid in such historical transactions were by their nature not reflective of the most recently available information with respect to the financial condition, prospects of the Company and current industry and market conditions.
The EPS Filing Persons are not aware of any firm offer for a merger or asset sale of the Company having been made during the past two years.
The foregoing discussion of the information and factors considered by the EPS Filing Persons in connection with the fairness of the Merger is not intended to be exhaustive, but the EPS Filing Persons believe that it includes all material factors considered by each of them. None of the EPS Filing Persons found it practicable to, and they did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the fairness determinations were made by the EPS Filing Persons after considering all the factors as a whole. The sequence in which the factors described above are presented is not intended to reflect their relative importance. The EPS Filing Persons believe that these factors provide a reasonable basis upon which to form its belief that the Merger is fair to the Unaffiliated Shareholders. This belief should not, however, be construed as a recommendation to any Company shareholder to vote in favor of the Merger Proposal. As noted above, the EPS Filing Persons are not making any recommendation as to how the Company shareholders should vote their Company common shares on the Merger Proposal.
Opinion of Evercore – Financial Advisor to the Special Committee
At a meeting of the Special Committee held on September 28, 2025, Evercore rendered to the Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated September 28, 2025, that, as of September 28, 2025, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be received by the holders of Company common shares in the Merger was fair, from a financial point of view, to such holders (other than EPS, Parent, Merger Sub and their affiliates).
The full text of the written opinion of Evercore, dated as of September 28, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of Company common shares should vote or act in respect of the

Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Evercore has consented to the inclusion of its opinion in this proxy statement.
In connection with rendering its opinion, Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•
reviewed certain internal projected financial data relating to the Company, prepared and furnished to Evercore by management of the Company, as adjusted at the direction of the Special Committee, in each case, as approved for Evercore’s use by the Special Committee and as described in the section entitled “Special Factors—Certain Unaudited Financial Projections”;

•	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Projections;
•	reviewed the reported prices and the historical trading activity of the Company common shares;
•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated September 27, 2025, of the Merger Agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, Evercore assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and the Special Committee, as applicable, as to the future financial performance of the Company. Evercore expressed no view as to the Projections or the assumptions on which they were based.
For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of Company common shares of the Merger.
Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated by Evercore on the date of its opinion. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Company common shares, from a financial point of view, of the Merger Consideration received by such holders (other than EPS, Parent, Merger Sub and their affiliates). Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company common shares or any business combination or other extraordinary transaction involving the Company. Evercore’s opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of Company common shares should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which Company common shares would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of each of the material financial analyses reviewed by Evercore with the Special Committee on September 28, 2025 in connection with rendering its opinion to the Special Committee. Each analysis was provided to the Special Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before September 28, 2025, and is not necessarily indicative of current market conditions.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analysis
Useful Life Discounted Cash Flow Analysis
Evercore performed discounted cash flow analyses to calculate ranges of implied present values for the Company common shares based on the Projections under each of the Company Case Projections and Special Committee Case Projections. Evercore estimated the present value of the unlevered free cash flows that the Company’s vessels were forecasted to generate over their estimated 25-year useful lives under the Company Case Projections and 30-year useful lives under the Special Committee Case Projections, based on the Projections and other information provided by the Company management, and utilizing certain assumptions provided by the Company’s management (and with modifications provided by the Special Committee for the Special Committee Case Projections) under each of the Company Case Projections and Special Committee Case Projections. For each discounted cash flow analysis performed under each of the Company Case Projections and Special Committee Case Projections, the unlevered free cash flows were then discounted to present value as of June 30, 2025, using a range of discount rates of 8.5% to 9.5%, based on an estimate of the Company’s weighted average cost of capital, as estimated by Evercore based on the capital asset pricing model, to derive a range of implied enterprise values for the Company. Based on these ranges of implied enterprise values, after adjusting for debt and cash as of June 30, 2025, dividing the results by the outstanding number of Company common shares as of June 30, 2025, as provided by management of the Company, and applying a range of re-charter rates of ($5,000) to $5,000, the discounted cash flow analyses utilizing the useful life methodology resulted in a range of implied equity values per Company common share of $2.65 to $10.06 under the Company Case Projections, and a range of implied equity values per Company common share of $7.03 to $16.05 under the Special Committee Case Projections, in each case, as compared to the Merger Consideration of $9.65 per Company common share.
Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the LNG shipping industry (referred to in this section as the “Selected Companies”):
•	Flex LNG Ltd.
•	Capital Clean Energy Carriers Corp.
Although none of the Selected Companies is directly comparable to the Company, Evercore selected these companies because they are publicly-traded LNG shipping companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses.
For each of the Selected Companies, Evercore calculated the following trading multiples:
•
implied total enterprise value (calculated as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar year 2025 EBITDA (referred to in this section as “Enterprise Value / 2025E EBITDA”); and

•	implied total enterprise value as a multiple of estimated calendar year 2026 EBITDA (referred to in this section as “Enterprise Value / 2026E EBITDA”).
The results of these calculations are as follows:

Multiple	Range
Enterprise Value / 2025E EBITDA	10.5x – 10.7x
Enterprise Value / 2026E EBITDA	9.2x – 10.3x

Based on the multiples calculated for the Selected Companies and its professional judgment and experience, Evercore applied an Enterprise Value / 2025E EBITDA multiple reference range of 7.5x to 9.5x to the Company’s estimated EBITDA in fiscal year 2025, and an Enterprise Value / 2026E EBITDA multiple reference range of 8.0x to 10.0x to the Company’s estimated EBITDA in fiscal year 2026, in each case, based on the Projections, to derive ranges of implied enterprise values of the Company. Based on these ranges of implied enterprise values, after adjusting for debt and cash as of June 30, 2025, and dividing the results by the outstanding number of Company common shares as of June 30, 2025, as provided by management of the Company, Evercore derived an implied equity value range per Company common share of $5.89 to $13.80 based on 2025 EBITDA and an implied equity value range per Company common share of $3.72 to $10.59 based on 2026 EBITDA, in each case, as compared to the Merger Consideration of $9.65 per Company common share.
In order to calculate Selected Companies trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates. In evaluating the Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies and other matters, as well as differences in the Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies and the multiples derived from the Selected Companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies.

Precedent Transaction Analysis
Evercore reviewed publicly available information related to selected precedent acquisition transactions in the LNG industry which involved controlling shareholders that acquired all shares from unaffiliated public shareholders.
For each selected transaction, Evercore calculated the implied total enterprise value (based on transaction consideration) as a multiple of EBITDA for the target company or partnership for the twelve month period following the announcement of the applicable transaction (referred to in this section as “NTM EBITDA”) based on information obtained from publicly filings, press releases, investor presentations, FactSet, Wall Street research, CapitalIQ and Evercore consensus estimates. The selected transactions reviewed by Evercore and the implied enterprise value to EBITDA multiples calculated by Evercore with respect to those target companies were:

Date Announced	Target	Acquiror	TEV/NTM EBITDA
4/6/2023	GasLog Partners LP	GasLog Ltd.	5.3x
5/25/2022	Hoegh LNG Partners LP	Hoegh LNG Holdings	6.6x
10/4/2021	Teekay LNG	Stonepeak	9.4x
3/8/2021	Hoegh LNG Holdings	MSIP	8.9x
2/22/2021	GasLog Ltd.	BlackRock	9.2x
1/13/2021	Golar LNG Partners	New Fortress Energy	7.8x

Based on the multiples it derived from the selected transactions and its professional judgment and experience, Evercore derived implied enterprise values for the Company by applying a selected reference range of EV/NTM EBITDA multiples of 8.0x to 10.0x and applied this range of multiples to the Company’s EBITDA for the twelve-month period ended June 30, 2026 based on the Projections. Based on these ranges of implied enterprise values, after adjusting for debt and cash as of June 30, 2025, and dividing the results by the outstanding number of Company common shares as of June 30, 2025, as provided by management of the Company, Evercore derived a range of implied equity values per Company common share of $4.61 to $11.71, as compared to the Merger Consideration of $9.65 per Company common share.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
The analysis and data described below were presented to the Special Committee for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.
Net Asset Value
Evercore reviewed and compared the Merger Consideration of $9.65 per Company common share to an estimate of the Company’s net asset value (referred to in this section as “NAV”) determined based on the fair value of assets (which are ascribed on a “willing buyer, will seller” basis, relying on appraisals provided by Clarksons that are generally based on observed sales and purchases), less net debt and net working capital provided to it by the Company. The appraisal provider noted that illiquidity in the LNG carrier sale and purchase market made it challenging to reliably determine the price at which willing buyers and willing sellers would transact. After adjusting for debt, cash and net working capital as of June 30, 2025, Evercore calculated an estimated NAV for the Company of $810 million and, based on the outstanding number of Company common shares as of June 30, 2025, as provided by management of the Company, a NAV per Company common share of $14.91. Evercore also applied to the foregoing NAV per Company common share a selected reference range of price to NAV multiples of 0.70x-1.05x which Evercore derived from the selected above captioned “precedent transaction analysis” and its professional judgment and experience, to derive a range of implied equity values per Company common share of $10.44 to $15.66, as compared to the Merger Consideration of $9.65 per Company common share.
52-Week / Low Analysis
Evercore reviewed historical trading prices of the Company common shares during the past 52-week period, noting that the low and high closing prices during such period ranged from $4.51 to $11.71 per Company common share, respectively, as compared to the Merger Consideration of $9.65 per Company common share.
Premia Paid Analysis
Using publicly available information, Evercore reviewed, and calculated the premia paid in certain selected all cash transactions, U.S. publicly traded target deals ranging from $1.0 billion to $3.0 billion since January 1, 2020, excluding transactions in the financial and REIT sectors, as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day, one week and one month prior to announcement of each transaction.
The analysis indicated the following:
All Transactions

	1 Day Prior	1 Week Prior	1 Month Prior
75th Percentile	70.3%	72.8%	72.7%
25th Percentile	20.6%	23.1%	25.5%

Based on the results of this analysis and its professional judgment and experience, Evercore applied an illustrative reference premia range of 20.6% to 72.8% to the unaffected price of Company common shares of $7.77 as of September 23, 2025. This analysis indicated a range of implied equity values per Company common share of $9.37 to $13.43, as compared to the Merger Consideration of $9.65 per Company common share.
Analyst Price Targets
Evercore reviewed selected analyst price targets for the Company common shares. These price targets are based on low and high of equity research. As of September 26, 2025, the range of selected analyst price targets per unit of Company common shares was $7.55 to $12.00, as compared to the Merger Consideration of $9.65 per Company common share. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company common shares and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.
Other Presentations by Evercore
In addition to the presentation made to the Special Committee on September 28, 2025, the date on which Evercore rendered its opinion, as described above, Evercore made other written and oral presentations to the Special Committee on August 14, 2025, August 28, 2025, September 10, 2025, September 17, 2025, and September 22, 2025, which are referred to in this section as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Special Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any holder of Company common shares to inspect and copy at the Company’s executive offices during regular business hours.
None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Merger Consideration. The August 14, 2025 discussion materials presented EPS’s non-binding offer of $8.35 and included an overview of the LNG shipping market and review of share price performance and trading multiples of the Company and selected other LNG shipping companies, based on publicly available information. The August 28, 2025 discussion materials included a review of financial information provided by the Company’s management including preliminary Company Case Projections and Special Committee Case Projections. The

September 10, 2025 discussion materials included an analysis of financial metrics implied by EPS’s non-binding offer of $8.35, and a preliminary financial analysis which included analyses substantively similar to those summarized in this section above. The September 17, 2025 discussion materials included an analysis of financial metrics implied by EPS’s non-binding offer of $9.10, and a preliminary financial analysis which included analyses substantively similar to those summarized in this section above. The September 22, 2025 discussion materials included an analysis of financial metrics implied by EPS’s non-binding offer of $9.65, and a preliminary financial analysis which included analyses substantively similar to those summarized in this section above.
Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Special Committee on September 28, 2025, by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the September 28, 2025, presentation.
Miscellaneous
The foregoing is a summary of each of the material financial analyses reviewed by Evercore with the Special Committee on September 28, 2025 in connection with rendering its opinion to the Special Committee and it does not purport to be a complete description of the analyses or data presented by Evercore to the Special Committee. In connection with the review of the Merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Company common shares. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company common shares to such holders (other than EPS, Parent, Merger Sub and their affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
The terms and conditions of the Merger Agreement and conditions of the Merger were determined through arm’s-length negotiations between the Special Committee and EPS. Evercore did not recommend any specific amount of consideration to the Special Committee or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Company common shares.
Pursuant to the terms of Evercore’s engagement letter with the Special Committee, the Company (a) paid Evercore, upon execution of Evercore’s engagement letter with the Special Committee, an initial fee for its services equal to $500,000, (b) paid Evercore, upon delivery of Evercore’s opinion, a fee equal to $1,000,000 and (c) has agreed to pay Evercore, upon the consummation of the Merger, a success fee of $3,500,000. The initial fee and opinion fee are each fully creditable against any success fee payable upon the consummation of the Merger (and therefore the success fee will be for an incremental $2,000,000). In addition, the Company has agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two year period prior to the date hereof, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Company and Evercore has not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore and its affiliates have not been engaged to provide financial advisory services to EPS, Parent or certain of their respective affiliates and Evercore has not received any compensation from EPS, Parent or certain of their respective affiliates during such period. Evercore may provide financial advisory or other services to the Company, EPS, Parent and/or their respective affiliates in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, its affiliates, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.
The Special Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Unaudited Financial Projections
Other than from time to time in connection with the Company’s public filings, regular earnings press releases and related investor materials, the Company does not, as a matter of course, make public projections as to the Company’s future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, certain unaudited financial projections of the Company, prepared by the Company’s management, as more fully described below, were made available to (a) the Special Committee in connection with the Special Committee’s evaluation of a potential transaction with EPS, (b) Evercore for its use and reliance in connection with its financial analyses and opinion described in the section entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Special Committee”, and (c) EPS to facilitate negotiations between the Special Committee and EPS.
The inclusion of the unaudited financial projections in this proxy statement should not be regarded as an indication that the Company, EPS or any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person considered, or now considers, such information necessarily predictive of actual future results, guarantee of performance or material information given the inherent risks and uncertainties associated with such projections. The unaudited financial projections described below are included in this proxy statement solely to give Company shareholders access to information that was made available to each of the Special Committee, the Company Board and the Company’s financial advisors. These unaudited financial projections are not included in this proxy statement to influence any Company shareholder as to how to vote at the special general meeting with respect to the Transactions or any other proposals to be voted on at the special general meeting. By including the unaudited financial projections in this proxy statement, none of the Company, EPS or any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) has made or makes any representation to any Company shareholder regarding the information included in the unaudited financial projections or the Company’s ultimate performance as compared to the information in the unaudited financial projections.
Unaudited Financial Projections
In connection with the Special Committee’s consideration of a potential transaction and discussions with EPS in August and September of 2025, the Company’s management provided to the Special Committee financial projections for the Company utilizing management’s assumptions (the “Company Case Projections”). After reviewing the Company Case Projections, the Special Committee instructed the Company’s management to revise the Company

Case Projections to reflect additional assumptions and updates, which resulted in a separate set of financial projections based on more favorable spot and re-charter rate assumptions and a longer assumed useful life than those included in the Company Case Projections (the “Special Committee Case Projections”).
On September 10, 2025, the Special Committee approved the Company Case Projections and the Special Committee Case Projections for Evercore’s use and reliance in connection with its financial analyses and opinion described in the section entitled “Special Factors—Opinion of Evercore—Financial Advisor to the Special Committee” and authorized Evercore to share the Company Case Projections and the Special Committee Case Projections with EPS to facilitate negotiations between the Special Committee and EPS, which Evercore shared that day.
The Company Case Projections did not give effect to a potential transaction and assumed that all of the Company’s vessels earned contracted time charter rates and upon firm charter / option expiry, all vessels are to operate based on the re-chartering time charter equivalent (“TCE”) rate forecast (as summarized below), which factors in vessel utilization with an additional 2.0% idle days applied upon and assumes only the Vessel J and Vessel K options are to be executed (as provided by the Company’s management). Both Vessel J and Vessel K have two sequential optional charter periods of three years each. During these optional charter periods, which represent a total of six years in aggregate, the vessels are assumed to earn the contracted time charter rate.
The following table summarizes the TCE re-chartering rate forecasts, which are relevant to the extent that vessels are open or become open.

	Company Case					Special Committee Case
	2025	2026	2027	2028	2029+	2025	2026	2027	2028	2029+
Summary			Subcooler Premium: $5.0k					Subcooler Premium: $5.0k
TFDE	$20.0k	$30.0k	$40.0k	$50.0k	$60.0k	$20.0k	$30.0k	$45.0k	$60.0k	$65.0k
X-DF	30.0	47.5	55.0	62.5	72.5	30.0	47.5	60.0	72.5	77.5
ME-GA	30.0	50.0	60.0	70.0	80.0	30.0	50.0	65.0	80.0	85.0
By Vessel
Vessel A	$20.0k	$30.0k	$40.0k	$50.0k	$60.0k	$20.0k	$30.0k	$45.0k	$60.0k	$65.0k
Vessel B	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel C	20.0	30.0	40.0	50.0	60.0	20.0	30.0	45.0	60.0	65.0
Vessel D	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel E	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel F	20.0	30.0	40.0	50.0	60.0	20.0	30.0	45.0	60.0	65.0
Vessel G	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel H	20.0	30.0	40.0	50.0	60.0	20.0	30.0	45.0	60.0	65.0
Vessel I	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel J	30.0	47.5	55.0	62.5	72.5	30.0	47.5	60.0	72.5	77.5
Vessel K	30.0	47.5	55.0	62.5	72.5	30.0	47.5	60.0	72.5	77.5
Vessel L	30.0	50.0	60.0	70.0	80.0	30.0	50.0	65.0	80.0	85.0
Vessel M	30.0	50.0	60.0	70.0	80.0	30.0	50.0	65.0	80.0	85.0

Shading Key:
Open:
Full Year Contracted:
Partial Year Contracted:

The Company Case Projections also included assumptions that, among other things, (i) the Company’s operating expenses would include (x) $16,500 of daily expenses for TFDE vessels in the third quarter of fiscal year 2025, escalated at 2% thereafter, (y) $15,500 of daily expenses for both X-DF and ME-GA vessels in the third quarter of fiscal year 2025, escalated at 2% through fiscal year 2030 and thereafter assumed to linearly increase to match TFDE vessel operating expenses by 2036 and (z) $10,000 of daily voyage and commission expenses for all vessels incurred on idle days; (ii) an annual managed fleet revenue of $1.8 million; (iii) annual managed fleet and unallocated fleet management platform costs of $6 million through fiscal year 2029 and annual expenses of $1.8 million thereafter; (iv) $9.5 million of annual general and administrative expenses through fiscal year 2025, escalated at 2% thereafter and inclusive of $0.5 million of cost savings applicable through 2029; (v) the Company would adhere to the near-term drydock schedule, and incur some remaining capital expenditures to complete its previously announced efficiency upgrade program, as provided by the Company’s management; (vi) the Company’s long-term drydock schedule would be based on 5-year frequency, 30-day duration and $5 million cost at a 2% annual escalation; (vii) a useful life per vessel of 25 years, (viii) residual value (at the end of its life) per vessel of $15 million as of Q3 2025, escalated at 2% annually and (ix) a closed-end group of vessels, without any vessel acquisitions.
The Special Committee Case Projections included the assumptions described above and further assumed a useful life per vessel of 30 years and an additional $2 million in environmental-related capital expenditures in connection with a final drydock for each vessel.
These assumptions and estimates were determined by the Company’s management and the Special Committee based on their experience and judgment and their expectations of the Company’s operations as a standalone company.
The following table summarizes the Company Case Projections ($ in millions):

	Company Case Projections
	2H 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$148	$281	$275	$284	$308	$303	$316	$319	$318	$307	$303
Vessel Operating Expenses	($38)	($78)	($80)	($82)	($83)	($88)	($90)	($93)	($95)	($98)	($101)
General and Administrative Expenses	($5)	($10)	($10)	($10)	($10)	($11)	($11)	($11)	($12)	($12)	($12)
EBITDA(1)	$101	$187	$179	$185	$206	$199	$211	$212	$209	$193	$185
Drydock Capital Expenditures	($14)	($5)	—	—	($27)	($38)	($6)	—	—	($30)	($43)
Efficiency Capital Expenditures	($33)	—	—	—	—	—	—	—	—	—	—
Unlevered Free Cash Flow(2)	$54	$182	$179	$185	$179	$161	$206	$212	$209	$163	$142

(1)
EBITDA, a non-GAAP financial measure, represents the Company’s revenue, less (i) vessel operating expenses, (ii) general and administrative expenses, (iii) voyage and commission expense and (iv) managed fleet and unallocated fleet management platform costs. EBITDA should not be considered as an alternative to revenue, net income (loss) or any other items calculated in accordance with GAAP, or as an indicator of the Company’s operating performance.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, represents EBITDA, less drydock capital expenditures and efficiency capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to cash flow from (used in) operating activities or any other items calculated in accordance with GAAP, or as an indicator of the Company’s operating performance.

The following table summarizes the Special Committee Case Projections ($ in millions):

	Special Committee Case Projections
	2H 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$148	$281	$287	$316	$325	$320	$334	$337	$337	$328	$323
Vessel Operating Expenses	($38)	($78)	($80)	($82)	($83)	($88)	($90)	($93)	($95)	($98)	($101)
General and Administrative Expenses	($5)	($10)	($10)	($10)	($10)	($11)	($11)	($11)	($12)	($12)	($12)
EBITDA(1)	$101	$187	$191	$217	$223	$216	$229	$230	$227	$214	$206
Drydock Capital Expenditures	($14)	($5)	—	—	($27)	($38)	($6)	—	—	($30)	($43)
Efficiency Capital Expenditures	($33)	—	—	—	—	—	—	—	—	—	—
Unlevered Free Cash Flow(2)	$54	$182	$191	$217	$196	$178	$224	$230	$227	$184	$163

(1)
EBITDA, a non-GAAP financial measure, represents the Company’s revenue, less (i) vessel operating expenses, (ii) general and administrative expenses, (iii) voyage and commission expense and (iv) managed fleet and unallocated fleet management platform costs. EBITDA should not be considered as an alternative to revenue, net income (loss) or any other items calculated in accordance with GAAP, or as an indicator of the Company’s operating performance.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, represents EBITDA, less drydock capital expenditures and efficiency capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to cash flow from (used in) operating activities or any other items calculated in accordance with GAAP, or as an indicator of the Company’s operating performance.

Additional Information Concerning the Projections
Although the Company Case Projections and the Special Committee Case Projections (collectively, the “Projections”) are presented with numerical specificity, they reflect numerous assumptions and estimates with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, including those detailed above and below, that the Company’s management and Special Committee believed in good faith were reasonable as of the date finalized. The Company’s ability to achieve the financial results contemplated by the Projections will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Projections are forward-looking statements that should be read with caution, and there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected (see the section entitled “Caution Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement and the risks described under “Forward-Looking Statements” and “Item 3. Key Information—D. Risk factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, which may be accessed through the SEC’s website at https://www.sec.gov/edgar, for more information). The Projections reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results, level of activity, performance or achievements and cause the Projections not to be achieved include, among others, (i) general economic, political and business conditions, including sanctions and other measures; (ii) general LNG market conditions, including fluctuations in charter hire rates and vessel values; (iii) changes in demand in the LNG shipping industry, including the market of the Company’s TFDE vessels, two modern 2- stroke vessels, and two state-of-the-art newbuild 2-stroke MEGA LNG vessels, collectively referred to as the “Vessels”; (iv) changes in the supply of LNG vessels, including whether older vessels leave the market as and when expected; (v) the Company’s ability to successfully employ its Vessels and the rates the Company is able to achieve; (vi) changes in the Company’s operating expenses, including fuel or cooling down prices and lay-up costs when the Company’s Vessels are not on charter, drydocking and insurance costs; (vii) the timing and duration of drydocking and whether the Vessel upgrades deliver expected results; (vii) the timing of LNG projects coming online and the impact on supply and demand; compliance with, and the Company’s liabilities under, governmental, tax, environmental and safety laws and regulations; (viii) risks related to climate change, including climate-change or greenhouse gas related legislation or regulations and the impact on the Company’s business from physical climate change related to changes in weather patterns, and the potential impact of new regulations relating to climate-change and the potential impact on the demand for the LNG shipping industry; (ix) changes in governmental regulation, tax and trade matters and actions taken by regulatory authorities; (x) potential disruption of shipping routes and demand due to accidents, piracy or political events and/or instability, including the ongoing conflicts in the Middle East and changes in political leadership in the US and other countries; (xi) vessel breakdowns and instances of loss of hire; vessel underperformance and related warranty claims; (xii) the Company’s access to financing and ability to repay or refinance the Company’s facilities; (xiii) continued borrowing availability under our credit facilities and compliance with the financial covenants therein; (xiv) fluctuations in foreign currency exchange and interest rates; (xv) potential conflicts of interest involving the Company’s significant shareholders; (xvi) the Company’s ability and plans to pay dividends; information system failures, cyber incidents or breaches in security; and (xvii) adjustments in the Company’s ship management business and related costs. Additional factors that may impact the Company’s business can be found in the various risk factors included the Company’s periodic filings with the SEC. All of these factors are difficult to predict, and many of them are beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those in the Projections. The Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. The Projections may not be consistent with the Company’s historical operating data as a result of the assumptions and estimates detailed above. The Projections also may differ from publicized analyst estimates and forecasts. You should evaluate the Projections, if at all, in conjunction with the Company’s historical financial statements and the other information included or incorporated by reference in this proxy statement.
The Projections were developed by the Company’s management and the Special Committee as then-current estimates of the Company’s future financial performance as an independent company, without giving effect to the Transactions, or any changes to the Company’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Transactions.
Because the Projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections do not take into account any circumstances or events occurring after the date they were prepared and, except to the extent required by applicable federal securities laws, neither the Company nor any other party intends to update or otherwise revise the Projections to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events, even in the event that all or any of the assumptions are shown not to be appropriate. The Projections also do not consider the effect of any failure of the transactions to be completed. The Projections are not, and should not be considered to be, a guarantee of future operating results.
The Projections were not prepared with a view toward public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management and neither the Company’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled, performed any other assurance procedures, or applied agreed-upon procedures with respect to the Projections, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. The Projections should be evaluated, if at all, in conjunction with the Company’s historical financial statements and the other information included or incorporated by reference in this proxy statement. The report by Ernst & Young LLP incorporated by reference in this proxy statement relates to the Company’s historical audited financial statements and does not extend to the Projections and should not be read to do so.
Certain financial measures included in the Projections are not calculated in accordance with GAAP. These financial measures, such as EBITDA, are non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide information useful in assessing operating and financial performance across periods. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. The Company will not be providing a quantitative reconciliation of the applicable forward-looking non-GAAP financial measures. Financial measures included in financial information provided to a special committee of a board of directors and a financial advisor in connection with a business combination transaction, such as the Projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Projections are not subject to SEC rules and regulations regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. The Projections were not prepared with a view toward complying with GAAP. Reconciliations of non-GAAP financial measures were not created or provided to or relied upon by the Company, the Special Committee or Evercore in connection with the Transactions. Accordingly, no reconciliation of the financial measures included in the Projections is provided in this proxy statement.
In light of the foregoing factors and the uncertainties inherent in the Projections, Company shareholders are cautioned not to place undue reliance on the Projections.
Interests of the Company’s Directors and Executive Officers in the Transactions
When considering the recommendation of the Company Board with respect to the Merger Proposal, you should be aware that the Company’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, your interests as a shareholder. The Special Committee and the Company Board were aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our shareholders. See the sections entitled “Special Factors—Background of the Merger” and “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger,” beginning on pages 29 and 35 (respectively) of this proxy statement of this proxy statement. You should take these interests into account in deciding whether to vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.
These interests are described in more detail below. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events occur.
Treatment of Company Equity Awards
At the Effective Time, the Company will cause each Company Option that is outstanding and unexercised immediately prior to the Effective Time to be automatically canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Company common shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option. If the exercise price per share of a Company Option is equal to or greater than the Merger Consideration, then such Company Option shall be automatically canceled for no consideration.

At the Effective Time, the Company will cause each Company RSU Award that is outstanding immediately prior to the Effective Time (including Company RSU Awards that are vested but not yet settled) to be automatically canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Company common shares subject to such Company RSU Award (including any common shares (or portion thereof) that would be issuable in connection with dividend equivalents).
The table below sets forth the number of outstanding Company common shares, in-the-money Company Options and Company RSU Awards held by the Company’s directors and executive officers as of November 17, 2025 and the estimated value of such awards based on the Merger Consideration.

	Company Common Shares		In-the-Money Company Options			Company RSU Awards
Name	Number of Company Common Shares Outstanding	Total Value of Company Common Shares Outstanding	Number of Company Common Shares Subject to Vested and Unexercised Company Options	Number of Company Common Shares Subject to Unvested Company Options	Total Value of Company Options	Number of Company Common Shares Subject to Accrued Dividend Equivalents	Number of Company Common Shares Subject to Unvested Company RSU Awards	Total Value of Company RSU Awards and Accrued Dividend Equivalents
Richard Tyrrell	8,545	$82,459	185,614	185,613	$987,464	1,852	22,745	$237,361
Johannes P. Boots	1,764	$17,023	61,872	61,870	$329,154	975	12,205	$127,183
Cyril Ducau	—	—	24,750	24,747	$131,662	—	—	—
Peter Anker	—	—	24,750	24,747	$131,662	—	—	—
Antoine Bonnier	—	—	24,750	24,747	$131,662	—	—	—
Neil Glass	—	—	24,750	24,747	$131,662	—	—	—
Joanna Huipei Zhou	510	$4,922	—	—	—	—	—	—
Sami Iskander	—	—	—	—	—	—	—	—

Director and Executive Officer Compensation Arrangements
Existing Compensation for Directors and Executive Officers
All directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Company Board. The Company’s executive officers receive compensation that consists generally of base salary and service fees, a cash incentive bonus and employee benefits that are generally provided to employees. As of the date of this proxy statement, none of the Company’s directors and executive officers are expected to receive additional compensation pursuant to the Merger Agreement or any other agreement entered into in connection therewith at the Effective Time.
Executive Officer Post-Closing Compensation
As of the date of this proxy statement, none of the Company’s executive officers have entered into any agreement or understanding with respect to any new long-term incentive arrangements for the Surviving Company to be implemented following the Effective Time. If Parent or its affiliates and the Company’s executive officers do not enter into new agreements regarding employment and/or compensation arrangements with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.
Financing of the Merger
The total amount of funds required to complete the Transactions (excluding related fees and expenses) is estimated to be approximately $213,477,073.87. Such funds are expected to be funded by Parent and/or Guarantor from their cash or cash equivalents on hand at the time the Merger is completed. The Merger is not conditioned on any financing arrangements. Parent and/or Guarantor may also consider additional or alternative sources of financing, including debt financing and bridge facilities.
Regulatory Clearances and Approvals Required for the Merger
Under the terms of the Merger Agreement, each of the Company, Merger Sub, Guarantor and Parent agrees to use their respective reasonable best efforts (except where the Merger Agreement specifies a different standard) to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing of the Merger to be satisfied and to consummate the Transactions as promptly as reasonably practicable, including preparing and filing as promptly as practicable with any government authority or other third party all documentation to effect all necessary filings and registrations. The completion of the Merger is not conditioned upon any regulatory approvals having been obtained.
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under federal securities laws and the rules and regulations of the NYSE and Euronext, and the filing with the Registrar of Companies in Bermuda to register the Merger pursuant to the Bermuda Companies Act with respect to the Merger and the notification to the Bermuda Monetary Authority regarding the Merger, de-listing and change in the ownership of the Company.
Third-Party Consents
Subject to the terms and conditions of the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to obtain certain specified third-party consents in connection with the consummation of the Transactions, and Parent and Guarantor have agreed to use their commercially reasonable efforts to cooperate with the Company, in each case with respect to (a) obtaining such specified third-party consents or (b) taking such action to obviate the need for such specified third-party consents.
Fees and Expenses
Except as described in the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement, whether or not the Merger is completed, all fees and expenses incurred in connection with the Merger will be paid by the party to the Merger Agreement incurring those fees and expenses. The Company will pay the costs of printing and mailing this proxy statement and any related solicitation expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time not to exceed the following:

Description	Amount
Financial advisory fees and expenses	$3,525,000
Legal fees and expenses	$3,450,000
Printing and mailing costs	$100,000
Total	$7,075,000

Material U.S. Federal Income Tax Consequences of the Merger
The receipt of cash in exchange for Company common shares by a U.S. Holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement) pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Company common shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received pursuant to the Merger and (b) the U.S. Holder’s adjusted tax basis in such Company common shares. The receipt of cash by a Non-U.S. Holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement) in exchange for Company common shares pursuant to the Merger will generally not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections to the United States.
Company shareholders should consult their tax advisors about the tax consequences to them of the Merger in light of their particular circumstances, including U.S. federal income, estate, gift and other non-income tax consequences, and including the applicability and effect of any state, local, non-U.S. and other tax laws or any applicable income tax treaties. For more information on the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102 of this proxy statement.
Material United Kingdom Tax Consequences of the Merger
The receipt of cash in exchange for Company common shares by a UK Holder (as defined in the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement) pursuant to the Merger will generally be treated as a disposal for the purposes of United Kingdom capital gains tax or corporation tax on chargeable gains (as applicable). A disposal of Company common shares by a UK Holder may, depending on the UK Holder’s circumstances and subject to any available allowances, exemptions and reliefs, give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom taxation on chargeable gains. Non-UK Holders (as defined in the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement) should not generally be liable to United Kingdom capital gains tax or corporation tax on capital or chargeable gains (as applicable) realized on the disposal of their Company common shares pursuant to the Merger, unless such Non-UK Holders have certain connections to the United Kingdom.
Company shareholders should consult their tax advisors about the tax consequences to them of the Merger in light of their particular circumstances, including United Kingdom income, inheritance and non-income tax consequences, and including the applicability and effect of any non-United Kingdom and other tax laws or any applicable tax treaties. For more information on the material United Kingdom tax consequences of the Merger, see the section of this proxy statement entitled “Material United Kingdom Tax Consequences of the Merger” beginning on page 105 of this proxy statement.
Material Bermuda Tax Consequences of the Merger
While the Company is incorporated in Bermuda, the Company is not currently subject to taxation under the laws of Bermuda. We note that the Bermuda Corporate Income Tax Act 2023 (“CIT Act”) was enacted on December 27, 2023 and has applied from January 1, 2025. Under the CIT Act, Bermuda corporate income tax became chargeable in respect of fiscal years beginning on or after January 1, 2025, and applicable only to Bermuda entities that are part of MNE groups with EUR 750 million or more in annual revenues in at least two of the four fiscal years immediately preceding the fiscal year in question (“Bermuda Constituent Entity Group”). Where corporate income tax is chargeable to a Bermuda Constituent Entity Group, the amount of corporate income tax chargeable for a fiscal year shall be (i) 15% of the net taxable income of the Bermuda Constituent Entity Group less (ii) tax credits applicable to the Bermuda Constituent Entity Group under Part 4 of the CIT Act, or as prescribed. The CIT Act introduces certain “qualified refundable tax credits” which were developed during 2024 to incentivize companies to support Bermuda residents through investments in key areas such as education, healthcare, housing, and other projects to help develop Bermuda’s workforce.
Distributions we receive from our subsidiaries are also not subject to any Bermuda tax. Unless the CIT Act applies, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax or estate duty or inheritance tax payable by nonresidents of Bermuda in respect of capital gains realized on a disposition of our shares or in respect of distributions they receive from us with respect to our shares. As a result, other than for persons ordinarily resident in Bermuda, there are no current Bermuda taxation implications resulting from the Merger or the Transactions.
This discussion does not, however, apply to the taxation of persons ordinarily resident in Bermuda. Bermuda shareholders should consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our shares.
We have also received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035 (we note that this assurance is overridden by the CIT Act, with effect from January 1, 2025). This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967. The assurance does not exempt us from paying import duty on goods imported into Bermuda. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government. The Company pays annual government fees to the Bermuda government. Bermuda currently has no tax treaties in place with other countries in relation to double-taxation or for the withholding of tax for foreign tax authorities. Consequently, other than for persons ordinarily resident in Bermuda, there are no current Bermuda taxation implications for Company shareholders resulting from the Merger or the Transactions.

De-listing and Deregistration of the Company Common Shares
If the Merger is completed, there will no longer be any publicly held Company common shares. Accordingly, (i) the Company common shares (i) will no longer be listed on the NYSE and will be deregistered under the Exchange Act and the Securities Act and (ii) will no longer be listed on Euronext. Under the terms of the Merger Agreement, the Surviving Company has agreed to use its reasonable best efforts to cause the Company common shares to be de-listed from the NYSE and Euronext and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.
Appraisal Rights
Under Bermuda law, Company shareholders have rights of appraisal pursuant to which those Company shareholders who do not vote in favor of the Merger Proposal and who are not satisfied that they have been offered fair value for their shares may apply to the Supreme Court of Bermuda for an appraisal of the fair value of their shares within one month of the giving of the notice of the special general meeting of the Company and otherwise fully comply with the requirements for seeking appraisal under the Bermuda Companies Act. Any Dissenting Shareholder with Dissenting Common Shares will not be paid the Merger Consideration with respect to their Dissenting Common Shares and will instead be entitled, in lieu of the Merger Consideration, to receive the fair value of such shares, as appraised by the Supreme Court of Bermuda under the Bermuda Companies Act, from the Surviving Company by payment within one month after such appraisal by the Supreme Court of Bermuda.
If a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (an “Appraisal Withdrawal”), then in the case of Dissenting Common Shares, such Dissenting Shareholder will have no other rights with respect to such Dissenting Common Shares, other than the right to receive the Merger Consideration.
For more information on the available appraisal rights, see the section entitled “Appraisal Rights of Shareholders” beginning on page 89 of this proxy statement. The full text of Section 106 of the Bermuda Companies Act is attached to this proxy statement as Annex E.
Under the Merger Agreement, the Company has agreed to give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Common Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communications received by the Company or its representatives in connection with the foregoing and (B) to the extent the Company has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Common Shares and (ii) to the extent permitted by applicable law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle, or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any additional amount payable to holders of Dissenting Common Shares will be the obligation of the Surviving Company.
Litigation Related to the Merger
Potential plaintiffs may file lawsuits challenging the Transactions. The outcomes of such action and any additional future litigation are uncertain. Such litigation, if not resolved, could prevent or delay completion of the Transactions and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the Closing is that no judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Transactions on the agreed-upon terms, then such injunction may prevent the Transactions from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are completed may adversely affect the Surviving Company’s business, financial condition, results of operations and cash flows.

THE PARTIES INVOLVED IN THE MERGER
The Company
The Company is an LNG carrier pure play with a fleet of 13 vessels and a well-balanced portfolio of short- and long-term charters with the world’s leading oil & gas, trading, and utility companies. In addition to organic growth from two newbuilds delivered in Q4 2024 and Q1 2025, the Company’s strategy includes ongoing assessment of growth opportunities through vessel acquisitions and potential consolidation in the fragmented LNG market. Through its in-house LNG transportation and infrastructure management platform, the Company operates its own vessels and provides management services to third-party owners.
The Company’s principal executive offices are at 7 Clarges Street, 5th Floor, London W1J 8AE, United Kingdom. The Company’s telephone number is +44 207 659 1111. The Company’s internet website address is https://www.coolcoltd.com. The information provided on the Company website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.
For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, which is incorporated herein by reference. For more information on how to obtain a copy of the Company’s Annual Report, see the section entitled “Where You Can Find More Information” beginning on page 108 of this proxy statement.
The Company common shares are listed and trade on the NYSE and Euronext, in each case, under the symbol “CLCO”. For the purposes of Euronext, the NYSE is the Company’s “primary listing”. As an overseas company with a secondary listing on Euronext, the Company is not required to comply with certain Euronext listing rules applicable to companies with a primary listing on Euronext.
Guarantor
Guarantor is engaged in the business of making venture capital and other types of investments in the maritime industry. Guarantor is the beneficial owner of 31,354,390 Company common shares.
Guarantor’s principal executive office is located at c/o Le Montaigne, 7 Avenue de Grande Bretagne, MC 98000 Monaco. Guarantor’s telephone number is +377 9777 6310.
Parent
Parent is a wholly owned indirect subsidiary of Guarantor. The principal business of Parent is to own Merger Sub and to make other related investments.
Parent’s principal executive office is located at c/o Le Montaigne, 7 Avenue de Grande Bretagne, MC 98000 Monaco. Parent’s telephone number is +377 9777 6310.
Merger Sub
Merger Sub is a wholly owned subsidiary of Parent formed for the sole purpose of effecting the Merger. Merger Sub has not carried out any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the Transactions.
Merger Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton, Pembroke, HM 12, Bermuda. Merger Sub’s telephone number is +377 9777 6310.

THE SPECIAL GENERAL MEETING OF SHAREHOLDERS
This proxy statement is being provided to the shareholders of the Company as part of a solicitation of proxies by the Company Board for use at the special general meeting to be held at the time specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of the Company with the information they need to know to be able to vote or instruct their vote to be cast at the special general meeting or any adjournment or postponement thereof.
Date, Time and Place
The special general meeting will be held at the Meeting Location at [•] (GMT) on [•], 2025.
We intend to mail the notice of the special general meeting, this proxy statement and a proxy card to our shareholders of record on or about [•], 2025.
Purpose of the Special General Meeting
At the special general meeting, the holders of the Company common shares will be asked to consider and vote on a proposal to (i) approve the Merger Proposal, which is further described in the sections of this proxy statement entitled “Special Factors” and “The Merger Agreement,” beginning on pages 26 and 69, respectively, of this proxy statement and (ii) approve the Adjournment Proposal, which is further described in the section of this proxy statement entitled “The Adjournment Proposal”.
If the Company shareholders fail to approve the Merger Proposal, the Merger will not occur. For more information on the required approvals by the Company shareholders, see the section entitled “—Required Vote” beginning on page 65 of this proxy statement.
Recommendation of the Special Committee and the Company Board
After careful consideration and consultation with its financial advisor and legal counsel, the Special Committee unanimously determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act. The Special Committee also unanimously (a) approved the Merger Agreement, the Statutory Merger Agreement, the Voting and Support Agreement and the Transactions and (b) determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions were fair to, and in the best interests of, the Company and the public shareholders. The Special Committee, therefore, recommended that the Company Board (i) approve each of the Merger Agreement and the Statutory Merger Agreement, and the Transactions and (ii) recommend approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the public shareholders. For more information on certain factors considered by the Special Committee in reaching its decisions described above, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement.
After careful consideration, the Company Board, acting upon the Special Committee Recommendation, unanimously determined that the Merger Consideration constituted fair value for each Company common share in accordance with the Bermuda Companies Act. The Company Board also (a) approved the Merger Agreement, the Statutory Merger Agreement, the Voting and Support Agreement and the Transactions (b) determined that the Merger Agreement, the Statutory Merger Agreement and the Transactions were fair to, and in the best interests of, the Company and (c) recommended the approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the shareholders of the Company, including the public shareholders. For more information on certain factors considered by the Company Board in reaching its decision to approve the Merger Agreement, the Statutory Merger Agreement and the Transactions, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement.
The Company Board unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.
Record Date; Shareholders Entitled to Vote
Only holders of record of Company common shares at the close of business on November 13, 2025, the record date for the special general meeting, will be entitled to notice of, to attend, and to vote at, the special general meeting (or any postponements or adjournments thereof). At the close of business on the record date, 52,868,029 Company common shares were issued and outstanding and held by three holders of record. Holders of record of Company common shares are entitled to one vote for each Company common share they own at the close of business on the record date.
Quorum
Shareholders may not take action at the special general meeting unless there is a quorum present at the meeting pursuant to the bye-laws of the Company.
A meeting of shareholders is duly constituted, and a quorum is present for purposes of the Merger Agreement (and is sufficient under the bye-laws of the Company), if there are at least two Persons present in person or represented by proxy throughout such meeting and representing in person or by proxy at least 33 1/3% of the issued shares of the Company that are entitled to vote thereat.
Abstentions will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
Required Vote
Approval of each of the Merger Proposal and Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a simple majority of the votes cast at a meeting of the Company shareholders at which a quorum is present in accordance with the Company’s bye-laws.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain in person or telephone voting. At the special general meeting, abstentions will be counted in determining whether a quorum is present but will not be considered votes on any proposal brought before the special general meeting.
Because the approval of the Merger Proposal and the Adjournment Proposal at the special general meeting each require the affirmative votes of the majority of votes cast at the special general meeting, an abstention will not have the effect of a vote “FOR” or “AGAINST” the Merger Proposal or the Adjournment Proposal, but will reduce the number of shareholders present in person or represented by proxy at the special general meeting and therefore increase the relative influence of those shareholders who are in attendance in person or represented by proxy at the special general meeting and either vote “FOR” or “AGAINST” the Merger Proposal or the Adjournment Proposal.
Broker non-votes are shares held by brokers and other record holders that are present or represented by proxy at the special general meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Based on current NYSE rules, because brokers and other record holders do not have discretionary voting authority with respect to the Merger Proposal, if a beneficial owner of Company common shares listed on the NYSE and held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be voted at the special general meeting. Because the approval of the Merger Proposal at the special general meeting requires affirmative votes meeting the requisite thresholds, if your Company common shares are listed on the NYSE, a failure to instruct your broker, bank or other nominee to vote your shares with respect to the Merger Proposal will have the effect of a vote “AGAINST” the Merger Proposal. Because the approval of the Adjournment Proposal at the special general meeting requires the affirmative votes of the majority of votes cast at the special general meeting, if your Company common shares are listed on the NYSE, a failure to instruct your broker, bank or other nominee to vote your shares with respect to the Adjournment Proposal will not have the effect of a vote “FOR” or “AGAINST” the Adjournment Proposal, but will reduce the number of shareholders present in person or represented by proxy at the special general meeting and therefore increase the relative influence of those shareholders who are in attendance in person or represented by proxy at the special general meeting.
If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.
Failure to Vote
If you are a registered shareholder and you do not sign and return your proxy card or vote over the internet, by telephone or by attendance in person, your shares will not be voted at the special general meeting and will not be counted for purposes of determining whether a quorum exists. Proxy cards that are returned without a signature will not be counted as present at the special general meeting and cannot be voted.
Votes will be counted by the inspector of election appointed for the special general meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because the approval of the Merger Proposal at the special general meeting requires the affirmative vote meeting the requisite thresholds, an abstention will have the effect of a vote “AGAINST” the Merger Proposal for purposes of the statutory approval. Because the approval of the Adjournment Proposal at the special general meeting requires the affirmative vote of the majority of votes cast at the special general meeting, an abstention will not have the effect of a vote “FOR” or “AGAINST” the Adjournment Proposal, but will reduce the number of shareholders present in person or represented by proxy at the special general meeting and therefore increase the relative influence of those shareholders who are in attendance in person or represented by proxy at the special general meeting.
Voting by the Company’s Directors, Executive Officers and Principal Shareholders
As of November 17, 2025, directors and executive officers of the Company, collectively, were entitled to vote 10,819 Company common shares, representing approximately 0.02% of the total voting power of the issued and outstanding Company common shares. The Company expects that all of the Company’s directors and executive officers will vote their shares in favor of the Merger Proposal. For more information on the reasons for the Merger, see the section entitled “Special Factors—Recommendation of the Special Committee and the Company Board; Reasons for the Merger” beginning on page 35 of this proxy statement. None of the Company’s directors or executive officers is obligated to vote in favor of the Merger Proposal.
EPS, the beneficial owner of approximately 59.3% of the issued and outstanding Company common shares as of the date of this proxy statement, has entered into a Voting and Support Agreement pursuant to which EPS has agreed to vote all of its Company common shares in favor of the Merger Proposal. For more information on the Voting and Support Agreement, see the section entitled “The Voting and Support Agreement” beginning on page 85 of this proxy statement.
Voting at the Special General Meeting
To participate in the special general meeting, you must provide written notice of your intention to attend in person to the Company Secretary at agm@coolcoltd.com no later than 48 hours prior to the special general meeting. If you plan to attend the special general meeting in person, you must bring photo identification to be admitted.
If you are a street name shareholder (i.e., you hold your shares through an intermediary, such as a bank or broker), you also must bring a letter from your intermediary confirming your beneficial ownership of your shares and, if you intend to vote the shares, a proxy permitting you to vote them, together with the power of attorney or other authority (if any) under which it is signed, or a notarially-certified copy of that power of attorney, is sent to the Company Secretary, to reach the London Office by not later than 48 hours before the time for holding the meeting. Even if you plan on attending the special general meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the special general meeting.
Information for holders of Company common shares listed on the NYSE:
You may also authorize the persons named as proxies on the proxy card to vote your Company common shares by (a) signing, dating, completing and returning the proxy card by mail; (b) by completing and submitting your proxy over the internet; or (c) by submitting your proxy via telephone. The Company encourages you to submit your proxy over the internet as the Company believes this is the most cost-effective method for voting at the special general meeting. We also recommend that you submit your proxy as soon as possible, even if you are planning to attend the special general meeting, so that the vote count will not be delayed. The internet provides a convenient, cost effective alternative to returning your proxy card by mail or submitting a proxy by telephone. If you submit a proxy via the internet, you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to submit your proxy over the internet, there is no need for you to mail back your proxy card.
If you are a shareholder of record, there are three ways to vote by proxy:
1.	By Internet—You can vote over the internet at www.proxyvote.com by following the instructions in the notice of the special general meeting and the proxy card. You will need to enter your control number, which is a 16-digit number located in a box on your proxy card that is included with your proxy materials. We encourage you to vote by internet.
2.
By Telephone—You may vote and submit your proxy by calling toll-free +1-800-690-6903 and providing your control number, which is a 16-digit number located in a box on your proxy card that is included with your proxy materials.

3.	By Mail—You can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.
Telephone and internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (GMT) on [•], 2025.
Information for holders of Company common shares listed on Euronext:
You may authorize the Chairman of the meeting or any other person to act as your proxy and vote on your behalf at the special general meeting by signing, dating and completing the proxy card and returning it by mail to DNB Bank ASA, Registrars Dept., Postboks 1600 Sentrum, 0021 Oslo, Norway or by email to vote@dnb.no. The Company encourages you to submit your proxy by email as the Company believes this is the most cost-effective method for voting at the special general meeting. We also recommend that you submit your proxy as soon as possible, even if you are planning to attend the special general meeting, so that the vote count will not be delayed.
If you are a shareholder of record, there are two ways to vote by proxy:
1.	By Mail—You can vote by mail by marking, dating, signing and returning the proxy card to DNB Bank ASA, Registrars Dept., Postboks 1600 Sentrum, 0021 Oslo, Norway.
2.	By Email—You can vote by e-mail by marking, dating, signing and scanning the proxy card and sending it to vote@dnb.no.
3.	In Person—You may vote in person during the special general meeting.
You must submit your proxy no later than 11:00 a.m. (GMT) on [•], 2025.
Information for all holders of Company common shares:
If you return your signed proxy card without indicating how you want your Company common shares to be voted with regard to the Merger Proposal, your Company common shares will be voted “FOR” such proposal. Proxy cards that are returned without a signature will not be counted as present at the special general meeting and cannot be voted.
Please note that if your Company common shares are held by a broker, bank or other nominee, and you wish to attend and vote at the special general meeting, you must obtain a proxy, executed in your favor, from your broker, bank or other nominee giving you the right to attend and vote your shares at the special general meeting.
You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
If you hold shares in more than one account, you may receive more than one proxy or voting instruction card. To be sure that all of your shares are represented at the meeting, you must submit your proxy or voting instructions with respect to each proxy or voting instruction card you receive.
Revocation of Proxies
A shareholder who has given a proxy may revoke it at any time before it is exercised at the special general meeting.
Holders of Company common shares listed on the NYSE may revoke their proxy by:
•	attending the special general meeting and voting in person;
•
submitting a further proxy by the internet or telephone (only the last proxy submitted by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. (GMT) on [•], 2025;

•
delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by internet or telephone, but prior to the date of the special general meeting, stating that the proxy is revoked; or

•
signing and delivering a subsequently dated proxy card prior to the vote at the special general meeting. You should send any written notice or new proxy card to c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Holders of Company common shares listed on Euronext may revoke their proxy by:
•	attending the special general meeting and voting in person;
•
submitting a further proxy by mail or email to the address given below (only the last proxy appointed by each shareholder of record will be counted), provided that the shareholder does so before 11:00 a.m. (GMT) on [•], 2025; or

•	sending a notice by email to vote@dnb.no on a date later than that indicated on the proxy card, but prior to the date of the special general meeting, stating that the proxy is revoked.
Holders of Company common shares listed on Euronext should send any notice by mail to DNB Bank ASA, Registrars Dept., Postboks 1600 Sentrum, 0021 Oslo, Norway, or by email to vote@dnb.no.
If you are a registered holder of Company common shares listed on Euronext, you may request a new proxy card by sending an email to vote@dnb.no.
Shares Held in Name of Broker
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
Tabulation of Votes
The Company has retained Broadridge as an independent tabulator to receive and tabulate the proxies.
Solicitation of Proxies
The Company will pay the cost of soliciting proxies for the special general meeting. The Company may solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement to beneficial owners, but no additional compensation will be paid to them. The Company may reimburse brokerage firms and other persons representing beneficial owners of the Company common shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.
Other Information
You should not send documents representing Company common shares with the proxy card. If the Merger is completed, the Paying Agent for the Merger will send you a letter of transmittal and instructions for exchanging your Company common shares for the Merger Consideration. For holders of Company common shares listed on Euronext, settlement of the Merger Consideration will be made by the Company’s VPS registrar, DNB Bank ASA, Registrars’ Department.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the Merger Agreement only. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the Merger Agreement; were made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
For more information about the Company, see the section entitled “Where You Can Find More Information,” beginning on page 108 of this proxy statement and the Company’s other public filings.
The Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Effective Time, Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company of the Merger.
Closing; Effective Time of the Merger
Unless another place, time or date is mutually agreed by the Company and Parent, the closing of the Merger will take place on the third business day following the satisfaction of, or, to the extent permitted, waiver by the party or parties entitled to the benefits thereof of, the closing conditions set forth in the Merger Agreement and described in the section entitled “—Conditions to Completion of the Merger” beginning on page 81 of this proxy statement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of each of those conditions at the closing, to the extent permitted therein and by applicable law).
The Merger will become effective upon the issuance of the certificate of merger by the Registrar of Companies in Bermuda at the time and date shown on the certificate of merger. The parties have agreed that they will request that the Registrar of Companies in Bermuda provide in the certificate of merger that the Effective Time will be on the closing date of the Merger.
Effects of the Merger
The memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub as in effect immediately prior to the Effective Time, in each case until changed or amended as provided therein or pursuant to applicable law.
The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, in each case in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.
At the Effective Time:
•
each Company common share that is issued and outstanding immediately prior to the Effective Time, other than any Company common share that is subject to any Company award (and other than as described in the bullets below), will automatically be canceled and converted into the right to receive the Merger Consideration;

•
each Company common share that is (i) owned by the Company as Treasury Shares or owned by any subsidiary of the Company or (ii) owned by Parent, Merger Sub, or their respective affiliates issued and outstanding immediately prior to the Effective Time will automatically be canceled and will cease to exist and be outstanding, and no consideration will be delivered in exchange therefor;

•
each Company common share for which appraisal rights have been properly exercised in accordance with the Bermuda Companies Act, will automatically be canceled (but will not entitle its holder to receive the Merger Consideration) and will automatically be converted into the right to receive the fair value of such Dissenting Common Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act; and

•
each common share of Merger Sub, issued and outstanding immediately prior to the Effective Time will automatically be converted into and become one duly authorized, validly issued, fully paid common share, par value $1.00 per share, of the Surviving Company.

Merger Consideration
Upon the terms and subject to the conditions of the Merger Agreement and the Statutory Merger Agreement, at the Effective Time, holders of Company common shares (other than any Company common share that is subject to any Company award, Treasury Share or shares held by Company subsidiaries or any Dissenting Common Share) will have the right to receive $9.65, or, in the case of holders of Company common shares listed on Euronext, the Norwegian kroner equivalent at the USD/NOK Exchange Rate obtained by the Company’s VPS account operator, in cash, in each case without interest, for each Company common share that they own immediately prior to the Effective Time.
Exchange of Company Common Shares
Not less than ten business days prior to the anticipated closing date of the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to each holder of record of Company common shares listed on the NYSE. At or prior to the Effective Time, Parent or Merger Sub will deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration in respect of Company common shares listed on the NYSE.
If you hold your Company common shares in certificated form, as soon as practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Company or Parent will cause the Paying Agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may receive the Merger Consideration you are entitled to.
Upon the completion of the applicable procedures set forth in the letter of transmittal and the surrender of your share certificates if you hold your Company common shares in certificated form, and without any action by you if your Company common shares are uncertificated and represented by book-entry, the Paying Agent will deliver to you cash in an amount equal to the number of Company common shares owned by you multiplied by the Merger Consideration, and such certificates or book-entry shares will then be canceled. Until satisfaction of the procedures set forth by the Paying Agent, in the case of holders of record of share certificates, each Company common share certificate or book-entry share will be deemed after the Effective Time to represent only the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable with respect to such Company common share.
With respect to Company common shares listed on Euronext, the parties to the Merger Agreement have agreed to use commercially reasonable efforts to provide that the procedures described above, as modified in accordance with the requirements of Euronext or applicable law or as otherwise determined by the parties to the Merger Agreement acting in good faith, will apply to such Company common shares listed on Euronext.
Lost, Stolen or Destroyed Certificates
If you have lost your Company common share certificate, or if it has been stolen or destroyed, you will have to provide an affidavit of that fact and, if required by the Surviving Company or Parent, post a bond in such reasonable amount as the Surviving Company or Parent may direct, as indemnity against any claim that may be made against it with respect to such share certificate. Upon the posting of such bond, the Surviving Company will cause the Paying Agent to pay you the applicable Merger Consideration as contemplated in the Merger Agreement in exchange for such lost, stolen or destroyed share certificate.
Withholding
Merger Sub, the Surviving Company and the Paying Agent (without duplication) will be entitled to deduct and withhold from the Merger Consideration any amounts required to be deducted and withheld with respect to any applicable withholding taxes. Other than with respect to compensatory payments to current or former employees or service providers of the Company or its subsidiaries, before making any such deduction or withholding, Merger Sub, the Surviving Company and the Paying Agent have agreed to use commercially reasonable efforts to give the Company reasonable advance notice of their intention to make such deduction or withholding, including certain detail related thereto, and to reasonably cooperate with the Company to reduce any deduction or withholding, and to otherwise determine the extent of any withholding obligation.
Treatment of the Company Equity-Based Awards
At the Effective Time:
•
each Company Option that is outstanding and unexercised immediately prior to the Effective Time, will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the total number of Company common shares subject to such Company Option and (b) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option. If the exercise price per share of such Company Option is equal to or greater than the Merger Consideration, then such Company Option will automatically be canceled without any consideration.

•
each Company RSU Award that is outstanding immediately prior to the Effective Time (including Company RSU Awards that are vested, but not yet settled) will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the number of Company common shares subject to such Company RSU Award (including any Company common shares or portion of Company common shares that would be issuable in connection with dividend equivalents); and

•
or prior to the Effective Time, the Company, the Company Board or a committee of the Company Board, as applicable, will adopt resolutions to (a) effectuate the treatment of the Company awards referenced in the preceding paragraphs and (b) cause the Company Share Plan to terminate at or prior to the Effective Time, subject to the consummation of the Merger.

Shares of Dissenting Holders
Company common shares issued and outstanding immediately prior to Effective Time and held by a shareholder who does not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of Company shareholders to require appraisal of their Company common shares pursuant to the Bermuda Companies Act and who does not fail to perfect, effectively withdraw or otherwise waive any right to appraisal, will automatically be canceled (but the cancelation will not entitle their holders to receive the Merger Consideration) and converted into the right to receive the fair value of such Company common shares as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act, as further described in the section entitled “Appraisal Rights of Shareholders” beginning on page 89 of this proxy statement.
Representations and Warranties
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub, which are qualified by information set forth in a confidential disclosure letter of the Company provided to Parent and Merger Sub in connection with the execution of the Merger Agreement and certain disclosures in the SEC filings of the Company since January 1, 2023 and publicly available prior to the date of the Merger Agreement, including representations and warranties relating to, among other things:
•	organization, standing and corporate power;
•	capitalization;

•	ownership of subsidiaries;
•	authority; special committee recommendation and board approval;
•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;
•	required Company shareholder approvals;
•	governmental approvals;
•	SEC and stock exchange filings, financial statements, undisclosed liabilities and internal controls;
•	conduct of the business since December 31, 2024;
•	absence of any material adverse effect since December 31, 2024;
•	absence of certain legal proceedings;
•	compliance with applicable laws and permits;
•	anti-corruption, sanctions and anti-money laundering matters;
•	tax matters;
•	labor and employee benefits matters;
•	environmental matters;
•	intellectual property matters;
•	absence of any anti-takeover statutes applying to the Merger;
•	material contracts;
•	insurance policies;
•	opinion of the special committee’s financial advisor;
•	brokers’ fees payable in connection with the Transactions;
•	vessels and maritime matters;
•	title to properties and assets; and
•	customers.
Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect”. For purposes of the Merger Agreement, a “material adverse effect” means, with respect to the Company and its subsidiaries, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments, (a) would prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions in accordance with the terms of the Merger Agreement; or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, for purposes of clause (b) of the immediately preceding sentence, no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, will constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred, is continuing or would reasonably be expected to occur, except in the case of clauses (i), (ii), (vi), (vii), (viii), (ix) and (x) below, to the extent that such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, compared to other companies in the industries in which the Company and its subsidiaries operate, in which case the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a “Material Adverse Effect”:
(i)
any change or condition affecting any industry in which the Company or any of its subsidiaries operates, including the shipping, marine shipping, LNG, LNG shipping and oil and gas industries (including, in each case, any changes in the operations thereof);

(ii)
any economic, legislative or political condition, including any government shutdown or the results of any election, or any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area, including changes in interest or exchange rates, monetary policy or inflation;

(iii)
any failure in and of itself by the Company or any of its subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a “Material Adverse Effect” to the extent such underlying facts or occurrences are not otherwise excluded from being taken into account);

(iv)
the announcement, execution or delivery of the Merger Agreement or the pendency of the Merger (other than for purposes of the representations and warranties made by the Company relating to non-contravention of applicable law and orders and the Company’s organizational documents and contracts, including the condition to closing relating to the accuracy of such representations and warranties), including (A) any action taken by the Company or any of its subsidiaries that is consented to in writing by Guarantor, Parent or Merger Sub, (B) any shareholder litigation arising out of or related to the Merger Agreement, (C) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (D) any change that arises out of or relates to the identity of Parent or any of its affiliates as the acquirer of the Company;

(v)
any change in and of itself in the market price, credit rating or trading volume of Company common shares on the NYSE or Euronext or any change affecting the ratings or the ratings outlook for the Company or any of its subsidiaries (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a “Material Adverse Effect” to the extent such underlying facts or occurrences are not otherwise excluded from being taken into account);

(vi)	any change in applicable law, regulation or GAAP (or authoritative interpretation thereof);
(vii)
social unrest, riots, protests, geopolitical conditions, the outbreak or escalation of hostilities, any act of war, cyberattack, sabotage or terrorism, or any escalation or worsening of any such act of war, cyberattack, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except that any damage or destruction of any vessels of the Company and its subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a “Material Adverse Effect” to the extent that losses resulting therefrom are not covered by insurance);

(viii) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak;
(ix)
any change in trade controls or laws or related tax laws, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences arising from, any “trade war” or similar actions in the United States or any other country or region in the world; or

(x)
any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development (except that any damage or destruction of any vessels of the Company and its subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a “Material Adverse Effect” to the extent that losses resulting therefrom are not covered by insurance).

provided, however, that any fact, circumstance, effect, change, event or development set forth in the foregoing clauses (i), (ii), (vi), (vii), (viii), (ix) and (x) above may be taken into account in determining whether a material adverse effect has occurred to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a material adverse effect, to the extent such change is not otherwise excluded from being taken into account by clauses (i)-(x) of the definition of the material adverse effect).

Conduct of Business
The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time (or, if earlier, until the valid termination of the Merger Agreement) (the “Pre-Closing Period”), except as (a) set forth in the confidential disclosure letter of the Company provided to Parent and Merger Sub in connection with the execution of the Merger Agreement, (b) required by applicable law or judgment, (c) expressly required by the Merger Agreement or (d) expressly consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:
•	carry on its business in all material respects in the ordinary course of business; and
•
preserve intact in all material respects the business organizations, existing relations with key customers, suppliers and other persons with whom the Company or its subsidiaries have significant business relationships and the goodwill and reputation of its businesses.

The Merger Agreement also contains specific covenants pursuant to which the Company has agreed not to, and has agreed to cause each of its subsidiaries not to, take certain actions during the Pre-Closing Period (subject to the same exceptions listed above and certain additional exceptions specified in the Merger Agreement), including, among other things:
•
issue, sell, transfer, pledge, dispose of, grant or authorize the issuance, sale, transfer, pledge, disposition or grant of, any shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares or other equity or voting interests, or any rights, warrants or options to purchase any shares or other equity or voting interests or amend any previously issued equity compensation awards;

•
redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Company common shares or other equity or voting interests of the Company or any rights, warrants or options to acquire any Company common shares or other equity or voting interests of the Company or its subsidiaries;

•
establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company common shares or other equity or voting interests of, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any equity interests of the Company or any of its subsidiaries;

•	split, combine, subdivide or reclassify any Company common shares or other equity or voting interests of the Company or any non-wholly owned subsidiaries of the Company;
•
amend the organizational documents of the Company or amend in any material respect the organizational documents of any of the subsidiaries of the Company in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•
make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes;

•	enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;
•
redeem, repurchase, prepay, repay, defease, incur, issue, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness (other than permitted indebtedness) or sell any debt securities, enter into a debt facility or otherwise incur any debt (to the extent not covered by the foregoing) or calls, options, warrants or other rights to acquire debt securities (directly, contingently or otherwise);

•
waive, cancel, forgive, release, settle or assign any material indebtedness (other than indebtedness solely among the Company or any subsidiary of the Company owed to the Company) of a subsidiary of the Company or any material claims held by the Company or any subsidiary of the Company against any person or grant any new material refunds, credits, rebates or allowances to any customers;

•	make any loans to any other person;
•
acquire a vessel or enter into a contract to acquire a vessel or sell, lease, license, transfer, exchange, swap or otherwise abandon or dispose of, or subject to any lien (other than permitted liens), any vessel or any of its other material properties or assets (including Company common shares or other equity interests of the Company or any subsidiary of the Company);

•
sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any lien (other than permitted liens), any material intellectual property or disclose to any third parties any trade secrets or material confidential information of the Company or any subsidiary of the Company;

•
compromise or settle any action made or pending by or against the Company or any subsidiary of the Company (including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such or commence any material action;

•	make any new capital expenditure or expenditures in excess of $5,000,000;
•
enter into any contract that would, if entered into prior to the date hereof, be a material contract, or materially modify, materially amend or terminate or fail to renew any material contract, or waive, release, assign or fail to enforce any material rights or claims thereunder in a manner that is adverse to the Company or any subsidiary of the Company;

•	materially reduce the amount of insurance coverage or fail to use reasonable best efforts to renew any material existing insurance policies;
•	create any subsidiary;
•
recognize any labor union, works council or other employee representative body as the representative of any employees of the Company or subsidiary of the Company or negotiate or enter into an agreement with any trade union, works council or other employee representative body;

•	make any material change to the terms and conditions of any Company award or the Company Share Plan, or introduce any new equity incentive plan;
•	make any material change to the terms and conditions of employment of any senior employee;
•	terminate the employment of any senior employee;
•
file a material amendment to a material tax return, make an amendment to or rescission of any material tax election which has been submitted has been submitted to or filed with a Governmental Authority, enter into any closing agreement, settle any claim or assessment in respect of material taxes, or extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material taxes;

•	change its tax residence;
•
enter into any waiver, assignment, compromise, settlement or release with respect to any material proceedings, action or lawsuit (including any material tax proceeding, claim or assessment) or knowingly waive any material claims or rights;

•
enter into any transaction or any agreement to effect any transaction that would require Parent or any of its affiliates to make any filing with any Governmental Authority or the would require the consent of, notice to or filing with any Governmental Authority in connection with the Transactions; or

•	authorize any of, or commit or agree, in writing, to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time.
Further, notwithstanding anything to the contrary in the Merger Agreement, the Company may, and may permit or cause any subsidiary to, take actions as may be reasonably necessary with respect to any operational or maritime emergencies, equipment failures or an immediate and material threat to the health or safety of natural persons, property, the Company’s vessels or the environment; provided, in each case, that the Company will promptly notify Parent and Merger Sub of any such emergency situation and any actions taken in response thereto.
Restrictions on Solicitation of Takeover Proposals
The Company has agreed that it will and will cause each of its subsidiaries and its and their officers, employees and directors to, and will use its reasonable best efforts to cause its other representatives to, immediately cease any discussions or negotiations with any persons (other than Parent, Merger Sub and their representatives) that may have been ongoing with respect to a Takeover Proposal, except as permitted by the Merger Agreement.
The Company has also agreed that it will and will cause each of its subsidiaries and its and their officers, employees and directors to, and will use its reasonable best efforts to cause its other representatives to, during the Pre-Closing Period, not, directly or indirectly:
•	solicit, initiate or knowingly encourage or knowingly facilitate the making of a Takeover Proposal;
•
engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information or access to its properties or assets for the purpose of encouraging or facilitating, a Takeover Proposal; or

•
enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement relating to any Takeover Proposal (other than any acceptable confidentiality agreement permitted to be entered into under the terms of the Merger Agreement) (each, a “Company Acquisition Agreement”).

The Company has also agreed that:
•
it will promptly request that each person (other than Parent, Merger Sub and their representatives) that has, on or prior to the date of the Merger Agreement, executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to promptly return or destroy all confidential information furnished to such person by or on behalf of the Company or any of its subsidiaries or representatives on or prior to the date of the Merger Agreement and terminate access to all data rooms furnished in connection therewith; and

•
neither it nor any of its subsidiaries will terminate, waive, amend, release or modify any provision of any existing standstill or similar agreement to which it or one of its subsidiaries is a party, except that prior to obtaining the required approvals of the Company shareholders, if after consultation with, and taking into account the advice of, outside legal counsel, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, the Company may waive any such standstill provision solely to the extent necessary to permit a person to make, on a confidential basis, to the Special Committee, a Takeover Proposal, or to permit any discussions or negotiations permitted by the Merger Agreement.

Notwithstanding the above restrictions, if at any time prior to obtaining the required approvals of the Company shareholders, the Company receives a Takeover Proposal that did not result from any breach of such restrictions, then:
•
the Company and its representatives may contact and engage in discussions with such person or group of persons making the Takeover Proposal or its or their representatives to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing; and

•
if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its representatives may:

○
enter into a confidentiality agreement in accordance with the terms of the Merger Agreement with the third party making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its subsidiaries to such third party and its representatives and financing sources (and the Company further agreed that it will promptly provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any third party given such access that was not previously provided to Parent or its representatives); and engage in or otherwise participate in discussions or negotiations with the third party making such Takeover Proposal and its or their representatives and financing sources, including to solicit the making of a revised Takeover Proposal.

○
The Company must promptly (and in any event within 24 hours) notify Parent in the event it receives a Takeover Proposal and disclose to Parent the material terms and conditions of such Takeover Proposal (and copies of any written Takeover Proposal, including proposed agreements) and the identity of the person or group making such Takeover Proposal, and keep Parent reasonably informed on a prompt and timely basis of any material developments with respect to any such Takeover Proposal.

Changes in Company Board or Special Committee Recommendation
Except as described below, the Company has agreed that neither the Company Board, the Special Committee nor any other committee thereof will:
•
withhold or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the recommendation that the Company shareholders approve the Merger Proposal;

•	recommend, approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal; or
•	fail to include its recommendation that the Company shareholders approve the Merger Proposal in this proxy statement.
Any of the actions by the Company described in the immediately preceding paragraph are referred to in this proxy statement as an “adverse recommendation change”.
The Company has also agreed that it will not, and will not cause or permit its subsidiaries to, execute or enter into any Company Acquisition Agreement.
For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal (whether or not in writing) or offer from any person or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect:
(a)
acquisition that if consummated would result in any person or group (other than Parent and its subsidiaries) owning 20% or more of the assets (based on the fair market value thereof, as determined in good faith by the Special Committee), revenues or net income of the Company and its subsidiaries, taken as a whole;

(b)	acquisition of 20% or more of the issued and outstanding Company common shares;
(c)	tender offer or exchange offer that if consummated would result in any person or group having beneficial ownership of 20% or more of the issued and outstanding Company common shares; or
(d)
merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination or similar transaction pursuant to which any person or group (or the shareholders of any person) would acquire 20% of more of the aggregate voting power of the Company or the surviving entity;

other than, in each case, the Transactions.
However, prior to the time the required approvals of the Company shareholders are obtained, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may, if the Company Board or the Special Committee determines in good faith, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:
•	make an adverse recommendation change in response to an “intervening event” (as defined below), so long as the Company:

○
delivers to Parent a written notice advising Parent that the Company intends to take such action and specifying the reasons therefor and a reasonably detailed description of the underlying facts giving rise thereto; and

○
during a four business day period following the delivery of such notice, if requested by Parent, engages in good faith negotiations with Parent and its representatives regarding any changes to the terms of the Merger Agreement so that such intervening event would cease to warrant an adverse recommendation change; or

•
if a Superior Proposal is received by the Company that did not result from any breach of its non-solicitation obligations, as described under the section entitled “—Restrictions on Solicitations of Takeover Proposals”, make an adverse recommendation change or terminate the Merger Agreement to enter into an acquisition agreement with respect to such Superior Proposal, so long as:

○
the Company delivers to Parent a written notice advising Parent that the Company intends to take such action and specifying the reasons therefor and a reasonably detailed description of the underlying facts giving rise thereto, including (a) the material terms and conditions of such Takeover Proposal and the identity of the person or group of persons making such Takeover Proposal and (b) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal;

○
during a four business day period following the delivery of such notice, if requested by Parent, the Special Committee engages in good faith negotiations with Parent and its representatives regarding any changes to the terms of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal; and

○
after the expiration of such four business day period, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Takeover Proposal continues to constitute a Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal will require a new notice and a new two business day period for further engagement with Parent).

For purposes of the Merger Agreement:
•
“intervening event” means any positive material event, change, effect, condition, development, fact or circumstance with respect to the Company and its subsidiaries or their respective businesses that (a) is neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Company Board or the Special Committee as of the date of the Merger Agreement and (b) does not relate to any Takeover Proposal, however, none of the following will constitute an intervening event: (i) the Company or any of its subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period and (ii) any change in and of itself in the market price, credit rating or trading volume of Company common shares on the NYSE or Euronext or any change affecting the ratings or the ratings outlook for the Company or any of its subsidiaries (it being understood that, in each case of (i) and (ii), the underlying facts or occurrences giving rise to such change may be considered an intervening event to the extent otherwise satisfying the terms of this definition); and

•
“Superior Proposal” means any bona fide written Takeover Proposal (provided that, for the purposes of this definition, references to “20%” in the definition of Takeover Proposal will be deemed replaced with references to “50%”) that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects, including the risk and timing of consummation of such proposal and any changes to the terms of the Merger Agreement committed to by Parent in response to such superior proposal, would be more favorable to the public shareholders than the Merger.

Efforts to Obtain Required Shareholder Approvals
The Company has agreed to take all necessary actions in accordance with applicable law, the organizational documents of the Company, the rules of the NYSE and the rules of Euronext to call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the required approvals of Company shareholders, consisting of the affirmative vote (in person or by proxy) in favor of the approval of the Merger Agreement, the Merger and the Statutory Merger Agreement of the holders of a simple majority of the votes cast at a meeting of the Company shareholders at which there are at least two Persons present throughout such meeting and representing in person or by proxy at least 33 1/3% of the issued shares of the Company that are entitled to vote thereat.
Subject to terms of the Merger Agreement, the Company has agreed to use its reasonable best efforts to obtain the required approvals from the holders of the issued shares of the Company, and to keep Parent and its representatives reasonably apprised following the mailing of this proxy statement and prior to the date of the special general meeting as to the aggregate tally of proxies received by the Company with respect to the required approvals of such Company shareholders.
Efforts to Complete the Transactions
Subject to the terms of the Merger Agreement, each of the Company, Parent and Merger Sub have agreed to cooperate with the other parties to the Merger Agreement and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts (unless another standard of performance is expressly provided for in the Merger Agreement) to promptly:
•
take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to cause the conditions to closing applicable to such party to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including:

○	taking all such actions contemplated by the terms of the Statutory Merger Agreement;
○
otherwise preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

○	executing and delivering any additional instruments necessary to consummate the Transactions;
•	obtain all consents from any Governmental Authority or third-party necessary, proper or advisable to consummate the Transactions, including any such consents required under applicable antitrust laws,
•	take all steps that are necessary, proper or advisable to avoid any actions by any governmental authorities with respect to the Merger Agreement or the Transactions; and
•
defend or contest in good faith any action by any third party (excluding any Governmental Authority), whether judicial or administrative, challenging the Merger Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

Third-Party Consents
The Company has also agreed to use its commercially reasonable efforts to obtain certain third-party consents in connection with the consummation of the Transactions, and Guarantor and Parent have agreed to use their commercially reasonable efforts to cooperate with the Company, in each case with respect to:
•	obtaining such specified third-party consents; or
•	taking such action to obviate the need for such specified third-party consents.
The Company has agreed to consult with Guarantor regarding, and to give Guarantor reasonable opportunity to review and comment on documents prepared in connection with, obtaining such specified third-party consents.
Guarantee
Guarantor has agreed to take any and all actions necessary to cause Parent and Merger Sub to perform all of their respective obligations under the Merger Agreement in accordance with the terms of the Merger Agreement and has absolutely, irrevocably and unconditionally guaranteed to the Company the punctual and full performance and payment by Parent and Merger Sub of each of the covenants, obligations and undertakings (including the obligation to pay the Merger Consideration, any obligation of Parent or Merger Sub to pay monetary damages in connection with the Merger Agreement and the Transactions and indemnification obligations pursuant to the Merger Agreement)

required to be performed by Parent or Merger Sub, as and when the Guaranteed Obligations are required to be performed under the Merger Agreement, subject to all terms, conditions and limitations contained in the Merger Agreement.
If Parent fails to discharge all or any portion of the Guaranteed Obligations when due, without demand, Guarantor’s liability to the Company in respect of such portion of the Guaranteed Obligations will become immediately due and payable, and the Company may at any time and from time to time, and so long as Parent has failed to discharge the Guaranteed Obligations, take any and all actions available under the Merger Agreement to collect Guarantor’s liabilities under the Merger Agreement in respect of such Guaranteed Obligations.
Guarantor has also agreed that the obligations of Guarantor under the Merger Agreement will not be released or discharged, in whole or in part, or otherwise affected by:
•	the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Guarantor;
•
any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement entered in connection with the Guaranteed Obligations; or

•	any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent or any other person liable with respect to the Guaranteed Obligations.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants relating to, among other things:
•	cooperation between the Company, on the one hand, and Parent and Merger Sub, on the other hand, in the preparation of the Schedule 13E-3 and this proxy statement;
•	consultation between the Company, on the one hand, and Guarantor, Parent and Merger Sub, on the other hand, in connection with public statements with respect to the Transactions;
•	payment of all share transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) by Parent;
•	confidentiality and access by Parent to certain information regarding the Company;
•	each party giving the other party the opportunity to participate in the defense and settlement of any litigation relating to the Merger Agreement, the Statutory Merger Agreement or the Transactions;
•
Parent providing, or causing the Surviving Company or one of its subsidiaries to provide, to each employee employed by the Company or any of its subsidiaries as of the date of the Merger Agreement (except employees covered by a collective bargaining agreement) with certain compensation and benefits that are, in the aggregate, no less favorable than those provided to such employee immediately prior to the Effective Time;

•	Parent taking all action necessary to cause Merger Sub to be incorporated and to become a party to the Merger Agreement;
•	Parent, in its capacity as the sole shareholder of Merger Sub, approving the Merger Agreement, the Statutory Merger Agreement and the Transactions;
•
the Surviving Company using reasonable best efforts to cause the Company common shares to be de-listed from the NYSE and Euronext and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time; and

•
Parent and the Surviving Company indemnifying the Company’s current and former directors, advisory directors and officers against all losses incurred in connection with any threatened or actual action to which such person is involved arising out of such person’s role as a director, advisory director or officer and obtaining six-year director and officer tail insurance in favor of the Company’s directors and officers.

Conditions to Completion of the Merger
We expect to complete the Transactions during the fourth quarter of 2025 or the first quarter of 2026. The respective obligations of the Company, Guarantor, Parent and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver by the Company and Parent, if permissible under applicable law) at or prior to the closing of the following conditions:
•
the Company having obtained the affirmative vote (in person or by proxy) in favor of the approval of the Merger Agreement, the Merger and the Statutory Merger Agreement by the holders of a simple majority of the votes cast, at a meeting of the Company shareholders at which there are at least two Persons present throughout such meeting and representing in person or by proxy at least 33 1/3% of the issued shares of the Company that are entitled to vote thereat; and

•
there not being in effect any injunction, order, judgment, ruling, decree or writ of any Governmental Authority enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

In addition, the obligations of Guarantor, Parent and Merger Sub to consummate the Merger are also subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) at or prior to the closing of the Merger of the following conditions:
•
the representations and warranties of the Company with respect to (a) the absence of any material adverse effect since December 31, 2024 must be true and correct in all respects as of the closing date; (b) (i) organization and standing of the Company; (ii) the number of Company common shares issued and outstanding and issuable in respect of outstanding Company equity-based awards and (iii) the absence of any other shares or rights to receive shares of the Company must be true and correct in all but de minimis respects as of the closing date (except to the extent made as of an earlier date, in which case as of such date); (c) (i) other capitalization matters; (ii) corporate authority and Company Board and Special Committee approvals; (iii) absence of any anti-takeover statutes applying to the Merger; (iv) opinion of the Special Committee’s financial advisor and (v) the absence of undisclosed brokers’ fees in connection with the Transactions must be true and correct in all material respects as of the closing date (except to the extent made as of an earlier date, in which case as of such date); and (d) all other matters must be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import) as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•
the Company must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and

•
Parent must have received certificates signed on behalf of the Company by an executive officer of the Company to the effect that the conditions described in the two immediately preceding bullets have been satisfied.

Furthermore, the obligations of the Company to consummate the Merger are also subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the closing of the following conditions:
•
the representations and warranties of Parent and Merger Sub with respect to (a) corporate authority and approvals must be true and correct in all material respects as of the closing date (except to the extent made as of an earlier date, in which case as of such date) and (b) all other matters must be true and correct (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import) as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the Merger Agreement;

•
Guarantor, Parent and Merger Sub must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•
the Company must have received certificates signed on behalf of Parent and Merger Sub by an executive officer of Parent to the effect that the conditions described in the two immediately preceding bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the required approvals of the Company shareholders (except as otherwise expressly noted), under any of the following circumstances:
•	by the mutual written consent of the Company and Parent;
•	by either of the Company or Parent:
○
if the Merger is not consummated on or prior to March 1, 2026 as such date may be extended pursuant to the Merger Agreement (the “Outside Date”), except that the right to terminate the Merger Agreement pursuant to the provision described in this bullet will not be available to any party if the breach by such party of its representations and warranties or the failure by such party to perform any of its obligations under the Merger Agreement or to act in good faith or use reasonable best efforts to consummate the Transactions has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date; or

○
if any injunction, order, judgment, ruling, decree or writ of any Governmental Authority enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger is in effect and has become final and non-appealable, except that the party seeking to terminate the Merger Agreement pursuant to the provision described in this bullet must have performed in all material respects its obligations under the Merger Agreement, acted in good faith and used reasonable best efforts to prevent the entry of and to remove such injunction, order, judgment, ruling, decree or writ in accordance with its obligations under the Merger Agreement;

•	by Parent:
○
if the Company has breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of certain conditions to the obligations of Parent and Merger Sub to effect the Merger described under “—Conditions to Completion of the Merger” beginning on page 81 of this proxy statement and (b) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured, has not been cured within 30 calendar days following receipt by the Company of written notice thereof stating Parent’s intention to terminate the Merger Agreement pursuant to the provision described in this bullet and the basis for such termination, except that Parent may not terminate the Merger Agreement under this provision if it is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement; or

○
prior to obtaining the required approvals of the Company shareholders of the Merger Proposal, if the Special Committee (a) recommends, approves or adopts any Takeover Proposal or (b) issues an adverse recommendation change either in violation of the Merger Agreement or in connection with an intervening event;

•	by the Company:
○
if Parent or Merger Sub has breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of certain conditions to the obligations of the Company to effect the Merger described under “—Conditions to Completion of the Merger” beginning on page 81 of this proxy statement and (b) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured, has not been cured within 30 calendar days following receipt by Parent of written notice thereof stating the Company’s intention to terminate the Merger Agreement pursuant to the provision described in this bullet and the basis for such termination, except that the Company may not terminate the Merger Agreement under this provision if it is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement;

○
prior to obtaining the required approvals of the Company shareholders of the Merger Proposal, in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal as described under “—Changes in Company Board or Special Committee Recommendation” beginning on page 77 of this proxy statement if the Company prior to or concurrently with such termination pays the Company Termination Fee as described under “—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement;

○
if all conditions to Guarantor, Parent and Merger Sub’s obligations to effect the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing so long as such conditions would be satisfied as of the date of termination) and the Merger is required to be consummated but Parent or Merger Sub fail to consummate the Merger after the receipt by Parent of notice thereof; or

○
if the meeting of the Company shareholders (including any adjournments or postponements thereof) at which a vote was taken has concluded and the required approvals of the Company shareholders of the Merger Proposal were not obtained.

Termination Fees and Expense Reimbursement
In the event of the termination of the Merger Agreement in accordance with its terms by a party, written notice of such termination will be given to the other party specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will then become null and void (other than certain sections that survive termination of the Merger Agreement, including those relating to the guarantee and confidentiality) without liability on the part of any party or its directors, officers and affiliates, other than, as liability may exist pursuant to the provisions that will survive the termination of the Merger Agreement. In addition, no termination will relieve any party to the Merger Agreement from liability for any willful breach.
The Company will be obligated to pay Parent a termination fee of $6 million (the “Company Termination Fee”) within two business days following the termination of the Merger Agreement by the Company in connection with a Superior Proposal Termination as described under “—Termination of the Merger Agreement” beginning on page 82 of this proxy statement.
In the event that the Company fails to pay the Company Termination Fee when due and, in order to obtain such payment, Parent commences an action that results in a judgment against the Company for the Company Termination Fee, the Company will be required to pay to Parent the Company Termination Fee, plus interest on the Company Termination Fee from the date of termination of the Merger Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, in effect on the date of termination of the Merger Agreement, plus the amount of any reasonable fees, costs and expenses incurred by Parent and its affiliates in connection with any such action.
Payment by the Company of the Company Termination Fee in the circumstances in which such fee is payable is the sole and exclusive monetary damages remedy of Guarantor, Parent, Merger Sub and their respective affiliates and representatives against the Company and its respective affiliates and representatives in respect of the Merger Agreement, any agreement executed in connection with the Merger Agreement and the Transactions.

Fees and Expenses
Except as set forth in the section “—Termination Fees and Expense Reimbursement” beginning on page 83 of this proxy statement, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the Transactions will be paid by the party incurring or required to incur such fees or expenses.
Amendments and Waivers
At any time prior to the Effective Time, the Merger Agreement may be amended, modified or supplemented in any and all respects, whether before or after receipt of the required approvals of the Company shareholders of the Merger Proposal, only by written agreement of the parties to the Merger Agreement, except that following receipt of the required approvals of the Company shareholders of the Merger Proposal, the parties may not amend or change the provisions of the Merger Agreement which by applicable law would require further approval by the Company shareholders without having first obtained such approval.
Governing Law; Jurisdiction
The Merger Agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Statutory Merger Agreement and the Merger.
The parties have agreed to submit to the jurisdiction and venue of the Bermuda courts in any actions and proceedings arising out of or relating to the Merger Agreement or the Transactions.
Specific Performance
The parties recognized and agreed in the Merger Agreement that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the parties to the Merger Agreement agreed that, in addition to all other remedies to which it may be entitled, each of the parties to the Merger Agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof without the necessity of posting a bond or other security in connection therewith. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy.

THE VOTING AND SUPPORT AGREEMENT
The following is a summary of the material terms and conditions of the Voting and Support Agreement. This summary is qualified in its entirety by reference to the complete text of the Voting and Support Agreement, a copy of which is attached to this proxy statement as Annex C, and which is incorporated by reference into this proxy statement. We encourage you to read the Voting and Support Agreement carefully and in its entirety before making any decisions regarding the Merger.
Agreement to Vote
Concurrently with the execution and delivery of the Merger Agreement on September 28, 2025, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, Guarantor entered into a Voting and Support Agreement with the Company.
Pursuant to the Voting and Support Agreement, Guarantor has agreed that it will, at any meeting of the Company shareholders called to approve the Merger Agreement, the Statutory Merger Agreement or the Merger and the other Transactions:
•	appear at such meeting or otherwise cause its shares to be counted as present thereat for purposes of establishing a quorum;
•
vote or cause to be voted at any such meeting its shares in favor of approving the Merger Agreement, the Statutory Merger Agreement, the Merger and any other actions contemplated by the Merger Agreement or the Statutory Merger Agreement in respect of which Company shareholder approval is requested or required and for any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other Transactions;

•
vote or cause to be voted at any such meeting its shares in favor of any proposal by the Company to adjourn or postpone any such meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger and the other Transactions;

•
vote or cause to be voted at any such meeting its shares against any Takeover Proposal or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the other Transactions; and

•
vote or cause to be voted at any such meeting its shares against any other action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty, covenant or other obligation or agreement of Parent or Merger Sub under the Merger Agreement, (b) result in the conditions of the consummation of the Merger Agreement not being fulfilled or (c) materially impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other Transactions.

Transfer and Other Restrictions
From the date of the Voting and Support Agreement until the termination of the Voting and Support Agreement, Guarantor has agreed not to, and cause its affiliates not to, directly or indirectly:
•
sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Company common shares owned by it;

•
deposit any such shares into a voting trust or enter into any voting arrangement, or grant a proxy or power of attorney with respect to any such shares or permit to exist any pledge, lien, charge, encumbrance or security interest of any kind or nature, except as may be imposed pursuant to the Voting and Support Agreement or any applicable restrictions on transfer under the Securities Act of 1933, as amended, or other applicable securities laws; or

•	acquire beneficial or record ownership of additional Company equity securities.
Notwithstanding the foregoing, the above shall not impact the acquisition of securities of the Company by a director or officer of the Company pursuant to any equity compensation plan.

Additional Covenants of Guarantor
Guarantor has also agreed, subject to terms and conditions of the Voting and Support Agreement:
•
to furnish to the Company all information concerning itself as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Schedule 13E-3 (including any amendment or supplement thereto, the proxy statement included in the Schedule 13E-3 and any document incorporated by reference in the Schedule 13E-3) and the resolution of comments with respect to the Schedule 13E-3 from the SEC; and

•
not to, and to cause its officers, employees and directors not to, and to use reasonable efforts to cause its other representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any legal or administrative proceeding, suit, investigation or arbitration which (a) challenges the validity of or seeks to enjoin the operation of any provision of the Voting and Support Agreement or the Merger Agreement or (b) alleges that the execution and delivery of the Voting and Support Agreement by Guarantor (or its performance under the Voting and Support Agreement) or the Merger Agreement by the Company breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that Guarantor has (or may be alleged to have) to the Company or to the other shareholders of the Company.

Termination
The Voting and Support Agreement terminates automatically upon the earliest of:
•	the Company having obtained the Required Shareholder Approval;
•	the date the Special Committee recommends, approves or adopts any Takeover Proposal;
•	the termination of the Merger Agreement in accordance with its terms; and
•	the mutual written agreement of Guarantor and the Company.

THE ADJOURNMENT PROPOSAL
Company shareholders are being asked to approve a proposal that will give the Company Board authority to adjourn the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal.
If the Adjournment Proposal is approved, the special general meeting could be adjourned to any date. If the special general meeting is adjourned, Company shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your Company common shares will be voted in favor of the Adjournment Proposal.
Assuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal by holders of the Company common shares.
The Company Board recommends a vote “FOR” the Adjournment Proposal.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS
No provision has been made (a) to grant the Unaffiliated Shareholders access to the corporate files of the Company, any other party to the Merger Agreement or any of their respective affiliates, or (b) to obtain counsel or appraisal services for the Unaffiliated Shareholders at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS OF SHAREHOLDERS
Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Company Board considers the fair value for each Company common share to be $9.65, without interest.
Any of the Company shareholders who does not vote in favor of the Merger Proposal and who is not satisfied that it has been offered fair value for its Company common shares may exercise its appraisal rights under the Bermuda Companies Act to have the fair value of its shares appraised by the Supreme Court of Bermuda. Persons owning beneficial interests in Company common shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any holder of Company common shares intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Supreme Court of Bermuda within one month after the date the notice convening the special general meeting to approve the Merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules and limited decisions of the Supreme Court of Bermuda prescribing in detail the operation of the provisions of the Bermuda Companies Act governing appraisal rights that are set forth in Section 106 of the Bermuda Companies Act or the process of appraisal by the Supreme Court of Bermuda; the Supreme Court of Bermuda retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Bermuda Companies Act.
If a Company shareholder votes in favor of the Merger Proposal at the special general meeting, such shareholder will have no right to apply to the Supreme Court of Bermuda to appraise the fair value of its Company common shares, and instead, if the Merger is consummated, and as discussed in the section of this proxy statement titled “The Merger Agreement—Effects of the Merger” on page 69, each Company common share held by such shareholder will be canceled and converted into the right to receive the Merger Consideration. Voting against the Merger, or not voting, will not in itself satisfy the requirements under the Bermuda Companies Act for a shareholder to exercise such shareholder’s right to apply for appraisal of the fair value of its shares.
A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS COMPANY COMMON SHARES APPRAISED, PROVIDED THAT SUCH SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER PROPOSAL.
In any case where a registered holder of Company common shares has made an appraisal application, in respect of the Company common shares held by such dissenting shareholder, and the Merger has been made effective under Bermuda law before the Supreme Court of Bermuda’s appraisal of the fair value of such dissenting shares, such dissenting shareholder will be paid by the Surviving Company within one month of the Supreme Court of Bermuda’s appraisal, an amount equal to the value of the dissenting shares appraised by the Supreme Court of Bermuda.
In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Supreme Court of Bermuda before the Merger has been made effective under Bermuda law, then the Company will be required to pay the dissenting shareholder within one month of the Supreme Court of Bermuda’s appraisal an amount equal to the value of the dissenting shares appraised by the Supreme Court of Bermuda, unless the Merger is terminated under the terms of the Merger Agreement, in which case no payment will be made. However, it is anticipated that, subject to having obtained the requisite shareholder approval at the special general meeting of the Company, the Merger would have proceeded prior to the appraisal by the Supreme Court of Bermuda.
A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Supreme Court of Bermuda. The responsibility for apportioning the costs of any application to the Supreme Court of Bermuda under Section 106 of the Bermuda Companies Act will be in the discretion of the Supreme Court of Bermuda.
The relevant portion of Section 106 of the Bermuda Companies Act in relation to appraisal rights is as follows:
•
“(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

•
(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or (b) to terminate the amalgamation or merger in accordance with subsection (7).

•
(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

•	(6C) No appeal shall lie from an appraisal by the Court under this section.
•	(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.
•
(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”

SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE COMPANY COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
A shareholder who elects to exercise appraisal rights under Section 106(6) of the Bermuda Companies Act should, in addition to making an application to the Supreme Court of Bermuda, mail or deliver a written demand to:
Cool Company Ltd.
7 Clarges Street, 5th Floor, London
W1J 8AE
United Kingdom
Attention: Sarah Choudhry, General Counsel

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Identity and Background of the Company
Under the SEC rules governing “going private” transactions, the Company is deemed the “subject company” in the “going private” transaction. The Company and its subsidiaries are primarily engaged in the acquisition, ownership, operation and chartering of LNG carriers, and the management of third party vessels. The Company conducts its operations through its vessel owning subsidiaries and through its vessel management services subsidiaries. The Company is a Bermuda exempted company. The Company’s principal executive office is located at 7 Clarges Street, 5th Floor, London, W1J 8AE, United Kingdom. The Company’s telephone number is +(44) 207 659 1111. The Company common shares are listed and trade on the NYSE and Euronext under the symbol “CLCO”.
Directors and Executive Officers of the Company
The names and material occupations, positions, offices or employment during the past five years of the Company’s directors and executive officers are set forth below. During the past five years, none of the Company nor any of the Company’s directors or executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for the Company and each of the Company’s listed directors and executive officers is c/o Cool Company Ltd., 7 Clarges Street, 5th Floor, London, W1J 8AE, United Kingdom, and the phone number for the Company and each of the Company’s listed directors and executive officers is +(44) 207 659 1111.

Director/Officer	Address of Principal Office/Business	Country of Citizenship	Name/Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Directors

Cyril Ducau	Eastern Pacific Shipping Pte. Ltd. 1 Temasek Avenue #38 – 01 Millenia Tower Singapore 039192	France	Eastern Pacific Shipping Pte. Ltd. 1 Temasek Avenue #38 – 01 Millenia Tower Singapore 039192 Position: CEO	Ship Management
1.
Kenon Holdings Ltd. – Director (March 2014 to current) and Chairman (March 2017 to current)
2.
Singapore Maritime Foundation – Independent Director (January 2022 to current)
3.
Global Centre for Maritime Decarbonisation Limited – Independent Director (November 2021 to current)
4.
Gard P&I (Bermuda) Ltd. – Director (July 2021 to current)

Antoine Bonnier	Quantum Pacific (UK) LLP 7 Clarges Street, 5th Floor, London W1J 8AE	France	Quantum Pacific (UK) LLP 7 Clarges Street, 5th Floor, London W1J 8AE Position: CEO	Investment Advisory
1.
Club Atletico de Madrid SAD – Director (November 2017 to current)
2.
OPC Energy Ltd – Director (2020 to current)
3.
Kenon Holdings Ltd. – Director (2016 to current)
4.
CoolCo SPVs(*) – Director (October 2023 to current)
5.
Competitive Power Ventures Inc – Director (January 2021 to current)
6.
Ekwateur SA – Director (April 2022 to November 2025)
7.
JOUL SA – Director (June 2024 to current)

Joanna Zhou	Eastern Pacific Shipping Pte. Ltd. 1 Temasek Avenue #38 – 01 Millenia	Singapore	Eastern Pacific Shipping Pte. Ltd. 1 Temasek Avenue #38 – 01 Millenia	Ship Management	1. Ansonia Holdings – Business Development Manager (March 2023 to current) 2. CoolCo SPVs – Director

Director/Officer	Address of Principal Office/Business	Country of Citizenship	Name/Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
	Tower Singapore 039192		Tower Singapore 039192 Position: Manager, Strategy & Analysis		(November 2023 to current) 3. Dynamis SPV Boards – Director (August 2025 to current)

Peter Anker	Cool Company Ltd 7 Clarges Street, 5th Floor, London W1J 8AE	Norway	Langebru AS Madserud Allé 16, 0274, Oslo, Norway Position: Chairman and Director	Investment Company	1. Clarksons Platou AS – CEO (2015 to 2022) 2. Hexicon AB – Director (2020 to 2022) 3. Clarksons Platou AS – Senior Advisor Banking and Brokerage (2022 to current)

Sami Iskander	Cool Company Ltd 7 Clarges Street, 5th Floor, London W1J 8AE	France / Egypt	Retired	Retired	1. Shell’s Upstream Joint Ventures business – Executive Vice President (2016 to 2019) 2. Petrofac (PFC, PLC) – CEO (2021 to 2023) 3. CoolCo SPVs - Director (October 2023 to current)

Neil Glass	Cool Company Ltd 7 Clarges Street, 5th Floor, London W1J 8AE	Canada	WW Management Limited 1 Tea Rose Lane, Devonshire DV07, Bermuda Position: Director	Services to International Businesses
1.
Borr Drilling – Director (December 2019 to current)
2.
2020 Bulkers Limited – Director (2020 to 2022)
3.
Golar LNG Partners LP - Director (2020 to 2021).
4.
CoolCo SPVs - Director (November 2022 to current)

Richard Tyrrell	Cool Company Management Ltd 7 Clarges Street, 5th Floor, London W1J 8AE	UK	Cool Company Management Ltd 7 Clarges Street, 5th Floor, London W1J 8AE Position: CEO and Director from July 2022	Ship owner and manager	1. Höegh LNG AS – Chief Development Officer (2018 to 2022) 2. CoolCo SPVs – Director (October 2023 to current) 3. Armada Technologies Ltd – Director (May 2024 to current)
Officers
Johannes Boots	Cool Company Management Ltd 7 Clarges Street, 5th Floor, London W1J 8AE	Netherlands	Cool Company Management Ltd 7 Clarges Street, 5th Floor, London W1J 8AE Position: CFO	Ship owner and manager	1. Pacific Drilling S.A. – Senior Vice President and Chief Financial Officer (2018 to 2019) 2. Camaya Holding BV – Director (2021 to current)

*	The Company has a number of special purpose vehicles (“CoolCo SPVs”), and certain of the Company’s directors also serve as directors of one or more CoolCo SPVs, as indicated.
Book Value Per Share
As of June 30, 2025, the book value per common share was $14.71. Book value per share is computed by dividing total equity on June 30, 2025 by the total common shares issued and outstanding on that date.
Selected Historical Financial Information
The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. The audited consolidated financial statements of the Company for the two years ended December 31, 2024 and 2023 are incorporated herein by reference to the Company’s Form 20-F for the year ended December 31, 2024, originally filed on March 31, 2025 (see page F-1 and the following pages).
The following tables present selected consolidated financial information for the Company. The Company’s summary of consolidated balance sheets presented below for the years ended December 31, 2024 and 2023 and the Company’s summary of consolidated statements of operations presented below as of December 31, 2024 and 2023 have been derived from the Company’s audited consolidated financial statements, which are included in the Company’s Form 20-F for the year ended December 31, 2024, originally filed on March 31, 2025 (see page F-1 and the following pages).
The Company’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial information below should be read in conjunction with, and is qualified in its entirety by reference to, the Company’s audited consolidated financial statements and the related notes and other financial information in the Company’s annual report on Form 20-F for the year ended December 31, 2024, which are also incorporated into this proxy statement by reference. For more information on how to obtain a copy of such Annual Report, see the section “Where You Can Find More Information” beginning on page 108 of this proxy statement.
Summary of Consolidated Balance Sheets
As of December 31, 2024 and 2023

(in thousands of $, except number of shares)	December 31, 2024	December 31, 2023
Current assets	177,212	154,253
Non-current assets	2,065,924	1,902,690
Total assets	2,243,136	2,056,943
Current liabilities	243,730	293,330
Non-current liabilities	1,237,906	957,033
Total liabilities	1,481,636	1,250,363
Owners’ equity includes 53,726,718 (2023: 53,702,846) common shares of $1.00 each, issued and outstanding
Owners’ share capital	53,727	53,703
Additional paid-in capital	510,780	509,327
Retained earnings	196,993	172,960
Total Owners’ Equity	761,500	735,990
Non-controlling interests	—	70,590
Total equity	761,500	806,580
Total liabilities and equity	2,243,136	2,056,943

Summary of Consolidated Statements of Operations
For the years ended December 31, 2024 and 2023

(in thousands of $, except per share amounts)	December 31, 2024	December 31, 2023
Time and voyage charter revenues	313,620	347,081
Vessel and other management fees revenues	8,890	14,301
Amortization of intangible assets and liabilities arising from charter agreements, net	15,987	17,628
Total operating revenues	338,497	379,010
Vessel operating expenses	(71,070)	(72,783)
Voyage, charter hire and commission expenses, net	(6,260)	(4,532)
Administrative expenses	(21,936)	(24,173)
Depreciation and amortization	(76,282)	(76,629)
Total operating expenses	(175,548)	(178,117)
Operating income	162,949	200,893
Other non-operating income	—	42,549
Financial income/(expense):
Interest income	6,041	8,227
Interest expense	(78,661)	(80,190)
Gains on derivative instruments	13,918	7,278
Other financial items, net	(3,170)	(1,838)
Net financial expense	(61,872)	(66,523)
Income before income taxes and non-controlling interests	101,077	176,919
Income taxes, net	(277)	(556)
Net income	100,800	176,363
Net income attributable to non-controlling interests	(2,658)	(1,634)
Net income attributable to the Owners of Cool Company Ltd. / Predecessor’s Parent	98,142	174,729
Basic earnings per share	$1.83	$3.25
Diluted earnings per share	$1.82	$3.25

Market Prices of the Company Common Shares and Dividends
The Company common shares are listed on the NYSE and Euronext under the symbol “CLCO”. At the close of business on November 17, 2025, the most recent practicable date prior to the date of this proxy statement there were three holders of record of Company common shares. A number of the Company shareholders have their shares in street name; therefore, the Company believes that there are substantially more beneficial owners of Company common shares.
The following table sets forth on a per share basis the low and high intra-day prices of the Company common shares as reported in published financial sources for each quarter during the past two years.

	High	Low
Fiscal Year 2025
Fourth Quarter (through November 17, 2025)	$9.86	$9.50
Third Quarter	$9.53	$6.59
Second Quarter	$7.50	$4.51
First Quarter	$9.02	$4.94
Fiscal Year 2024
Fourth Quarter	$11.71	$6.92
Third Quarter	$12.45	$10.07
Second Quarter	$13.68	$10.48
First Quarter	$13.18	$10.34
Fiscal Year 2023
Fourth Quarter	$13.94	$11.06
Third Quarter	$14.50	$12.77
Second Quarter	$14.10	$11.00
First Quarter	$13.05	$11.56

We paid our first cash dividend since becoming a public company in February 2023 on March 10, 2023 in an amount of $0.40 per share. We have subsequently paid dividends to Company shareholders as follows:

Date	Dividend per Share
March 10, 2023	$0.40
June 9, 2023	$0.41
September 18, 2023	$0.41
December 15, 2023	$0.41
March 18, 2024	$0.41
June 10, 2024	$0.41
September 16, 2024	$0.41
December 9, 2024	$0.15

The declaration and payment of any dividend with respect to the Company common shares is subject to the discretion of the Company Board and the requirements of Bermuda law. Under the Merger Agreement, the Company has agreed that, until the Effective Time (or, if earlier, until the valid termination of the Merger Agreement), it will not issue dividends with respect to the Company common shares other than regular quarterly cash distributions paid during the fourth quarter of 2025 and the first quarter of 2026 that do not exceed the amount duly authorized and approved by the Company Board, in each case with customary declaration, record and payment dates consistent with past practice and the corresponding dividend equivalent in respect of each Company RSU Award and corresponding adjustments to exercise price in respect of each Company Option (or other comparable dividend equivalents or adjustments in respect of awards under the Company Share Plan). In addition, certain of the Company’s financing arrangements impose limitations on the Company’s ability to pay dividends. The Company Board will determine the timing and amount of all dividend payments based on various factors, including our earnings, financial condition, cash requirements and availability, restrictions under our financing arrangements and the provisions of Bermuda law. Accordingly, we cannot guarantee that we will be able to pay quarterly dividends. Additionally, following consummation of the Merger, the Company and Parent may make material changes to the Company’s dividend rate or policy.

The closing price of Company common shares on the NYSE on November 17, 2025, the most recent practicable date prior to the date of this proxy statement, was $9.81 per share. As of November 17, 2025, there were 52,868,029 Company common shares issued and outstanding. You are encouraged to obtain current market prices of Company common shares in connection with voting your Company common shares.
Security Ownership of Company Common Shares
The following table presents the beneficial ownership of the Company common shares as of November 17, 2025, for:
•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of the Company outstanding common shares;
•	each of our executive officers and members of the Company Board; and
•	all of our executive officers and members of the Company Board as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all Company common shares shown as beneficially owned by them.
The percentage of beneficial ownership for the following table is based on 52,868,029 Company common shares issued and outstanding as of November 17, 2025. Company Options to purchase shares that are exercisable within 60 days are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.
Unless otherwise indicated in this proxy statement including as described under “Other Important Information Regarding the Company—Directors and Executive Officers of the Company” beginning on page 91 of this proxy statement, the address for each listed shareholder is: c/o Cool Company Ltd., 7 Clarges Street, 5th Floor, London, W1J 8AE, United Kingdom.

	Company Common Shares		Company Options	Company RSUs Awards
Executive Officers and Company Board Members:	Number of Company common shares	%	Number of Company Options(1)	Unvested Company RSUs Awards
Richard Tyrrell	8,545	*	371,227	22,745
Johannes P. Boots	1,764	*	123,742	12,205
Cyril Ducau	—	—	49,497	—
Peter Anker	—	—	49,497	—
Antoine Bonnier	—	—	49,497	—
Neil Glass	—	—	49,497	—
Joanna Huipei Zhou	510	*	37,123	—
Sami Iskander	—	—	37,123	—
All Executive Officers and Company Board Members as a Group	10,819	*	767,203	34,950
5% Shareholders:
EPS Ventures Ltd(2)	31,354,390	59.3%
Donald Smith & Co Inc.(3)	3,472,090	6.6%
JNE Master Fund LP(4)	2,708,686	5.0%

(1)	Represents total Company Options granted to executive officers and Company Board members, including Company Options that have vested and are exercisable within 60 days of November 17, 2025.
(2)
Based upon 31,354,390 common shares of the Company legally and beneficially owned by EPS Ventures Ltd, which is a wholly-owned subsidiary of Quantum Pacific Shipping Limited. Based upon the Schedule 13G filed with the SEC by EPS Ventures Ltd on February 7, 2024, and the acquisition of 100,000 Company common shares at a price of 61.50 NOK (approximately $6.09) per share from Langebru AS on May 23, 2025, as described further below.

(3)	Based upon 3,472,090 Company common shares legally and beneficially owned by Donald Smith & Co Inc. Based upon the Schedule 13G filed with the SEC by Donald Smith & Co Inc. on November 12, 2025.
(4)	Based upon 2,708,686 Company common shares legally and beneficially owned by JNE Master Fund LP. Based upon the Schedule 13G filed with the SEC by JNE Master Fund LP on October 28, 2025.
*	Represents ownership of less than 1% of the outstanding Company common shares.
Prior Public Offerings
None of the Company, the EPS Filing Persons or any of their respective affiliates have made an underwritten public offering of Company common shares for cash during the past three years that was registered under the Securities Act, or exempt from registration under Regulation A promulgated under the Securities Act.
Certain Transactions in the Company Shares
Transactions During the Past 60 Days
Except as described elsewhere in this proxy statement, other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, there have been no transactions in the Company common shares during the past 60 days by any of the Company, the EPS Filing Persons or their directors or officers, respectively, or any associate or majority-owned subsidiary of the foregoing.
Transactions by the Company and the EPS Filing Persons During the Past Two Years
During the past two years, the Company has purchased 858,689 Company common shares.
For the period from and including April 1, 2025, through June 30, 2025, the Company purchased a total of 763,827 Company common shares at an average purchase price of $5.63 per share, for aggregate consideration of $4,303,472. The average daily price ranged from $4.58 to $6.64 per share.
For the period from and including July 1, 2025, through September 30, 2025, the Company purchased a total of 94,862 Company common shares at an average purchase price of $6.91 per share, for aggregate consideration of $655,441. The average daily price ranged from $6.61 to $7.24 per share.
On May 23, 2025, EPS acquired 100,000 of the Company common shares at a price of 61.50 NOK (approximately $6.09) per share from Langebru AS, an investment company of which one of the Company’s directors, Peter Anker, serves as a Director and Chairman of the board. There have been no other purchases or acquisitions by any of the EPS Filing Persons during the past two years.
Past Contacts, Transactions, Negotiations and Agreements
Please see the section titled “Other Important Information Regarding the EPS Filing Persons—Past Transactions and Contracts with the Company” for a description of certain significant contacts, transactions, negotiations and agreements between the Company and the EPS Filing Persons and/or their respective subsidiaries that have taken place during the past two years.
Transactions with the EPS Filing Persons and their subsidiaries are considered to be related party transactions because Guarantor owns more than 5% of the Company’s equity interests; in addition, several of the Company’s directors and executive officers serve as directors or executive officers of one or more of the EPS Filing Persons’ affiliates. Please see the section titled “Other Important Information Regarding the EPS Filing Persons” and the section titled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Transactions” herein for more information.
From time to time during the past two years, the Company has engaged in discussions with respect to strategic alternatives but has never pursued a potential transaction similar to this one until the receipt of the initial indication of interest from Guarantor, as discussed in more detail in the section entitled “Special Factors—Background of the Merger” beginning on page 29 of this proxy statement.

OTHER IMPORTANT INFORMATION REGARDING THE EPS FILING PERSONS
Identity and Background of the EPS Filing Persons
Under the SEC rules governing “going private” transactions, the EPS Filing Persons (as defined below) may each be deemed “affiliates” (as defined under Rule 13e-3 of the Exchange Act) of the Company engaged in the “going private” transaction.
The EPS Filing Persons are, collectively, the following entities and persons:
(i)
Bounty Ltd is a Liberian nonresident domestic corporation. The principal business of Parent is to own Merger Sub and to make other related investments. Parent’s principal executive office is located at c/o Le Montaigne, 7 Avenue de Grande Bretagne, MC 98000 Monaco. Parent’s telephone number is +377 9777 6310. For more information on Bounty Ltd, see the section entitled “The Parties Involved in the Merger—Parent” beginning on page 63 of this proxy statement.

(ii)
EPS Ventures Ltd. is a company duly incorporated in the Marshall Islands. Guarantor is engaged in the business of making venture capital and other types of investments in the maritime industry. Guarantor’s principal executive office is located at c/o Le Montaigne, 7 Avenue de Grande Bretagne, MC 98000 Monaco. Guarantor’s telephone number is +377 9777 6310. For more information on EPS Ventures Ltd., see the section entitled “The Parties Involved in the Merger—Guarantor” beginning on page 63 of this proxy statement.

(iii)
Apex Merger Sub Ltd is a Bermuda exempted company limited by shares. Merger Sub is a wholly owned subsidiary of Parent formed for the sole purpose of effecting the Merger. Merger Sub has not carried out any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the Transactions. Merger Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton, Pembroke, HM 12, Bermuda. Merger Sub’s telephone number is +377 9777 6310. For more information on the Merger Sub, see the section entitled “The Parties Involved in the Merger—Merger Sub” beginning on page 63 of this proxy statement.

(iv)
Mr. Cyril Ducau is a citizen of France whose principal business address is 1 Temasek Avenue #38 – 01 Millenia Tower Singapore 039192. His principal occupation is Chief Executive Officer of Eastern Pacific Shipping Pte. Ltd.

(v)
Mr. Antoine Bonnier is a citizen of France whose principal business address is 7 Clarges Street, 5th Floor, London W1J 8AE. His principal occupation is Chief Executive Officer of Quantum Pacific (UK) LLP.

(vi)
Ms. Joanna Zhou is a citizen of Singapore whose principal business address is 1 Temasek Avenue #38 – 01 Millenia Tower Singapore 039192. Her principal occupation is Manager, Strategy & Analysis of Eastern Pacific Shipping Pte. Ltd.

During the past five years, Mr. Ducau, Mr. Bonnier and Ms. Zhou have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or were not parties to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Please see “Other Important Information Regarding the Company – Directors and Executive Officers of the Company” for additional details.
Directors and Executive Officers of Parent
The following table sets forth the name, country of citizenship and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent.
The address of each person is listed below.
Neither Parent nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Director/Officer	Country of Citizenship	Name/Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Directors
Christopher James Harrison	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

Timothy Humphreys	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

John Frank Megginson	U.K.	N/A (Retired)	N/A (Retired)	Director

Executive Officers
Christopher James Harrison	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

Directors and Executive Officers of Guarantor
The following table sets forth the name, country of citizenship and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Guarantor.
The address of each person is listed below.
Neither Guarantor nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Director/Officer	Country of Citizenship	Name/Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Directors
Christopher James Harrison	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

Director/Officer	Country of Citizenship	Name/Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Timothy Humphreys	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

John Frank Megginson	U.K.	N/A (Retired)	N/A (Retired)	Director

Executive Officers
Christopher James Harrison	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

Directors and Executive Officers of Merger Sub
The following table sets forth the name, country of citizenship and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub.
The address of each person is listed below.
Neither Merger Sub nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Director/Officer	Country of Citizenship	Name/Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Directors
Christopher James Harrison	U.K.	Quantum Pacific Monaco Sarl Le Montaigne, 7 Avenue Grande Bretagne, MC 98000 Monaco Director	Shipping and investments	Lawyer

Past Transactions and Contracts with the Company
Besides EPS’ control of 59.3% of the voting power in the Company as of November 17, 2025, as well as EPS’ proposed acquisition of substantially all of the issued and outstanding common shares of the Company not currently held by EPS or its affiliates, which will be brought for approval at the special general meeting, the Company has substantial additional relationships with EPS, as described below:
License to Occupy
On March 26, 2024, EPS Chartering (UK) Limited, an affiliate of EPS, and Cool Company Management Ltd entered into a license to occupy space at 7 Clarges Street, 5th Floor, London, W1J 8AE, England.
Insurance Brokerage Services
On July 11, 2023, Eastern Pacific Shipping entered into an agreement with Cool Company Management Ltd to provide the Company with insurance and claim handling services. The charges represent the commission paid as a percentage of the gross premium for such insurances placed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion summarizes the material U.S. federal income tax consequences of the receipt of cash in exchange for Company common shares pursuant to the Merger. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”) and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below, and there can be no assurance the IRS or a court will not take a contrary position to that discussed below.
This discussion is limited to Company shareholders that hold their Company common shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common shares in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to Company shareholders subject to special treatment under the U.S. federal income tax laws, such as, for example, banks and other financial institutions, mutual funds, partnerships or other pass-through entities or arrangements and their partners, members, or investors, tax-exempt organizations or governmental organizations, U.S. expatriates and former citizens or long-term residents of the United States, retirement or other tax-deferred accounts, insurance companies, brokers, dealers, or traders in securities or non-U.S. currencies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, real estate investment trusts or regulated investment companies, holders who hold or received Company common shares pursuant to the exercise of any employee stock option or otherwise as compensation, including holders of Company Options and Company RSU Awards, “qualified foreign pension funds”, holders subject to the alternative minimum tax, holders who exercise their appraisal rights in the Merger holders who hold their Company common shares as part of a hedge, straddle, constructive sale or conversion transaction, persons deemed to sell Company common shares under the constructive sale provisions of the Code, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company common shares (by vote or value). In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner, activities of the partnership, and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes holding Company common shares (and the partners in such partnerships) should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger.
This discussion is for informational purposes only and is not tax advice. All Company shareholders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for Company common shares pursuant to the Merger.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company common shares that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust, if (1) its administration is subject to the supervision of a court within the United States and one or more “United States persons”, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) of Company common shares that is not a U.S. Holder.
Material U.S. Federal Income Tax Consequences to U.S. Holders
The receipt of cash in exchange for Company common shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the Company common shares surrendered in exchange therefor, as applicable. Subject to the discussion below concerning the “passive foreign investment company” rules, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. Holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Company common shares at different times or at different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common shares.
If we are treated as a passive foreign investment company (a “PFIC”) with respect to a U.S. Holder, unless such U.S. Holder has made certain elections, any gain such U.S. Holder recognizes on the disposition of Company common shares in the Merger would be subject to special tax rules. Under the default PFIC rules:
•	the gain will be allocated ratably over the U.S. Holder’s holding period for the Company common shares;
•
the amount allocated to the taxable year of the Merger, and any taxable year in the U.S. Holder’s holding period prior to the first taxable year in which the Company is treated as a PFIC with respect to such U.S. Holder, will be treated as ordinary income; and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

A non-U.S. corporation, such as the Company, will be classified as a PFIC for any taxable year if, after the application of certain “look-through” rules, (a) at least seventy-five percent (75%) of its gross income is passive income, or (b) at least fifty percent (50%) of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties.
We intend to treat and have historically treated the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets for the current taxable year or with respect to any prior taxable year.
We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, we note that there is also case law which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position with respect to any taxable year, and any adverse determination could apply to the current taxable year or any prior taxable year.
Based on the foregoing, and the current and expected composition of our income and assets, we do not expect to be a PFIC for the current taxable year or with respect to any prior taxable year. However, no assurances regarding our PFIC status can be provided for any taxable year, including the current taxable year. Furthermore, although a non-U.S. corporation’s PFIC status is determined annually, if we were classified as a PFIC for any taxable year during which a U.S. Holder held Company common shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in subsequent years, even if we ceased to be a PFIC, unless the U.S. Holder makes a “deemed sale” election.
Under certain circumstances, a U.S. Holder may make a mark-to-market election or “qualified electing fund” election to elect out of the PFIC rules described above (which elections could have adverse tax consequences for such U.S. Holder).

The PFIC rules are extremely complex. Each U.S. Holder should consult its tax advisors regarding the potential application of the PFIC rules to its disposition of Company common shares in connection with the Merger, and the possible availability and the consequences of any mark-to-market election, “qualified electing fund” election, or “deemed sale” election.
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders
Subject to the discussion below under “—Information Reporting and Backup Withholding,” any gain recognized on the receipt of cash pursuant to the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:
1.
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder (as described above) and, if the Non-U.S. Holder is a non-U.S. corporation, such corporation may also be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

2.
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any such U.S. source gain (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding
A holder of Company common shares may, under certain circumstances, be subject to information reporting and backup withholding with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption (including by establishing its status as a Non-U.S. Holder) or provides its correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.
Company shareholders should consult their tax advisors regarding the information reporting and backup withholding requirements in connection with their receipt of cash pursuant to the Merger.

MATERIAL UNITED KINGDOM TAX CONSEQUENCES OF THE MERGER
The following discussion summarizes certain aspects of the material United Kingdom tax treatment of certain holders of Company common shares pursuant to the Merger. It does not constitute legal or tax advice and is not intended to be a complete analysis or description of all potential United Kingdom tax consequences of the Merger. It does not address all of the tax considerations that may be relevant to specific holders of Company common shares in light of their particular circumstances or to holders of Company common shares subject to special treatment under the laws of England and Wales.
This discussion is based upon the provisions of current United Kingdom legislation and what is understood to be current HM Revenue and Customs (“HMRC”) practice (which may not be binding on HMRC) as at the date of this proxy statement, both of which are subject to change at any time, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. There can be no assurance that HMRC or a court will not take a contrary position to that discussed below.
The discussion is intended as a general guide and, in particular, does not deal with certain types of Company shareholders such as charities, trustees, dealers in securities, persons who have or could be treated for tax purposes as having acquired their Company common shares by reason of their employment or as carried interest, collective investment schemes, qualifying persons under the United Kingdom foreign income and gains regime, and insurance companies.
If you are in any doubt about your tax position or you are subject to taxation in any jurisdiction other than the United Kingdom, you should consult an appropriately qualified independent professional adviser immediately.
For purposes of this discussion, the term “UK Holder” means a holder of Company common shares (a) who is resident for tax purposes in, and only in, the United Kingdom, and, in the case of an individual, to whom “split year” treatment does not apply and who is domiciled for tax purposes only in the United Kingdom; (b) who holds their Company common shares as an investment (other than under a self-invested personal pension plan or individual savings account); and (c) who is the absolute beneficial owner of their Company common shares.
The term “Non-UK Holder” means a holder of Company common shares who is not domiciled or resident for tax purposes in the United Kingdom (and has not within the past five years been resident for tax purposes in the United Kingdom).
Material United Kingdom Tax Consequences to UK Holders
The receipt of cash in exchange for Company common shares by a UK Holder pursuant to the Merger is likely to be a disposal for the purposes of United Kingdom capital gains tax or corporation tax on chargeable gains (as applicable). A disposal of Company common shares by a UK Holder may, depending on the UK Holder’s circumstances and subject to any available allowances, exemptions and reliefs (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom taxation on chargeable gains.
Individuals
Subject to available reliefs or allowances, chargeable gains arising on a disposal of Company common shares by an individual UK Holder will be subject to capital gains tax at the rate of 18 percent or 24 percent depending on the individual’s personal circumstances, including other taxable income and gains in the relevant tax year.
No indexation allowance will be available to an individual UK Holder in respect of any disposal of Company common shares. The capital gains tax annual exemption may, however, be available to individual UK Holders to offset against chargeable gains realized on the disposal of their Company common shares.
Corporates
Subject to available reliefs or allowances, chargeable gains arising on a disposal of Company common shares by a UK Holder within the charge to United Kingdom corporation tax will generally be subject to United Kingdom corporation tax. The main rate of corporation tax from April 1, 2023 is 25 percent for companies with profits over £250,000, with a lower rate and/or marginal relief applying to companies with profits up to £250,000.

Material United Kingdom Tax Consequences to Non-UK Holders
An individual Non-UK Holder that does not conduct any trade, profession or vocation in the United Kingdom to which the shares are attributable should not be liable to capital gains tax on capital gains realized on the disposal of their Company common shares pursuant to the Merger.
A company which is a Non-UK Holder should not be liable for United Kingdom corporation tax on chargeable gains realized on the disposal of its Company common shares pursuant to the Merger unless it carries on a trade in the United Kingdom through a permanent establishment to which the shares are attributable.
Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)
Any stamp duty and SDRT payable as a result of the exchange for Company common shares pursuant to the Merger should not be payable by the holder of Company common shares.

FUTURE SHAREHOLDER PROPOSALS
If the Transactions are consummated, the Company will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

WHERE YOU CAN FIND MORE INFORMATION
We are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and the equity securities of the Company are accordingly exempt from the proxy rules set forth in Section 14(a), 14(b), 14(c) and 14(f) of the Exchange Act. Moreover, as a foreign private issuer, neither U.S. federal securities laws nor the rules of the NYSE require us to file this proxy statement or any proxy solicitation materials accompanying this proxy statement on Schedule 14A or 14C in connection with the extraordinary general meeting. We are soliciting proxies in connection with the special general meeting in accordance with applicable rules and regulations of the NYSE, Euronext and the laws of Bermuda. We “incorporate by reference” information into this proxy statement that we file with or furnish to the SEC, which means that we disclose important information to you by referring you to other documents filed separately with or furnished separately to the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Company filings with the SEC are incorporated by reference:
•	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025; and
•	the Company’s Current Reports on Form 6-K filed with the SEC on August 28, 2025, September 25, 2025, and September 29, 2025.
•
The Company also incorporates by reference into this proxy statement additional documents that the Company may file with the SEC between the date of this proxy statement and the earlier of the date of the special general meeting or the termination of the Merger Agreement. These documents may include periodic reports, such as Annual Reports on Form 20-F or Current Reports on Form 6-K and proxy soliciting materials.

The Company is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at www.sec.gov. You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from the Company:
Cool Company Ltd.
7 Clarges Street, 5th Floor, London
W1J 8AE
United Kingdom
Attention: Investor Relations
Telephone: +(44) 207 659 1111
Because the Merger is a “going-private” transaction, the EPS Filing Persons and the Company have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
For you to receive timely delivery of documents in advance of the special general meeting, please make such request as soon as possible to receive them before the special general meeting. The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of the documents that the Company files with the SEC can be obtained at the website maintained by the SEC, www.sec.gov, and the Company’s website at https://www.coolcoltd.com/investors/sec-filings. The Company’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to the Company’s website provided in this proxy statement.
If you have any questions or need assistance voting your shares, please contact the Company’s investor relations team by sending an email to ir@coolcoltd.com.

Annex A
Execution Version
Annex A - Merger Agreement
AGREEMENT AND PLAN OF MERGER

By and Among

COOL COMPANY LTD.,

BOUNTY LTD

and

solely for purposes of the Guarantor Provisions

EPS VENTURES LTD.

Dated as of September 28, 2025

A-i

A-ii

Exhibit A Statutory Merger Agreement
A-iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 28, 2025, among Cool Company Ltd., a Bermuda exempted company limited by shares (the “Company”); Bounty Ltd, a Liberian nonresident domestic corporation (“Parent”); after it accedes to this Agreement pursuant to Section 5.11, a company to be incorporated solely for purposes contemplated by this Agreement as a wholly owned Subsidiary of Parent (“Merger Sub”); and, solely for purposes of the Guarantor Provisions, EPS Ventures Ltd., a company duly incorporated in the Marshall Islands (“Guarantor”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.16.
WHEREAS the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement and in accordance with the Bermuda Companies Act, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”);
WHEREAS the Board of Directors of the Company (the “Company Board”) has (a) established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the Transactions and (b) resolved not to consummate any transaction of the type contemplated by this Agreement without the prior recommendation and approval of the Special Committee;
WHEREAS the Special Committee has unanimously (a) determined that the Merger Consideration constitutes fair value for each common share, par value $1.00 per share, of the Company (each, a “Common Share”) in accordance with the Bermuda Companies Act, (b) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Public Shareholders and (c) recommended that the Company Board (i) approve this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, and (ii) subject to Section 5.02, recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Public Shareholders (this clause (c), the “Special Committee Recommendation”);
WHEREAS the Company Board, acting upon the Special Committee Recommendation, has by a unanimous vote at a board meeting (a) determined that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (b) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are in the best interests of, the Company, (c) approved this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, and (d) resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the shareholders of the Company (this clause (d), the “Company Board Recommendation”);
WHEREAS the Board of Directors of Parent (the “Parent Board”) has, and the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous written board resolutions, (a) determined that this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interest of, Parent and Merger Sub and (b) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Transactions;
WHEREAS as promptly as practicable following the execution of this Agreement, Parent will execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving the Merger, this Agreement and the Statutory Merger Agreement (the “Merger Sub Shareholder Approval”);
WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Guarantor is entering into a Support Agreement (the “Support Agreement”) with the Company pursuant to which Guarantor will agree to vote or cause to be voted all Common Shares beneficially owned by it in favor of adopting this Agreement and any other actions contemplated hereby in respect of which approval of the Company’s shareholders is requested; and
WHEREAS the Company, Parent, Merger Sub and Guarantor (solely for purposes of the Guarantor Provisions) desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
ARTICLE I

THE MERGER
SECTION 1.01. Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to and in accordance with Section 104H of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), at the Effective Time (as defined below), Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).
SECTION 1.02. Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company and Merger Sub will, on the Closing Date, execute and deliver the Statutory Merger Agreement, and Company, Parent and Merger Sub will (a) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (b) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be on the Closing Date (such time, the “Effective Time”).
SECTION 1.03. Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act.
SECTION 1.04. Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Law (collectively, the “Surviving Company Organizational Documents”).
SECTION 1.05. Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
SECTION 1.06. Closing. The closing (the “Closing”) of the Merger shall take place remotely by telephone and electronic communication at 10:00 a.m., Bermuda time on the third business day following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES;
PAYMENT OF CONSIDERATION
SECTION 2.01. Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Guarantor, Parent, Merger Sub or any holder of any equity thereof:
(a) Share Capital of Merger Sub. Each common share of Merger Sub (each, a “Merger Sub Share”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one duly authorized, validly issued, fully paid common share, par value $1.00 per share, of the Surviving Company.
(b) Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries. Each Common Share that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by Parent, Merger Sub, or their respective Affiliates issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be canceled automatically and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor nor any repayment of capital made in respect thereof.
(c) Conversion of Common Shares. Subject to Sections 2.01(b) and 2.04, each Common Share that is issued and outstanding immediately prior to the Effective Time, other than any Common Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $9.65, or, in the case of holders of Common Shares listed on the Euronext Growth Oslo, the Norwegian kroner equivalent at the USD/NOK Exchange Rate, in each case without interest (the “Merger Consideration”). Subject to Section 2.04, as of the Effective Time, all such Common Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time evidenced any such Common Shares (each, a “Certificate”) or (ii) any such Common Shares that were uncertificated and represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (less any applicable withholding Taxes) pertaining to the Common Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b) and the right to receive dividends and other distributions in accordance with this Article II, in each case without interest.
SECTION 2.02. Exchange Fund.
(a) Paying Agent. Not less than ten (10) business days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to each holder of record of Common Shares listed on the New York Stock Exchange in accordance with this Article II (such aggregate Merger Consideration to be calculated assuming there shall be no Dissenting Shares) and, in connection therewith, Parent and the Company shall enter into an agreement with the Paying Agent at or prior to the Closing Date in a form reasonably acceptable to Parent and the Company. At or prior to the Effective Time, Parent or Merger Sub shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration in respect of Common Shares listed on the New York Stock Exchange (the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any and all interest earned on the funds in the Exchange Fund shall be paid by the Paying Agent to Parent. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Common Shares to receive the Merger Consideration in accordance with this Article II. Except as directed by Parent, the Exchange Fund shall not be used for any purpose other than the payment to holders of Common Shares of the Merger Consideration or payment to the Surviving Company as contemplated in this Section 2.02.

(b) Letter of Transmittal; Exchange of Common Shares. As soon as practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate a form of letter of transmittal (which (i) shall specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and (ii) shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates, and without any action by any holder of record of Book-Entry Shares, the Paying Agent shall deliver to such holder (other than any holder of Common Shares representing Dissenting Shares), (A) in the case of Book-Entry Shares, a notice of the effectiveness of the Merger and (B) cash in an amount (subject to Section 2.02(g)) equal to the number of Common Shares represented by such Certificate or Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration to which such holder is entitled under this Article II, and such Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company and Parent that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 2.02, in the case of holders of record of a Certificate, and subject to Section 2.04, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Common Shares formerly represented by such Certificate or Book-Entry Share as contemplated by this Article II. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to provide a Certificate or letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the Merger Consideration payable with respect to Common Shares pursuant to this Article II.
(c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Company or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration as contemplated by this Article II.
(d) Termination of Exchange Fund. At any time after the date that is one year following the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Common Shares, and thereafter such former holders shall be entitled to look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Common Shares that such former holders have the right to receive pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(f) Transfer Books; No Further Ownership Rights in Common Shares. The Merger Consideration paid in respect of each Common Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.04 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Common Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares that were issued and outstanding immediately prior to the Effective Time (other than with respect to any Common Shares that remain outstanding pursuant to Section 2.01(b)). From and after the Effective Time, the holders of Common Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Common Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.
(g) Withholding Taxes. Merger Sub, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986 (the “Code”), or under any provision of other applicable non-U.S. Tax Law. Other than with respect to compensatory payments to current or former employees or service providers of the Company or its Subsidiaries, before making any such deduction or withholding, Merger Sub, the Surviving Company and the Paying Agent shall use commercially reasonable efforts to provide to the Company with reasonable advance notice of any applicable payor’s intention to make such deduction or withholding and shall include the authority, basis and method of calculation for the proposed deduction or withholding, and shall reasonably cooperate with the Company to obtain reduction of or relief from any deduction or withholding from the applicable Governmental Authority and/or execute and deliver to or file with such Governmental Authority and/or any party hereto such affidavits, certificates and other documents as may reasonably be expected to obtain reduction of or relief from such deduction or withholding, and to otherwise determine the extent of any withholding obligation. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority in accordance with this Section 2.02(g), the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(h) Common Shares Listed on the Euronext Growth Oslo. With respect to Common Shares listed on the Euronext Growth Oslo, the foregoing provisions in Section 2.02(a)-(g), as modified in accordance with the requirements of the Euronext Growth Oslo or applicable Law or as otherwise determined by the parties acting in good faith, shall apply to such Common Shares listed on the Euronext Growth Oslo, and the parties shall use commercially reasonable efforts to give effect to the foregoing in this Section 2.02(h).
SECTION 2.03. Company Awards.
(a) At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Common Shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that, if the exercise price per share of such Company Option is equal to or greater than the Merger Consideration, then such Company Option shall automatically be canceled for no consideration at the Effective Time.
(b) At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time (including Company RSU Awards that are vested, but not yet settled) shall automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Common Shares subject to such Company RSU Award (including, for the avoidance of doubt, any Common Shares (or portion thereof) that would be issuable in connection with Dividend Equivalents).

(c) At or prior to the Effective Time, the Company, the Company Board or a committee thereof, as applicable, shall adopt any resolutions that are necessary to (i) effectuate the treatment of the Company Awards set forth in Section 2.03(a) and Section 2.03(b) and (ii) cause the Company Share Plan to terminate at or prior to the Effective Time, subject to consummation of the Transactions. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company shall be required to deliver Common Shares or other share capital of the Company to any Person pursuant to or in settlement of Company Awards.
(d) Promptly following the Effective Time (but in any event, no later than the end of the second regular payroll cycle commencing following the Effective Time), the Surviving Company shall pay to the holders of Company Awards, through its payroll systems, any amounts due, less applicable Tax withholdings, pursuant to this Section 2.03; provided, however, that to the extent any Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.
SECTION 2.04. Shares of Dissenting Holders.
(a) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Dissenting Shares shall automatically be canceled (but shall not entitle their holders to receive the Merger Consideration) and, without any further action on the part of the Company, Merger Sub or the holder of such Dissenting Share, shall automatically be converted into the right to receive the fair value of such Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) from, subject to Section 2.04(d), the Surviving Company by payment to the holder of the Dissenting Shares made within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure.
(b) In the event that a holder of Dissenting Shares, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), then in the case of Dissenting Shares, such holder shall have no other rights with respect to such Dissenting Shares, other than the right to receive the Merger Consideration as contemplated by Section 2.01.
(c) The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communications received by the Company or its Representatives in connection with the foregoing and (B) to the extent the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle, or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.
(d) The Exchange Fund shall be available to fund payments of the Appraised Fair Value up to the amount of the Merger Consideration to holders of Dissenting Shares.
SECTION 2.05. Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Common Shares shall have been changed into a different number of Common Shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the

Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC on or after January 1, 2023 and prior to the date of this Agreement by the Company and publicly available prior to the date of this Agreement (the “Filed SEC Documents”), other than disclosure contained in any such Filed SEC Documents under the headings “Risk Factors” or “Cautionary Statements About Forward Looking Statements” or similar headings, or disclosure of any risks generally faced by participants in the industries in which the Company operates, in each case without disclosure of specific facts and circumstances.
SECTION 3.01. Organization; Standing.
(a) The Company is an exempted company limited by shares duly organized, existing and in good standing under the Laws of Bermuda. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true and complete copy of each of the Company Organizational Documents is included in the Filed SEC Documents. The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents.
(b) Each of the Company’s Subsidiaries is duly incorporated or organized, existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by such Subsidiary or the character or location of the properties and assets owned or leased by such Subsidiary makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true and complete copy of the organizational documents of each of the Company’s Subsidiaries has been made available to Parent prior to the date hereof.
SECTION 3.02. Capitalization.
(a) The authorized share capital of the Company consists of $400 million divided into 400,000,000 common shares with a par value of $1.00 per share. At the close of business on September 25, 2025 (the “Capitalization Date”), (i) 53,726,718 Common Shares were issued and outstanding, (ii) 858,689 Common Shares were held by the Company as treasury shares or held by its Subsidiaries, (iii) 1,163,178 Common Shares were issuable in the aggregate in respect of outstanding Company Options, and (iv) 331,220 Common Shares were issuable in respect of outstanding Company RSU Awards. Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Company Awards that were outstanding on the Capitalization Date and included in the preceding sentence, neither the Company nor any of its Subsidiaries has issued any Company Securities.
(b) Except as set forth in, or as contemplated by the last sentence of, Section 3.02(a), as of the date of this Agreement, there were (i) no issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no issued and outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscriptions, options, warrants, calls, phantom equity rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company (collectively, “Company Rights”, and the items in clauses (i), (ii) and

(iii) being referred to collectively as “Company Securities”) and (iv) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Company Awards, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Common Shares. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement (except as filed as an exhibit to the Company’s filings with the SEC) or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition or voting with respect to any Company Securities. No holder of Company Securities has any right to have such Company Securities registered by the Company (except pursuant to the registration rights agreement filed as an exhibit to the Company’s filings with the SEC). All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and free of preemptive rights. The Common Shares are the only issued and outstanding classes of equity securities of the Company registered under the Exchange Act.
(c) Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Subsidiary of the Company, and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each of the other Subsidiaries of the Company. All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned, directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens, except for Permitted Liens, and transfer restrictions, other than transfer restrictions of general applicability, as may be provided under the Securities Act of 1933 and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Each issued and outstanding share capital or share of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscription rights, options, warrants, anti-dilutive rights, rights of first refusal or similar rights, calls, contracts or other commitments that obligate the Company or any Subsidiary of the Company to issue (other than to the Company or any Subsidiary of the Company) any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company (to Persons other than the Company or any Subsidiary of the Company).
(d) All grants of Company Awards were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the Company Share Plan and applicable Law, including the applicable requirements of the New York Stock Exchange and the Euronext Growth Oslo. The Company has provided to Parent a true and complete list, as of the Capitalization Date, of (i) each outstanding Company Option, including name or identification number of the holder, the date of grant, exercise price and number of shares of Common Shares subject thereto and (ii) each Company RSU Award, including name or identification number of the holder, the date of grant and number of Common Shares thereof (including those accrued in respect of Dividend Equivalents).
(e) As of the date hereof, other than in connection with regularly scheduled repayments, there has been no material change in the indebtedness of the Company and its Subsidiaries as compared to the indebtedness presented on the Company’s consolidated balance sheet as of and for the six-month period ended June 30, 2025.
SECTION 3.03. Authority; Noncontravention; Voting Requirements.
(a) The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and, subject to obtaining the Required Shareholder Approvals, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been unanimously authorized and approved by the Company Board (acting upon the Special Committee Recommendation), and, except for obtaining the Required Shareholder Approvals and Governmental Approvals, executing and delivering the Statutory Merger Agreement and filing the Merger

Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws, now or hereafter in effect, of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).
(b) The Special Committee, at a meeting duly called and held, has unanimously (i) determined that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (ii) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in the best interests of, the Company, (iii) made, subject to Section 5.02, the Special Committee Recommendation, and, as of the date of this Agreement, such Special Committee Recommendation has not been subsequently rescinded, modified or withdrawn in any way.
(c) The Company Board (upon the unanimous recommendation of the Special Committee) has unanimously (i) determined that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (ii) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Public Shareholders, (iii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iv) resolved, subject to Section 5.02, to make the Company Board Recommendation, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Required Shareholder Approvals, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the Governmental Approvals and the Required Shareholder Approvals are obtained, the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in each case prior to the Effective Time, (w) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (x) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which the Company or its Subsidiaries, as applicable, are bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Company or any of its Subsidiaries is bound or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) The affirmative vote (in person or by proxy) of the holders of a simple majority of the votes cast, at a Company Shareholders Meeting at which there are two or more Persons present in person throughout such meeting and representing in person or by proxy in excess of 33 1/3% of the issued shares of the Company that are entitled to vote thereat (the “Required Shareholder Approval”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement are the only votes or approvals of the holders of any class or series of share capital or capital stock of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.
SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Schedule 13E-3 (including the Proxy Statement therein), (b) compliance with the rules and regulations of the New York Stock

Exchange and the Euronext Growth Oslo, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) Consents, filings, declarations or registrations as are required to be made or obtained under any applicable Antitrust Laws, (e) a notification submitted to the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 and related regulations (as amended) regarding the change of ownership of the Company following the Effective Time and (f) compliance with any applicable state securities or blue sky laws (collectively, the “Governmental Approvals”), no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
SECTION 3.05. Company SEC Documents; Undisclosed Liabilities; Internal Controls.
(a) The Company is a “foreign private issuer” as defined in Rule 405 of the Securities Act of 1933 and has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company as a “foreign private issuer” (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2024 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.
(b) The Company’s public disclosures published under the Company’s ticker code “CLCO” on the Euronext Oslo Børs’ information system www.newsweb.no did not, at the times they were made, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(c) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the consolidated results of operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end adjustments, none of which has been or would be, individually or in the aggregate, reasonably be expected to be material to the Company or its consolidated Subsidiaries, taken as a whole), and such Company Financial Statements have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Since the date of the balance sheet in the latest audited Company Financial Statements, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectable accounts receivable or excess or obsolete inventory) and no revaluation of the Company’s assets.
(d) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2024, included in the Company SEC Documents, (ii) incurred after December 31, 2024, in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) that are applicable to the Company. With respect to each Company SEC Document on Form 20-F, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 or 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and the Euronext Growth Oslo.
(f) The information supplied or to be supplied by or on behalf of the Company for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall not, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Schedule 13E-3.
(g) The Company maintains books and records that fairly reflect, in all material respects, the assets and liabilities of the Company and the Company maintains a proper and effective system of accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the reporting of assets is compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
(h) Since January 1, 2025, neither the Company nor any director, officer or accountant (to the extent communicated to the Company) thereof, has received any material complaint, allegation, assertion or claim, whether written or oral, that (i) the Company has engaged in illegal or fraudulent accounting practices, (ii) there are any significant deficiencies or material weaknesses in the design or operation of the internal controls of the Company which have materially and adversely affected the ability of the Company to record, process, summarize and report financial data or (iii) there is any fraud, whether or not material, involving management or other employees that was reported to the Company Board or management of the Company.
(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” or commitments or obligations (within the meaning of Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
SECTION 3.06. Absence of Certain Changes. (a) From December 31, 2024 through the date of this Agreement except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, and (b) since December 31, 2024 and through the date of this Agreement, there has not been any Material Adverse Effect.
SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened in writing, legal or administrative proceeding, suit, arbitration or action or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries (in their capacity as such) or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.
SECTION 3.08. Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries are, and have been since January 1, 2022, (i) in compliance with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules and regulations enacted or adopted by any Governmental Authority (collectively, “Laws”), Judgments and Permits, in each case, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) have not received from any Governmental Authority any written or, to the Knowledge of the Company, oral, notice or communication of any noncompliance with any such Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) The Company and each of its Subsidiaries hold all valid licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of their respective businesses as each such business is currently conducted, including in relation to the operation of any Vessels (collectively, “Permits”), except (x) for those Permits that are the responsibility of the counterparties to obtain pursuant to the forms of any charter agreements or (y) where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The operation of the business of the Company and each of its Subsidiaries as currently conducted is not, and has not been since January 1, 2023, in violation of, nor are the Company or any of its Subsidiaries in default or violation under, any Permits and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.09. Anti-Corruption; Sanctions; Anti-Money Laundering.
(a) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or other Representatives authorized to act on behalf of the Company or any of its Subsidiaries, are in violation, or in the past five (5) years have been in violation, of any Anti-Bribery Laws. Without limiting the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective directors officers, employees or, agents or other Representatives authorized to act on behalf of the Company or any of its Subsidiaries, has directly or knowingly indirectly made, caused, approved or authorized to be made any corrupt Payments, (i) to or for the use or benefit of any Government Official, (ii) to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for Payments previously made, to any Government Official or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage in violation of Anti-Bribery Laws. The Company has policies, procedures and controls that are reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective directors, officers, employees, agents and other Representatives authorized to act on behalf of the Company or its Subsidiaries with Anti-Bribery Laws.
(b) Neither the Company nor any of its Subsidiaries, nor any of their respective officers directors, employees or, to the Knowledge of the Company, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, is a Sanctioned Person. Since April 24, 2019, neither the Company nor its Subsidiaries, nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or other Representatives acting on behalf of the Company or any of its Subsidiaries, (i) has violated in any material respect applicable Sanctions or applicable Anti-Money Laundering Laws; or (ii) has had any transactions, business, or financial dealings that involved, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction, in violation of applicable Sanctions. None of the Company or any of its Subsidiaries has taken any action that would, or would reasonably be expected to, result in it becoming a Sanctioned Person.
(c) No legal or administrative proceeding, suit, arbitration or action or, to the Knowledge of the Company, investigation, by or before any Governmental Authority involving the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or other Representatives authorized to act on behalf of the Company or any of its Subsidiaries, with respect to compliance with Anti-Money Laundering Laws, Anti-Bribery Laws or Sanctions is currently, or in the past five (5) years has been, pending or, to the Knowledge of the Company, threatened.
SECTION 3.10. Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due have been timely and fully paid (whether or not shown on a Tax Return), other than any such Taxes that are being contested in good faith or have been adequately reserved against in accordance with GAAP.
(b) As of the date of this Agreement, the Company and each of its Subsidiaries has not received written notice of any pending or, to the Knowledge of the Company, threatened audits, examinations, enquiries investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed in writing by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries currently does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to Tax in such jurisdiction.
(c) The Company and each of its Subsidiaries has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, creditor, shareholder, independent contractor or other third-party in accordance with applicable Law.
(d) The Company and each of its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.
(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).
(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
(h) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than any contract that does not relate principally to Taxes).
(i) To the Knowledge of the Company, the Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing other than in the ordinary course of business or (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date.
(j) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement other than (i) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (ii) customary Tax indemnification provisions in Contracts the primary purpose of which does not relate to Taxes.
(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).
(l) In relation to the issuance or acquisition of any employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) or restricted securities or restricted interests in securities (as defined for the purposes of section 423 of ITEPA 2003), (i) any employment-related securities that have been issued to or otherwise acquired by or for the benefit of any employee or former employee, director or officer of the Company or any of its Subsidiaries have been issued at unrestricted market value and (ii) all acquisitions of restricted securities or restricted interests in securities where the acquirer or a person associated with the acquirer is, has been or will be an employee of the Company or any of its Subsidiaries, have been the subject of a valid election under section 431(1) of ITEPA 2003 (or their overseas equivalents), all such elections have been retained by the Company or the relevant Subsidiary, and the Company or the relevant Subsidiary has complied with all applicable PAYE obligations (or overseas equivalents) arising in connection with the making of such elections.
(m) The Company has since May 1, 2024 been resident for all Tax purposes only in the United Kingdom and neither has nor has had a branch, agency or permanent establishment outside of the United Kingdom since that date.
SECTION 3.11. Labor and Employee Benefits Matters.
(a) The Company has provided a materially true and complete list of Employees of the Company and its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no Senior Employee has given or received notice to terminate their employment.
(b) The Company has provided a materially true and complete list of individual independent contractors engaged by the Company and its Subsidiaries and workers engaged through staffing agencies by the Company and its Subsidiaries.
(c) The Company has provided the template terms and conditions of employment used by the Company and its Subsidiaries in each jurisdiction in which it operates.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no custom, arrangement or practice (whether contractual or non-contractual) pursuant to which Employees who are redundant or otherwise dismissed are entitled to any payment on termination of their employment (including severance or redundancy) that exceeds the statutory minimum notice, severance or redundancy entitlements.
(e) Except as expressly provided in this Agreement, the Company Share Plan or any other Company Plan set forth on Section 3.11(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any arrangement which provides that the Transaction or any change of control of the Company or any of its Subsidiaries shall entitle any present or former director, officer, Employee, worker or individual independent contractor of the Company or any of its Subsidiaries to any material payment or benefit whatsoever that is compensatory or otherwise in respect of service, or the acceleration of any material payment or benefit that is compensatory or otherwise in respect of service.
(f) Section 3.11(f) of the Company Disclosure Letter sets forth all benefit plans, policies and rules relating to material remuneration or material employee benefits and material compensation plans currently operated by the Company and its Subsidiaries for any Employees, including any (i) share incentive, share option, or other share incentive arrangement and (ii) bonus, commission, overtime or other incentive schemes (each, a “Company Plan”). Except as would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect, all Company Plans set forth on Section 3.11(f) of the Company Disclosure Letter are currently and have for the past three (3) years been operated in all respects in accordance with applicable Laws.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to any collective bargaining agreement or other labor related agreement with any trade union, works council or any other employee representative body (each, a “Collective Bargaining Agreement”); or (ii) recognizes or certifies any trade union, works council or any other employee representative body and neither the Company nor any of its Subsidiaries has received a written request for recognition as the bargaining representative of any Employees from a trade union, works council or other employee representative body in the two years prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is involved in any strike or industrial or trade dispute or any dispute or negotiation with any trade union, works council, or employee representative body representing the Employees, except as would not reasonably be expected to have a Material Adverse Effect.
(h) The Company and each of its Subsidiaries is in compliance in all respects with applicable Laws in relation to applicants for employment, its Employees and former employees, workers, individual independent contractors, including all other applicable Laws relating to terms and conditions of employment, health and safety, wages, holiday pay and the calculation of holiday pay, absence and working time, immigration, discrimination, disability rights or benefits, equal pay and equal opportunities and labour relations, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(i) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or as required by applicable Law, (i) Section 3.11(i) of the Company Disclosure Letter sets forth any obligation, agreement or arrangement (whether funded or unfunded) which the Company or any of its Subsidiaries contributes to or has in the past six (6) years contributed to or is currently liable or may reasonably be expected to become liable, and under which benefits are payable on retirement, termination of employment or on death (whether accidental or not), and (ii) all such obligations, agreements and arrangements set forth on Section 3.11(i) of the Company Disclosure Letter comply with and are managed in accordance with their governing documentation and applicable Laws.
(j) Other than the Company Share Plan, there are no material incentive plans (including, but not limited to, share option plans, long-term incentive plans, restricted share plans, savings plans, share incentive plans, and phantom plans) involving rights to acquire securities of the Company or any of its Subsidiaries, interest in such securities, or options to purchase such securities under which any current or former Employees, officers, individual consultants, workers or individual independent contractors of the Company or any of its Subsidiaries participate or are eligible to participate.
(k) Neither the Company nor any of its Subsidiaries has established, operates or has operated any employee benefit trust, and no employee benefit trust nor any other third party has made any payment or loan to, made available or transferred assets to, or earmarked any assets (however informally) for the benefit of any employee or former employee of the Company or any of its Subsidiaries (or any associate of such employee or former employee) such as would fall within Part 7A of ITEPA 2003.
(l) Neither the Company nor any of its Subsidiaries is, or in the past six (6) years has been, an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993.
(m) Neither the Company nor any of its Subsidiaries has been an “associate” of or “connected” with (with the meanings given to them in sections 435 and 249 of the United Kingdom Insolvency Act 1986 respectively) any person who is or has been an employer in relation to a pension scheme to which section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies.
(n) No Employee has previously transferred to any of the Company or any of its Subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.
SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since February 22, 2022, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice of violation, claim, settlement or order since February 22, 2022 alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and each of its Subsidiaries possesses and is, and has been since February 22, 2022, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses as currently conducted (“Environmental Permits”), (c) there has been no known or threatened Release of any Hazardous Materials for which the Company or any of its Subsidiaries would reasonably be expected to be liable, (d) neither the Company nor any of its Subsidiaries has assumed or retained by contract any obligation or liability under any Environmental Law or concerning any Hazardous Materials, (e) there are no Liens or Actions under or pursuant to any Environmental Law or Environmental Permit that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (f) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are outstanding obligations on the part of the Company or its Subsidiaries arising under Environmental Laws and (g) the Company has delivered or otherwise made available for inspection to Parent and its Representatives prior to the date of this Agreement true, complete and correct copies of any written environmental reports, audits, and site assessments completed since February 22, 2022 in the possession of the Company or any of its Subsidiaries pertaining to (i) any liabilities under Environmental Law, (ii) any Release of Hazardous Materials by the Company or any of its Subsidiaries or at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws, in each case of clause (i) through (iii), solely to the extent such liabilities, Release or failure to comply would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.13. Intellectual Property.
(a) The Company does not own any material Intellectual Property that is the subject of any application or registration. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own, possess or have sufficient, valid and enforceable rights to use all Intellectual Property used or held for use in, or necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted (such Intellectual Property, the “Business IP”); provided that nothing in this Section 3.13(a) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Sections 3.13(b) and 3.13(c). All Intellectual Property that is owned by the Company or any of its Subsidiaries that is registered or issued is subsisting and, to the Knowledge of the Company, valid and enforceable, and there are no pending or threatened (in writing) legal or administrative proceedings, suits, arbitrations or actions involving the Company or any of its Subsidiaries in which the validity or enforceability of any such Intellectual Property is being challenged or contested.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are, and since January 1, 2024, there have been, no claims or other Actions pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing, or has misappropriated, violated or infringed, any Intellectual Property owned by the Company or any of its Subsidiaries, (ii) since January 1, 2024, there have been no claims or Actions instituted or threatened in writing by the Company or one of its Subsidiaries against any Person alleging misappropriation, violation or infringement of any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted has not violated, misappropriated or infringed the Intellectual Property rights of any other Person.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken reasonable steps to protect the confidentiality of trade secrets included in the Business IP.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since January 1, 2024, in compliance with all of the Company’s publicly posted privacy policies and all applicable Laws, in each case, relating to data protection or the privacy, security, collection, use, storage, processing and disclosure of Personal Information, and since January 1, 2024, no claim or Action alleging a violation of any such policies or Laws has been received or threatened in writing against the Company or its Subsidiaries.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company IT Assets are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken commercially reasonable steps designed to maintain and protect the integrity, security, confidentiality and operation of their information technology systems, computers, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other Company IT Assets (including by implementing and maintaining a commercially reasonable security program) and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2024, there has been no (i) failure in, disruption of, unauthorized access to or use or breach of any Company IT Assets (or any software, information or data stored or processed thereon) or (ii) breach of information security or cybersecurity incident affecting the operation of the business of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the software used or held for use in the operation of the business of the Company and its Subsidiaries does not contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such software, Company IT Assets or information or other data.
SECTION 3.14. Anti-Takeover Provisions. Except for the provisions of Section 106(6) of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to the Bermuda Companies Act, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.
SECTION 3.15. Contracts.
(a) Except for (A) this Agreement and (B) each Contract filed as an exhibit to the Filed SEC Documents, Section 3.15(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans), whether or not scheduled:
(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 20-F pursuant to Instruction 4 under “Instructions as to Exhibits” of Form 20-F;
(ii) relates to the formation or management of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, but excluding any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;
(iii) under which the Company or any of its Subsidiaries has directly or indirectly incurred or guaranteed or assumed indebtedness for borrowed money of another Person (other than any wholly owned Subsidiary of the Company), in each case having an outstanding or committed amount in excess of $2,000,000 individually or $10,000,000 in the aggregate;
(iv) has been entered into since January 1, 2024, and involves the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business or any assets (other than, in each case, any Vessels), in each case, for aggregate consideration under such Contract in excess of $5,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, equipment, products, properties or other assets in the ordinary course of business or dispositions of supplies, equipment, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries, other than, in each case, any Vessels);
(v) contains provisions that prohibit the Company or any of its Affiliates during any period of time from competing or engaging in any line of business or prevent the Company or any Affiliate of the

Company from entering any territory, market or field or freely engaging in business anywhere in the world, in each case, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 60 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;
(vi) (A) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person “beneficially owning” (within the meaning of Rule 13d-3 of the Exchange Act) 10% or more of the outstanding Common Shares (other than Parent or any of its Affiliates), on the other hand or (B) is required to be disclosed pursuant to Item 7.B. of Form 20-F;
(vii) is a ship-sales, memorandum of agreement, bareboat charter or other vessel acquisition or construction Contract entered into since January 1, 2022 for (A) vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, the Company or any of its Subsidiaries (“Newbuildings”) or (B) second hand vessels, in each case contracted for by the Company or any of its Subsidiaries;
(viii) has otherwise been entered into since January 1, 2022, with respect to Newbuildings of the Company or any of its Subsidiaries and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;
(ix) contains any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than the Company and its Subsidiaries with respect to any material goods or services purchased or sold by the Company or its Subsidiaries and that would bind Parent or any of its Subsidiaries following the Closing Date;
(x) is with any third-party which provides operating and maintenance, asset management or other similar project-level services to the Company or any of its Subsidiaries, that involved payments by the Company or any of its Subsidiaries during either of the years ended December 31, 2023 or December 31, 2024 in excess of $5,000,000 in the aggregate for each such year;
(xi) is any lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any interests in real property;
(xii) would reasonably be expected to provide for the payment by the Company of more than $5,000,000 that is not terminable at will by the Company or any of its Subsidiaries (or by Parent and the Surviving Company following the Closing Date) on less than 60 days’ notice without payment by the Company or any Subsidiary of the Company of any penalty;
(xiii) is any material settlement or compromise of any Action with liability that remains outstanding relating to the Company or any of its Subsidiaries that would materially and adversely impact the business currently being conducted by the Company or any of its Subsidiaries at or following the Closing Date;
(xiv) is any currency, interest rate or other hedge, swap or other derivative Contract;
(xv) is a revenue-generating Contract with a Customer;
(xvi) is a pool arrangement or management agreement with respect to any Vessel;
(xvii) requires capital expenditures in excess of $5,000,000 individually or $15,000,000 in the aggregate;
(xviii) is a Collective Bargaining Agreement;
(xix) is a Contract with a third-party for the charter of any Vessel with a term of greater than 6 months (taking into account any extension options), other than those Contracts disclosed pursuant to clause (xv) above; or
(xx) is a Contract to which the Company or any of its Subsidiaries is granted or grants a license or other rights in or to use Intellectual Property that is material to the business of the Company and its

Subsidiaries, other than (A) non-exclusive, generally available “off-the-shelf” software licenses on commercially available and standard terms, in each case with annual license, maintenance, support and other fees of no more than $5,000,000 in the aggregate and (B) non-exclusive licenses granted in the ordinary course of business.
(b) True and complete copies of each Material Contract (including any amendments thereto) entered into prior to the date of this Agreement have been made available to Parent and Merger Sub or will be made available to Parent and Merger Sub promptly after the date hereof, and in no event later than ten days after the date hereof. Each Material Contract is valid and binding on the Company or its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and is enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect (i) the Company and each of its Subsidiaries, as applicable, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract and is not in breach of or default under such Material Contract, (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract and (iii) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract. From January 1, 2024 to the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice or, to the Knowledge of the Company, any other notice, from any other party to any Material Contract that it intends to (A) terminate such Material Contract or (B) seek to change, materially and adversely, the terms and conditions of such Material Contract.
SECTION 3.16. Insurance. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or hold policies of insurance with financially sound and reputable insurers, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, all premiums due have been paid in full, no insurance claim has been disputed or denied by the applicable insurer, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or a default by any insured thereunder.
SECTION 3.17. Opinion of Financial Advisor. Evercore Group L.L.C. (“Evercore”) rendered an oral opinion to the Special Committee, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by holders of the Common Shares in the Merger is fair, from a financial point of view, to such holders (other than Guarantor, Parent, Merger Sub and their Affiliates). The Special Committee has provided such opinion to the Company Board for the information of the Company Board in its capacity as such in connection with its evaluation of the Merger. The Company shall provide to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.
SECTION 3.18. Brokers and Other Advisors. Except for Evercore, the fees (the aggregate amount of which has been disclosed to Parent’s Representatives in writing on or prior to the date hereof) and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
SECTION 3.19. Vessels; Maritime Matters.
(a) Section 3.19 of the Company Disclosure Letter contains a true, complete and accurate list, as of the date of this Agreement, (i) all vessels wholly owned by the Company or any of its Subsidiaries (the “Wholly

Owned Vessels”), (ii) all vessels chartered-in by the Company or any of its Subsidiaries pursuant to charter arrangements (the “Leased Vessels”) or (iii) any other vessels in which the Company or any of its Subsidiaries have an ownership interest (together with the Wholly Owned Vessels and the Leased Vessels, the “Vessels”), including the name, registered owner, gross tonnage, year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market) and manager (commercial or technical) of each Vessel.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Vessel is (i) seaworthy, (ii) has been class maintained without any outstanding conditions or recommendations that have not been complied with under the terms thereof, (iii) operated in compliance with all applicable Maritime Guidelines and Laws, (iv) has all national and international operating and trading certificates, each of which is valid, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated, (v) properly registered in the name of the legal owner under and pursuant to the flag and law of each Vessel’s applicable country of flagship, and, to the Knowledge of the Company, all fees due and payable in connection with such registration have been paid and (vi) is supplied with spare parts at levels consistent with operational needs as reasonably determined by the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries are qualified to own and operate its Wholly Owned Vessels under applicable Laws, including the Laws of each Wholly Owned Vessel’s flag state.
(c) Each Vessel is classed by a classification society that is a member of the International Association of Classification Societies and possesses class and trading certificates that are free from overdue conditions or recommendations affecting class and that are valid through the date of this Agreement and, to the Knowledge of the Company, no event has occurred and no outstanding condition exists that would cause such Vessel’s class to be suspended or withdrawn.
(d) No Vessel (i) is under arrest or otherwise detained or (ii) other than in the ordinary course of business, is in possession of any Person (other than such Vessel’s master and crew).
(e) To the Knowledge of the Company, no blacklisting or boycotting of any type exists in respect of any Vessel.
(f) There are no outstanding options or other rights to purchase any Vessel.
(g) With respect to each of the Wholly Owned Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Vessel and has good title to such Vessel free and clear of all Liens other than Permitted Liens.
SECTION 3.20. Title to Properties and Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in, or valid and enforceable licenses or rights to use, all of the Company’s and its Subsidiaries’ properties and assets (other than, in each case, Vessels, which are the subject of Section 3.19), in each case as such property or asset is currently being used.
SECTION 3.21. Customers. Section 3.21 of the Company Disclosure Letter sets forth a true and complete list of each customer who was one of the ten largest sources of revenue for the Company and its Subsidiaries during the fiscal year ended December 31, 2024 based on the amounts paid or payable through such date (each, a “Customer”).
SECTION 3.22. No Other Representations or Warranties.
(a) Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral, written or other information presented or provided to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or the course of the Transactions.
(b) Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that neither Parent nor Merger Sub, nor any Affiliate or Representative of either of them, has made or is making any representation or warranty relating to Parent, any of its Subsidiaries or Merger Sub, whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent and its Subsidiaries furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, from and after the date on which it becomes a party to this Agreement, jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection):
SECTION 4.01. Organization; Standing. Parent is a nonresident domestic corporation, validly existing and in good standing under the Laws of Liberia and Merger Sub is duly organized, existing and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.02. Authority; Noncontravention.
(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and (in respect of Merger Sub only) the Statutory Merger Agreement and to perform its obligations hereunder and, subject to obtaining the Merger Sub Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been unanimously authorized and approved by each of the Parent Board and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent as promptly as practicable following the execution of this Agreement) and Governmental Approvals, no other action (including any shareholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
(b) The Parent Board has, and the Merger Sub Board has unanimously, (i) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interest of, Parent and Merger Sub and (ii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Transactions, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, bye-laws or other comparable charter or organizational documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming that the Governmental Approvals and, in the case of Merger Sub, the Merger Sub Shareholder Approval are obtained, the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired, in each case prior to the Effective Time, (w) violate any Law applicable to Parent or Merger Sub, (x) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries, as applicable, are bound or give rise to any right to terminate, cancel, amend, modify or accelerate Parent’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which Parent or Merger Sub is bound or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(d) The Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent as contemplated by Section 4.02(a)) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.
SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement therein), (b) compliance with the rules and regulations of the New York Stock Exchange and the Euronext Growth Oslo, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) Consents, filings, declarations or registrations as are required to be made or obtained under applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.04. Ownership and Operations of Merger Sub and Parent. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was incorporated solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incidental to its incorporation and those in furtherance of the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions. Guarantor owns beneficially and of record all of the issued and outstanding shares of Parent, free and clear of all Liens.
SECTION 4.05. Financing. Parent will have, at the Closing, funds sufficient in amount for Parent, Merger Sub and the Surviving Company to (i) make the payment of all amounts pursuant to Article II in connection with consummation of the Merger, including, without limitation, the Merger Consideration and all amounts owed to holders of Company Options and Company RSU Awards required to be paid pursuant to Section 2.03; (ii) pay all amounts in connection with the refinancing or repayment of any outstanding Indebtedness that becomes due and payable as a result of the Transactions; (iii) fees and expenses required to be paid at or in connection with the Closing by Parent, Merger Sub and the Surviving Company in connection with the transactions contemplated hereby; and (iv) satisfy all other payment obligations of Parent, Merger Sub and the Surviving Company contemplated hereunder required to be made at or in connection with the Closing. Neither Parent’s nor Merger Sub’s obligation (or those of any of their respective Affiliates) to consummate the Merger or any of the other transactions contemplated by this

Agreement are in any way contingent upon or otherwise subject to the consummation of any financing arrangements, Parent’s or Merger Sub’s obtaining (or any of their respective Affiliates obtaining) any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub (or to any of their respective Affiliates).
SECTION 4.06. Certain Arrangements. Other than the Support Agreement, as of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal.
SECTION 4.07. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
SECTION 4.08. No Other Representations or Warranties.
(a) Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby agree and acknowledge that (a) neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates based thereon and (b) neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives or Affiliates, or the use by Parent, Merger Sub or any of their respective Representatives or Affiliates, of any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates, including in any “data rooms” or management presentations, in anticipation or contemplation of any of the Transactions. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation and have not relied on any express or implied representations or warranties regarding the Company or any of its Subsidiaries other than those expressly set forth in Article III.
(b) Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.
SECTION 4.09. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and the joint venture entities and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, (b) Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking information or business plans), and (c) Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except in respect of the representations and warranties expressly set forth in Article III or for fraud.
SECTION 4.10. Information Supplied. The information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall not, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Schedule 13E-3.
SECTION 4.11. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened in writing, legal or administrative proceeding, suit, arbitration or action or, to the Knowledge of Parent and Merger Sub, investigation against Parent or Merger Sub or (b) outstanding Judgment imposed upon Parent or any of its Subsidiaries or any director or officer of Parent or any of its Subsidiaries (in their capacity as such) or, to the Knowledge of Parent, any other Person for whom Parent or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.
SECTION 4.12. Ownership of Common Shares. Except as disclosed in the Schedule 13G with respect to the Company filed by Guarantor on February 7, 2024, as of the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act) or is a party to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement and the Support Agreement) for the purpose of acquiring, holding, voting or disposing of any Common Shares.
ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS
SECTION 5.01. Conduct of Business.
(a) Except as required by applicable Law, or Judgment, as expressly required by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing preserve intact in all material respects, its and each of its Subsidiaries’ business organizations, existing relations with key customers, suppliers and other Persons with whom the Company or its Subsidiaries have significant business relationships and the goodwill and reputation of the Company’s and its Subsidiaries’ respective businesses.
(b) Except as required by applicable Law or Judgment, as expressly required by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
(i) issue, sell, transfer, pledge, dispose of, grant or authorize the issuance, sale, transfer, pledge, disposition or grant of, any shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares or other equity or voting interests, or any rights, warrants or options to purchase any shares or other equity or voting interests or amend any previously issued equity compensation awards; provided that the Company may

(x) with the approval of the Company Board (or a duly authorized and delegated committee thereof), make awards under the Company Share Plan in the ordinary course of business consistent with past practice and (y) issue Common Shares or other securities as required pursuant to the vesting, settlement or exercise of Company Awards or other equity awards or Company Rights outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement;
(ii) redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Common Shares or other equity or voting interests of the Company or any rights, warrants or options to acquire any Common Shares or other equity or voting interests of the Company or its Subsidiaries, except (x) pursuant to the awards under the Company Share Plan issued in accordance with Section 5.01(b)(i), Company Awards outstanding on the date of this Agreement or other equity award or Company Right in effect on the date of this Agreement, in each case, in accordance with their terms or (y) in connection with the satisfaction of Tax withholding obligations with respect to Company Awards or exercise through net settlement of any Company Option;
(iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Common Shares or other equity or voting interests of, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any equity interests of the Company or any of its Subsidiaries, in each case, other than (A) with respect to the Company, with the approval of the Company Board, regular quarterly cash distributions paid during the fourth quarter of 2025 and the first quarter of 2026 not to exceed the amount duly authorized and approved by the Company Board per Common Share in each case with customary declaration, record and payment dates consistent with past practice and corresponding Dividend Equivalents in respect of each Company RSU Award and corresponding adjustments to exercise price in respect of each Company Option (or other comparable Dividend Equivalents or adjustments in respect of awards under the Company Share Plan issued in accordance with Section 5.01(b)(i), as applicable), and (B) dividends or distributions from wholly owned Subsidiaries of the Company to other wholly owned Subsidiaries of the Company or to the Company;
(iv) split, combine, subdivide or reclassify any Common Shares or other equity or voting interests of the Company or any non-wholly owned Subsidiaries of the Company;
(v) (A) amend the Company Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;
(vi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);
(vii) make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;
(viii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;
(ix) redeem, repurchase, prepay, repay, defease, incur, issue, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness (other than Permitted Indebtedness) or sell any debt securities, enter into a debt facility or otherwise incur any debt (to the extent not covered by the foregoing) or calls, options, warrants or other rights to acquire debt securities (directly, contingently or otherwise);

(x) (A) waive, cancel, forgive, release, settle or assign any material Indebtedness (other than Indebtedness solely among the Company or any Subsidiary of the Company owed to the Company) of a Subsidiary of the Company or any material claims held by the Company or any Subsidiary of the Company against any Person or (B) grant any new material refunds, credits, rebates or allowances to any customers;
(xi) make any loans to any other Person, except for loans among the Company and any Subsidiary of the Company or de minimis loans to Employees in the ordinary course of business consistent with past practice;
(xii) (A) acquire a vessel or enter into a contract to acquire a vessel or (B) sell, lease, license, transfer, exchange, swap or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any Vessel or any of its other material properties or assets (including Common Shares or other equity interests of the Company or any Subsidiary of the Company), except (1) pursuant to existing agreements in effect prior to the execution of this Agreement, (2) dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (3) for transactions among the Company and any Subsidiary of the Company, and (4) voyage charters of the Vessels or time charters of the Vessels of a firm period duration of twelve (12) months or less, in each case, in the ordinary course of business;
(xiii) (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any material Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to service providers for use for the benefit of the Company or the Subsidiaries of the Company; or (B) disclose to any third parties any trade secrets or material confidential information of the Company or any Subsidiary of the Company, except pursuant to reasonable protective confidentiality agreements;
(xiv) (A) compromise or settle any Action made or pending by or against the Company or any Subsidiary of the Company (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) (aa) is made in the ordinary course of business or (bb) involves the payment by the Company of an amount not in excess of $5,000,000 for any single Action (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), and (2) do not involve an admission of guilt or impose any injunctive or other non-monetary remedy or a material restriction on the Company or any Subsidiary of the Company (other than customary release, confidentiality and non-disparagement obligations) or (B) commence any material Action, other than in the ordinary course of business;
(xv) except for capital expenditures (A) incurred in the ordinary course of business in accordance with the Company’s budget plan approved by the Company Board prior to the execution of this Agreement or (B) that are reasonably incurred to protect the health and safety of employees, consultants, customers, suppliers or others having business dealings with the Company or the safety of Vessels and/or their cargo, make any new capital expenditure or expenditures in excess of $5,000,000;
(xvi) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other clause of this Section 5.01(b)(xvi), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (B) materially modify, materially amend or terminate or fail to renew any Material Contract, or waive, release, assign or fail to enforce any material rights or claims thereunder in a manner that is adverse to the Company or any Subsidiary of the Company (provided, that, notwithstanding anything to the contrary herein, the Company and any Subsidiary of the Company shall be permitted to enter into voyage charters of the Vessels or time charters of the Vessels of a firm period duration of twelve (12) months or less, in each case, in the ordinary course of business);
(xvii) materially reduce the amount of insurance coverage or fail to use reasonable best efforts to renew any material existing insurance policies;
(xviii) create any Subsidiary except in the ordinary course of business;

(xix) recognize any labor union, works council or other employee representative body as the representative of any employees of the Company or Subsidiary of the Company or negotiate or enter into an agreement with any trade union, works council or other employee representative body, in any case except as required by applicable Law or Judgment or as provided in any Collective Bargaining Agreement;
(xx) except as required by any Collective Bargaining Agreement or the existing terms of a Company Plan, make any material change to the terms and conditions of any Company Award or the Company Share Plan, or introduce any new equity incentive plan, in each case, other than in the ordinary course of business consistent with past practice;
(xxi) make any material change to the terms and conditions of employment of any Senior Employee, other than as required by Law or Judgment or the terms of any Collective Bargaining Agreement, Company Plan or other labor-related agreement, or in the ordinary course of business consistent with past practice;
(xxii) terminate the employment of any Senior Employee, other than for gross misconduct;
(xxiii) (A) file a material amendment to a material Tax Return, (B) make an amendment to or rescission of any material Tax election which has been submitted has been submitted to or filed with a Governmental Authority, (C) enter into any closing agreement, settle any claim or assessment in respect of material Taxes other than as required by applicable Law or pursuant to a direction by any Governmental Authority, or (D) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes;
(xxiv) change its Tax residence;
(xxv) (A) enter into any waiver, assignment, compromise, settlement or release with respect to any material proceedings, Action or lawsuit (including any material Tax proceeding, claim or assessment) or (B) knowingly waive any material claims or rights, other than waivers granted in the ordinary course of business;
(xxvi) enter into any transaction or any agreement to effect any transaction that (A) would require Parent or any of its Affiliates to make any filing with any Governmental Authority or (B) would require the consent of, notice to or filing with any Governmental Authority in connection with the Transactions; or
(xxvii) authorize any of, or commit or agree, in writing, to take any of, the foregoing actions.
(c) None of the Company, Parent or Merger Sub shall knowingly take or permit any of their respective Affiliates to take any action that would reasonably be expected to prevent or to impede, or delay in any material respect the consummation of the Transactions (other than as expressly permitted by the terms of this Agreement).
(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(e) Notwithstanding anything to the contrary herein, the Company may, and may permit or cause any Subsidiary to, take actions as may be reasonably necessary with respect to (i) any operational or maritime emergencies (including any piracy, marine disasters, accidents involving a Vessel, hurricanes, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development), equipment failures or an immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment; provided that the Company shall promptly notify Parent and Merger Sub of any such emergency situation and any actions taken in response thereto.
SECTION 5.02. No Solicitation by the Company; Change in Recommendation.
(a) Except as permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their officers, employees and directors to, and shall use its reasonable best efforts to cause its other Representatives to, (i) immediately cease any discussions or negotiations with any Persons (other than Parent, Merger Sub and their Representatives) that may be ongoing with respect to a Takeover Proposal and (ii) from the date hereof until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with Article VII), not, directly or indirectly, (A) solicit, initiate or knowingly encourage or knowingly facilitate the making of a Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information or access to its properties or assets for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any Company Acquisition Agreement. The Company will promptly request that each Person (other than Parent, Merger Sub and their Representatives) that has, on or prior to the date hereof, executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries or Representatives on or prior to the date hereof and shall terminate access to all data rooms furnished in connection therewith. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, release or modify any provision of any existing standstill or similar agreement to which it or one of its Subsidiaries is a party, except that prior to obtaining the Required Shareholder Approvals, if after consultation with, and taking into account the advice of, outside legal counsel, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; the Company may waive any such standstill provision solely to the extent necessary to permit a Person to make, on a confidential basis, to the Special Committee, a Takeover Proposal, or to permit any discussions or negotiations permitted by Section 5.02(b).
(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Required Shareholder Approvals the Company receives a Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, then (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person or group of Persons given such access that was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources, including to solicit the making of a revised Takeover Proposal.
(c) The Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and copies of any written Takeover Proposal, including proposed agreements, and the identity of the Person or group of Persons making such Takeover Proposal, and the Company shall keep Parent reasonably informed on a prompt and timely basis of any material developments with respect to any such Takeover Proposal (including any material changes thereto) and provide to Parent on a prompt and timely basis (and in any event within 48 hours) after receipt or delivery thereof copies of all material correspondence and other written materials sent or provided to the Company or any of its Subsidiaries from any Person or group of Persons describing any of the material terms or conditions of any Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 5.02(c). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.
(d) Neither the Company Board, the Special Committee nor any other committee of the Company Board shall (i) (A) withhold or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) recommend, approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (C) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement relating to any Takeover Proposal, in each case, whether or not binding, other than any Acceptable Confidentiality Agreement pursuant to Section 5.02(b) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Required Shareholder Approvals are obtained, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may, if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (I) make an Adverse Recommendation Change in response to an Intervening Event or (II) if a Superior Proposal is received by the Company that did not result from any breach of this Section 5.02, make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 7.01(d)(ii) and enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided that the Company shall not be permitted to take any action set forth in clause (I) unless the Company (x) delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company intends to take such action and specifying the reasons therefor and a reasonably detailed description of the underlying facts giving rise thereto and (y) during the period from the delivery of the Company Notice until 5:00 p.m. Bermuda time, on the fourth business day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four business days, the first business day will be the first business day after the date of such delivery), if requested by Parent, the Company will and will cause its Representatives to, engage in good faith negotiations with Parent and its Representatives regarding any changes to the terms of this Agreement so that such Intervening Event would cease to warrant an Adverse Recommendation Change; provided, further, that the Company shall not be permitted to take any action set forth in clause (II) unless the Company (x) delivers to Parent a Company Notice, including (1) the material terms and conditions of such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and (2) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal, (y) during the period from the delivery of the Company Notice until 5:00 p.m. Bermuda time, on the fourth business day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four business days, the first business day will be the first business day after the date of such delivery) (the “Notice Period”), if requested by Parent, the Special Committee will and will cause its Representatives to, engage in good faith negotiations with Parent and its Representatives regarding any changes to the terms of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal and (z) after the expiration of the Notice Period, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Takeover Proposal continues to constitute a Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal will require a new Company Notice and a new two business day Notice Period (it being understood that any such two business day period will be calculated in the same manner as the initial four business day period and no such new Company Notice shall reduce the initial four business day period)). In determining whether to terminate this Agreement pursuant to Section 7.01(d)(ii) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee will take into account any changes to the terms of this Agreement committed to in writing by Parent by 5:00 p.m., Bermuda time, on the last business day of the applicable Notice Period in response to a Company Notice.
(e) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure or communication to shareholders of the Company that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, is required by the directors’ fiduciary duties or applicable Law (provided that none of the Company, the Company Board or the Special Committee may recommend a Takeover Proposal unless expressly permitted by this Section 5.02; and provided, further, that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation and any such disclosure that relates to a Takeover Proposal shall in each case be deemed to be an Adverse Recommendation Change (it being understood that any “stop, look or listen” communication pursuant to Rule 14d-9(f) shall not, in and of itself, be deemed to be an Adverse Recommendation Change)).
(f) As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which does not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to this Agreement, including this Section 5.02, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, except that if any such confidentiality agreement would restrict the Company from providing the access, information or data required to be provided to Parent pursuant to this Agreement, including this Section 5.02, no such confidentiality agreement shall constitute an Acceptable Confidentiality Agreement unless and until it has been amended to remove any such restrictions.
(g) As used in this Agreement, “Intervening Event” means any positive material event, change, effect, condition, development, fact or circumstance with respect to the Company and its Subsidiaries or their respective businesses that (i) is neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Company Board or the Special Committee as of the date of this Agreement and (ii) does not relate to any Takeover Proposal; provided, that none of the following shall constitute an Intervening Event: (A) the Company or any of its Subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period and (B) any change in and of itself in the market price, credit rating or trading volume of shares of Common Shares on the New York Stock Exchange or Euronext Growth Oslo or any change affecting the ratings or the ratings outlook for the Company or any of its Subsidiaries (it being understood that, in each case of (A) and (B), the underlying facts or occurrences giving rise to such change may be considered an Intervening Event to the extent otherwise satisfying the terms of this definition).
(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition that if consummated would result in any Person or group (other than Parent and its Subsidiaries) owning 20% or more of the assets (based on the fair market value thereof, as determined in good faith by the Special Committee), revenues or net income of the Company and its Subsidiaries, taken as a whole, (ii) acquisition of Common Shares representing 20% or more of the outstanding Common Shares, (iii) tender offer or exchange offer that if consummated would result in any Person or group having beneficial ownership of Common Shares representing 20% or more of the outstanding Common Shares or (iv) merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions.
(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal (provided that, for the purposes of this definition, references to “20%” in the definition of Takeover Proposal shall be deemed replaced with references to “50%”) that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, and taking into account all relevant (in the view of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee) legal, regulatory, financial and other aspects, including the risk and timing of consummation of such proposal and any changes to the terms of this Agreement committed to by Parent in response to such Superior Proposal, would be more favorable to the Public Shareholders than the Merger.
(j) As used in this Section 5.02, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

SECTION 5.03. Preparation of Schedule 13E-3.
(a) As promptly as reasonably practicable after the execution of this Agreement, the Company, Parent and Merger Sub shall, and shall cause their respective Affiliates (as applicable) to, jointly prepare and the Company shall and shall cause its Affiliates (as applicable) to file, and, to the extent the SEC or its staff indicates that it is required, Parent and Merger Sub shall, and shall cause their respective Affiliates (as applicable) to, file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”), including a proxy statement relating to the approval and adoption of this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, by the shareholders of the Company (including all exhibits and any amendments or supplements thereto, the “Proxy Statement”).
(b) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.03(b)) promptly to any comments of the SEC with respect to the Schedule 13E-3 and to resolve comments from the SEC. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party or its Affiliates (as applicable) to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Schedule 13E-3 and the resolution of comments with respect thereto from the SEC. Each of the Company, Parent and Merger Sub shall promptly notify the other parties hereto upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3 and shall provide such other parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.
(c) If at any time prior to the Company Shareholders Meeting, any event, circumstance or information relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event, circumstance or information shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that, prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party hereto and its Representatives a reasonable opportunity to comment thereon.
(d) The Company shall cause the Proxy Statement and Schedule 13E-3 to be mailed to shareholders of the Company as of the record date established for the Company Shareholders Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Schedule 13E-3.
(e) Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by Parent, Merger Sub or the Company with respect to information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3, as applicable. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the

Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(f) Subject to Section 5.02, the Company Board shall make the Company Board Recommendation and shall include such recommendation in the Proxy Statement. For the avoidance of doubt, nothing in this Section 5.03 shall limit or preclude the ability of the Company Board or the Special Committee to effect an Adverse Recommendation Change pursuant to and in accordance with Section 5.02. In connection with any disclosure regarding an Adverse Recommendation Change, the Company shall not be required to provide Parent or Merger Sub (i) the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Proxy Statement or any amendment or supplement thereto, (ii) any comments thereon or requests related thereto from, or any other filing or correspondence with, the SEC or any other Governmental Authority, in each case with respect to such disclosure, or (iii) any notification with respect to any of the foregoing.
SECTION 5.04. Company Shareholders Meeting. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents, the rules of the New York Stock Exchange and the rules of the Euronext Growth Oslo to call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Required Shareholder Approvals (it being understood that, unless this Agreement is terminated in accordance with its terms, the requirement to hold the Company Shareholders Meeting shall not be affected by any Adverse Recommendation Change). Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Required Shareholder Approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting if, after consultation with Parent, the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or Schedule 13E-3 (as determined after consultation with its outside counsel) is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Common Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Required Shareholder Approvals or (iii) such adjournment, recess, reconvening or postponement is required by applicable Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff; provided, that, in the case of clause (ii) above, the Company Shareholders Meeting shall not be adjourned, recessed or postponed to a date that is more than 30 days after the date on which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company shall keep Parent and its Representatives reasonably apprised following the mailing of the Proxy Statement and prior to the date of the Company Shareholders Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Required Shareholder Approvals and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Shareholders Meeting.
SECTION 5.05. Reasonable Best Efforts.
(a) Subject to and upon the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing set forth in Article VI applicable to such party to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the

Transactions, (ii) obtain all Consents from any Governmental Authority or third-party necessary, proper or advisable to consummate the Transactions, including any such Consents required under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third- party (excluding any Governmental Authority), whether judicial or administrative, challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.05 or elsewhere in this Agreement shall require Guarantor, Parent or Merger Sub to take or agree to take any action with respect to any of its Affiliates (including any Person in which any of its Affiliates has any debt or equity investment and any affiliated or commonly advised investment fund) or any direct or indirect portfolio companies (as such term is understood in the private equity or family office industry) thereof.
(b) Notwithstanding anything to the contrary herein, the Company shall use its commercially reasonable efforts to obtain the third-party Consents listed on Section 5.05(b) of the Company Disclosure Letter (the “Required Third-Party Consents”) in connection with the consummation of the Transactions, and Guarantor and Parent shall use its commercially reasonable efforts to cooperate with the Company with respect to (i) obtaining such Required Third-Party Consents or (ii) taking such action to obviate the need for such Required Third-Party Consents, including the replacement or refinancing of any indebtedness in a manner permitted by Section 5.01(b) (and in the event any such action has resulted in the obviation of any Consent requirement with respect to any Required Third-Party Consent, such Required Third-Party Consent shall no longer be deemed to be a Required Third-Party Consent for purposes of this Section 5.05(b)). The Company shall consult with Guarantor regarding, and give Guarantor reasonable opportunity to review and comment on documents prepared in connection with, obtaining the Required Third-Party Consents. Notwithstanding the foregoing, each party hereto acknowledges and agrees that its respective obligations to effect the Transaction are not subject to any condition or contingency with respect to the receipt of any third-party Consents, except to the extent expressly set forth in Section 6.02(a).
SECTION 5.06. Public Announcements. Guarantor, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02 or to the extent related to any actual or contemplated litigation between or among the parties hereto; provided, that the foregoing shall not apply with respect to any press release or other public statement made regarding an Adverse Recommendation Change or a Takeover Proposal following an Adverse Recommendation Change. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto. Notwithstanding the foregoing, Guarantor, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.
SECTION 5.07. Transfer Taxes. Except as provided in Section 2.02(b), all share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions and imposed on Parent, Merger Sub, the Company or its Subsidiaries shall be paid by Parent, and, prior to the Effective Time, the parties hereto shall cooperate with each other in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.
SECTION 5.08. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall (a) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or, except as expressly provided in Section 5.02, to any Takeover Proposal) and (b) furnish to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request, in the case of each of the foregoing clauses (a) and (b), solely for the purpose of facilitating the consummation of the Transactions; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could (i) violate any confidentiality restrictions with its customers, (ii) result in the disclosure of trade secrets or competitively sensitive information to any competitor of the Company or any of its Subsidiaries, (iii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third-party, (iv) waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action against Parent or any of its Affiliates, (vi) expose the Company to risk of liability for disclosure of sensitive or personal information or (vii) involve documents or information relating to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.02, a Takeover Proposal or Superior Proposal as permitted under this Agreement. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the basis for such withholding and shall use its reasonable best efforts to make appropriate substitute arrangements under circumstances in which any of the potential harms described in clauses (i) through (vi) above would not apply or, to the extent such arrangements are not feasible, to communicate, to the extent feasible, the applicable information in a way that would not result in any of the potential harms described in clauses (i) through (vii) above. All requests for information made pursuant to this Section 5.08 shall be directed to the Person designated by the Company. Until the Effective Time, all information provided by the Company and its Representatives in connection with this Agreement, including pursuant to this Section 5.08, will be subject to the terms of the non-disclosure agreement dated as of August 29, 2025, by and between the Company and Guarantor (as may in the future be amended from time to time, the “Confidentiality Agreement”).
SECTION 5.09. Litigation. Subject to applicable Law, each party hereto shall give the other parties hereto the opportunity to participate, at such other party’s sole cost and expense, in the defense and settlement of any litigation against the first party or its directors relating to this Agreement, the Statutory Merger Agreement or the Transactions, and no such settlement shall be agreed to without such other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 5.10. Employee Matters.
(a) From the Closing Date until the first anniversary of the Closing Date (or, if shorter, the applicable Employee’s period of employment), except as otherwise required by applicable Law, Parent shall provide, or shall cause the Surviving Company or one of its Subsidiaries to provide, to each Employee, with the exception of any Employee covered by a Collective Bargaining Agreement, with base wages and rates of pay and target short-term (annual or shorter) cash bonus opportunities (but excluding any change-in-control, retention or similar bonus opportunities) that are, in the aggregate, no less favorable than those provided to such Employee immediately prior to the Effective Time and employee benefits (excluding equity and equity-based compensation, defined benefit pension benefits, deferred compensation and post-employment welfare benefits) that are no less favorable in the aggregate to those provided to such Employee immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Company or its Subsidiaries to continue to be bound by, and comply with the terms of, each Collective Bargaining Agreement, as may be amended from time to time in accordance with its terms.
(b) Parent shall, or shall cause the Surviving Company or its Subsidiaries to, credit all service of all Employees with the Company, or any predecessor entity thereto, prior to the Effective Time for all purposes (including for purposes of participation, coverage, vesting and level of benefits but other than for purposes of vesting of equity or equity-based awards, benefit accruals under defined benefit pension plans or for eligibility for early retirement subsidies or retiree health and insurance benefits) under all employee benefit plans of Parent or the Surviving Company or any of their respective Affiliates (collectively, “Parent Plans”) in which the Employees may be eligible to participate after the Effective Time, except where such crediting would result in duplication of benefits. Parent shall use commercially reasonable efforts to cause, or shall cause the Surviving Company or its Subsidiaries to use commercially reasonable efforts to cause, such Parent Plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by employees under a Company Plan during the plan year in which the Closing Date occurs and waive all pre-existing condition exclusions and waiting periods, other than to the extent of limitations or waiting periods that had not been satisfied under the corresponding Company Plan. Parent shall recognize, or shall cause the Surviving Company to recognize, vacation days and other paid time off entitlements previously accrued and reserved for by the Company immediately prior to the Closing Date.
(c) Notwithstanding anything contained herein to the contrary, with respect to any Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent’s obligations under this Section 5.10 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of such countries and political subdivisions thereof in which such Employees are based. In the event of any conflict as reasonably determined by Parent between Parent’s obligations under this Section 5.10 and the applicable Collective Bargaining Agreement or Law, such Collective Bargaining Agreement or Law shall govern and shall supersede and nullify such obligations of this Section 5.10.
(d) No provision of this Section 5.10 will (i) create a contract of employment or service with or for the benefit of any Employee, or (where applicable) change such Employee’s status as an employee at will, (ii) create any third-party beneficiary or other rights in any Employee or other Person to enforce any of the provisions of this Section 5.10 or any other provision of this Agreement, (iii) be construed as an amendment, waiver or creation of any Company Plan or Parent Plan, (iv) guarantee or create any right to employment or service, continued employment or service, or any term or condition of employment or service for any period of time with the Surviving Company, Parent, or their respective Affiliates or preclude the ability of Parent, the Surviving Company or their respective Aﬃliates to terminate the employment or service of any Employee at any time and for any reason or (v) subject to compliance with Section 5.10(a), require Parent, the Surviving Company or any of their respective Aﬃliates to adopt or continue any Company Plan or any other employee beneﬁt plans, agreements, arrangements, programs, policies or Contracts at any time, or prevent the amendment, modiﬁcation or termination thereof following the Closing.
(e) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Employees covered by a Collective Bargaining Agreement or other labor-related agreement in respect of their employment by the Company or any Subsidiary shall be governed by the applicable Collective Bargaining Agreement or other labor-related agreement in respect of their employment until the expiration, modification or termination of such agreement in accordance with its terms or applicable Law.
SECTION 5.11. Merger Sub Matters.
(a) As promptly as practicable following the date of this Agreement, Parent shall take all action necessary to cause Merger Sub to be incorporated and to execute and deliver a signature page to this Agreement, upon which execution and delivery Merger Sub shall become a party to this Agreement and shall be bound by its provisions with the same force and effect as if Merger Sub had become a party hereto on the date hereof.
(b) As promptly as practicable following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, the Merger Sub Shareholder Approval, to the extent that such has not already been executed.
(c) Prior to Closing, Parent will take all action necessary to cause Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement. After the Closing, Parent will take all action necessary to cause the Surviving Company to perform its obligations pursuant to this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
SECTION 5.12. Stock Exchange De-listing. The Surviving Company shall use its reasonable best efforts to cause the Common Shares (i) to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act and (ii) to be de-listed from the Euronext Growth Oslo, in each case, as soon as reasonably practicable following the Effective Time.

SECTION 5.13. Director and Officer Liability.
(a) Without limiting any other rights that any Indemnified Person may have pursuant to any Contract (including any employment agreement or indemnification agreement), under applicable Law or pursuant to the Company Charter or the Company Bye-Laws (each in effect as of immediately prior to the date of this Agreement), or the organizational documents of the Surviving Company and Subsidiaries, for a period of six years from the Effective Time, Parent and the Surviving Company shall (i) jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, advisory director or officer of the Company or of any of its Subsidiaries, or who acts as a fiduciary under any Company benefit plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”), in each case to the same extent such Indemnified Person is entitled to indemnification as of the date of this Agreement, against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Action to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, advisory director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company benefit plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, to the extent pertaining to any act or omission occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case and (ii) to the fullest extent permitted under applicable Law or pursuant to the Company Bye-Laws (each in effect as of immediately prior to the date of this Agreement), advance reasonable and documented out-of-pocket costs and expenses (including attorneys’ and other professionals’ fees and expenses) incurred by any Indemnified Person in connection with matters for which such Indemnified Persons are eligible to be indemnified by the Company, the Surviving Company or any of its Subsidiaries pursuant to this Section 5.13(a) (or otherwise) promptly, and in any case within 20 days, after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of Parent and the Surviving Company to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 5.13(a), upon learning of any such Action, shall notify the Surviving Company (but the failure to so notify shall not relieve Parent or the Surviving Company from any obligations that they may have under this Section 5.13(a) except to the extent such failure actually materially and adversely prejudices Parent or the Surviving Company’s position with respect to such claims).
(b) For a period of six years from the Effective Time, Parent and the Surviving Company shall not amend, repeal or otherwise modify (i) any provision in the Company Charter and the Company Bye-Laws, in each case, in effect immediately prior to the Effective Time, (ii) any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and made available to Parent, (iii) any provision in the Surviving Company Organizational Documents or (iv) any provision in the organizational documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case, in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation, defense, being held harmless or expense advancement with respect to Indemnified Liabilities, except to the extent required by applicable Law. For a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any rights of any Indemnified Person to indemnification, exculpation, defense, being held harmless or expense advancement with respect to Indemnified Liabilities under (u) any provision in the Company Bye-Laws, in each case, in effect immediately prior to the Effective Time, (v) any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and made available to Parent, (w) any Contract (including any employment agreement or indemnification agreement) in effect as of immediately prior to the Effective Time and made available to Parent, (x) applicable

Law, (y) any provision in the Surviving Company Organizational Documents or (z) any provision in the organizational documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case to the fullest extent permitted under applicable Law.
(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Company to, put in place effective as of the Effective Time, and prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of six years from the Effective Time with terms and conditions providing retentions, limits and other material terms that are no less favorable than the current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies maintained by the Company and its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time (including the Transactions); provided, however, that in no event shall the Company spend, and in no event shall Parent or the Surviving Company be required to spend more than 300% of the premium for the Company’s directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as of the Closing (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided, further, that if the cost of such insurance exceeds the Cap Amount, then the Company or Parent or the Surviving Company, as applicable, shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.
(d) For the avoidance of doubt, the obligations of Parent and the Surviving Company under this Section 5.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner during the six-year period after the Closing as to adversely affect any Indemnified Person to whom this Section 5.13 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.13 applies shall be third-party beneficiaries of this Section 5.13, each of whom may enforce the provisions of this Section 5.13). The obligations, covenants and agreements contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, advisory directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.13 is not prior to, or in substitution for, any such claims under any such policies.
(e) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume its obligations, covenants and agreements set forth in this Section 5.13. Nothing in this Section 5.13 shall prohibit the liquidation or dissolution of the Surviving Company, so long as the Indemnified Persons’ rights set forth in Section 5.13(b) are adequately preserved in accordance with the foregoing sentence. The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.13, and their heirs and representatives.
ARTICLE VI

CONDITIONS PRECEDENT
SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Guarantor, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Required Shareholder Approvals. The Required Shareholder Approvals shall have been obtained in accordance with applicable Law and the Company Organizational Documents.
(b) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Guarantor, Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct in all respects as of the Closing Date with the same effect as though made on and as of such date, (ii) set forth in the first sentence of Section 3.01, Section 3.02(a) and the first sentence of Section 3.02(b) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.02 (other than Section 3.02(a), the first sentence of Section 3.02(b) and Section 3.02(e)), Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.14, Section 3.17 and Section 3.18 shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) set forth in the Sections of Article III other than those Sections specifically identified in clauses (i), (ii) or (iii) of this Section 6.02(a) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(b) Performance of Obligations and Agreements of the Company. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Sections 4.02(a), 4.02(b) and 4.02(d) shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in the Sections of Article IV other than those Sections specifically identified in clause (i) of this Section 6.03(a) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
(b) Performance of Obligations and Agreements of Guarantor, Parent and Merger Sub. Guarantor, Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
SECTION 6.04. Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions, as required by and subject to the terms of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION
SECTION 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Shareholder Approvals (except as otherwise expressly noted):
(a) by the mutual written consent of the Company and Parent;
(b) by either of the Company or Parent:
(i) if the Merger shall not have been consummated on or prior to March 1, 2026 (as such date may be extended pursuant to Section 8.08, the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall (x) not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Section 5.05, has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso) and (y) be subject to the proviso set forth in Section 7.01(d)(iii); or
(ii) if any Restraint having the effect set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, acted in good faith and used reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement;
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02 and (B) is not reasonably capable of being cured prior to the Outside Date or, if reasonably capable of being cured prior to the Outside Date, has not been cured within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Outside Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or
(ii) prior to receipt of the Required Shareholder Approvals, if the Special Committee (A) recommends, approves or adopts any Takeover Proposal or (B) issues an Adverse Recommendation Change either in violation of this Agreement or in connection with an Intervening Event;
(d) by the Company:
(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured prior to the Outside Date, has not been cured within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Outside Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder;

(ii) prior to receipt of the Required Shareholder Approvals, in connection with entering into a Company Acquisition Agreement in accordance with clause (II) of the second sentence of Section 5.02(d); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee;
(iii) if (A) the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date of termination of this Agreement), (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date of such notice) or that it is willing to waive any unsatisfied conditions of Section 6.03, (C) the Merger is required to be consummated pursuant to Section 1.06 and (D) Parent and Merger Sub fail to consummate the Merger within three business days after the later of (i) receipt by Parent of the notice referred to in clause (B) and (ii) the date the Merger was required to be consummated pursuant to Section 1.06; provided that, notwithstanding anything in Section 7.01(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such three business day period; or
(iv) if the Company Shareholders Meeting (including any adjournments or postponements thereof) at which the vote was taken shall have concluded and the Required Shareholder Approvals shall not have been obtained.
SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.01(d)(iv), Article VIII, the Confidentiality Agreement and the last sentence of Section 5.08, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any Willful Breach. For the avoidance of doubt, the failure by Parent to consummate the Closing when the conditions set forth in Section 6.01 and Section 6.02 shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which shall be reasonably capable of being satisfied, or those conditions that are not satisfied, in whole or in part, because of actions (or inactions) by Parent or any of its Affiliates) shall constitute a Willful Breach. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 8.08, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Public Shareholders (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Public Shareholders under this Agreement and the time value of money, which in each case shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of the Public Shareholders.
SECTION 7.03. Termination Fees and Expense Reimbursement.
(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds within two business days after such termination; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee more than once. As used herein, “Company Termination Fee” shall mean a cash amount equal to $6,000,000.
(b) If the Company fails to pay the Company Termination Fee when due and, in order to obtain such payment, Parent commences an Action that results in a judgment against the Company for the Company Termination Fee, then the Company shall pay to Parent the Company Termination Fee plus interest from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date of termination of this Agreement, plus the amount of any reasonable fees, costs and expenses (including legal fees) incurred by Parent and its Affiliates in connection with any such Action.
(c) Each party hereto acknowledges and agrees that the Company Termination Fee if, as and when required pursuant to this Section 7.03, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
(d) In circumstances where the Company Termination Fee (if any) is paid pursuant to and in accordance with this Section 7.03, Parent’s right to receive the Company Termination Fee and any enforcement costs pursuant to and in accordance with Section 7.03(b) will be the sole and exclusive remedy of the Guarantor, Parent and Merger Sub and each of their respective Affiliates (other than the Company and its Subsidiaries) against (i) the Company, its Subsidiaries and each of their respective Affiliates (other than the Guarantor, Parent, Merger Sub or any of their respective equityholders) and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (other than the Guarantor, Parent, Merger Sub or any of their respective equityholders) (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby. In circumstances where the Company Termination Fee (if any) is paid pursuant to and in accordance with this Section 7.03, upon payment of the Company Termination Fee none of the Company Related Parties will have any further liability or obligation to the Guarantor, Parent, Merger Sub or any former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Guarantor, Parent, Merger Sub and each of their respective Affiliates (other than the Company and its Subsidiaries) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby. The Company Related Parties are intended third-party beneficiaries of this Section 7.03(d) and the last sentence of Section 8.08.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.01. No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time; provided that this Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after receipt of the Required Shareholder Approvals, only by written agreement of the parties hereto; provided, however, that following receipt of the Required Shareholder Approvals, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the Company’s shareholders without such approval having first been obtained.
SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Guarantor, Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Required Shareholder Approvals, there shall be no waiver or extension which by applicable Law would require further approval by the Company’s shareholders without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF, electronic mail or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) as set forth in Section 5.13, (ii) if the Effective Time occurs, the right of the holders of Common Shares to receive the Merger Consideration payable in accordance with Article II, (iii) the rights of the Company Related Parties set forth in Section 7.03, (iv) the rights of the Parent Related Parties in Section 8.14 and (v) without limitation to Section 8.08, the Company’s right to pursue damages on behalf of, and as representative of, its shareholders (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder), in the event of Parent or Merger Sub’s Willful Breach of this Agreement, which right is acknowledged by Parent and Merger Sub, in each case of clauses (i), (ii) and (iv) above, which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to respectively therein.
SECTION 8.07. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger. The parties hereto hereby irrevocably (i) submit to the jurisdiction and venue of the Bermuda courts in any Actions arising out of or relating to this Agreement or the Transactions, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court. The consents to jurisdiction set forth in this Section 8.07 shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the parties to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.07 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree that, prior to the valid termination of this Agreement in accordance with Article VII, it will not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. Under no circumstances shall the Guarantor, Parent, Merger Sub or the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by this Section 8.08 and monetary damages, including the Company Termination Fee.
SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Guarantor, Parent or Merger Sub, to it at:

c/o Le Montaigne
7 Avenue de Grande Bretagne
MC 98000 Monaco
Attention: Chris Harrison; Adam Emilianou
Email: ***

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
Attention: James McDonald; Denis Klimentchenko
Email: ***

If to the Company, to:

Cool Company Ltd.
7 Clarges Street, 5th Floor
London W1J 8AE
Attention: Richard Tyrrell, Chief Executive Officer
Email: ***

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Robert Katz; Sam Newhouse; Douglas Abernethy
Email: ***

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.11 with respect thereto; provided, however, that the parties intend that the remedies and limitations thereon set forth in and Section 8.08 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Person’s liability or obligations. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
SECTION 8.12. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.
SECTION 8.13. Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent”, “delivered to Parent” and words of similar import refer to documents (A) posted to the “Project Apex” data room hosted by Sharepoint by or on behalf of the Company on or prior to 12:00 p.m. prevailing Eastern Time on the date of this Agreement or (B) delivered in physical or electronic form to Parent or its Representatives prior to 12:00 p.m. prevailing Eastern Time on the date of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
SECTION 8.14. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly named as parties hereto. No person that is not a party to this Agreement, including any past, present or future director, officer, employee or other Representative of Guarantor, Parent or Merger Sub or any Affiliate or successor or assignee thereof that is not a party to this Agreement (each, a “Parent Related Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Guarantor, Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party.
SECTION 8.15. Guarantee.
(a) Guarantor hereby agrees to take any and all actions necessary to cause Parent and Merger Sub to perform all of their respective obligations under this Agreement in accordance with their respective terms and absolutely, irrevocably and unconditionally guarantees to the Company the punctual and full performance and payment by Parent and Merger Sub (and any successors or permitted assigns thereof) of each of the covenants, obligations and undertakings (including the obligation to pay the Merger Consideration pursuant to Article II, any obligation of Parent or Merger Sub to pay monetary damages in connection with this Agreement and the transactions contemplated thereby and indemnification obligations pursuant to Section 5.13) required to be performed by Parent or Merger Sub (the “Guaranteed Obligations”), as and when the Guaranteed Obligations are required to be performed under this Agreement, subject to all terms, conditions and limitations contained in this Agreement. If Parent fails to discharge all or any portion of the Guaranteed Obligations when due, without demand, Guarantor’s liability to the Company in respect of such portion of the Guaranteed Obligations shall become immediately due and payable, and the Company may at any time and from time to time, and so long as Parent has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder to collect Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations. The foregoing obligation of Guarantor constitutes a continuing guarantee of payment and performance (and not merely of collection), and, subject only to the termination or release of Parent’s or Merger Sub’s obligations in accordance with this Agreement, is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor. Notwithstanding anything in this Section 8.15 to the contrary, Guarantor’s obligation pursuant to this Section 8.15 with respect to any Guaranteed Obligation shall not exceed any corresponding obligation of Parent under this Agreement.
(b) Guarantor hereby agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Guarantor’s obligations under this Section 8.15 or affecting the validity or enforceability of this Section 8.15. Guarantor hereby agrees that the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Guarantor; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other agreement entered in connection with the Guaranteed Obligations; or (iii) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations.
(c) Guarantor hereby waives promptness, diligence, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Guarantor or Parent, with a copy to its counsel, pursuant to this Agreement), all defenses which may be available by virtue of any stay, moratorium or other similar law now or hereafter in effect or any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations. To the fullest extent permitted by Law, Guarantor hereby irrevocably and unconditionally waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the Transactions, and that this Section 8.15, specifically including the waivers set forth in this Section 8.15(c), are knowingly made in contemplation of such benefits.
(d) Notwithstanding anything in this Section 8.15 to the contrary (including Section 8.15(b) or Section 8.15(c)), Guarantor shall have any and all defenses to the Guaranteed Obligations that are available to Parent or other obligor of the Guaranteed Obligations.
(e) Guarantor is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction (to the extent such concept is recognized by such jurisdiction). Guarantor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Guarantor has taken all actions or proceedings required to be taken by or on the part of Guarantor to authorize and permit the execution and delivery by Guarantor of this Agreement and the performance by Guarantor of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Guarantor and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.
SECTION 8.16. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.02(f).
“Action” means any legal or administrative proceeding, suit, investigation, or arbitration by or before a Governmental Authority.
“Adverse Recommendation Change” has the meaning set forth in Section 5.02(d).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Company and its Subsidiaries, on the one hand, shall be deemed not to be Affiliates of Guarantor, Parent and their other Subsidiaries, on the other hand, and vice versa.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations promulgated thereunder, the U.K. Bribery Act of 2010, or any other Law relating to anti-bribery or anti-corruption of any jurisdiction in which the Company or any of its Subsidiaries conducts business or owns assets.
“Anti-Money Laundering Laws” means the Laws related to money laundering, including the European Union Money Laundering Directives; in the United Kingdom, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the Proceeds of Crime Act 2002, the Serious Organized Crime and Police Act 2005, the Anti-Terrorism, Crime and Security Act 2001; in the United States, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, the Money Laundering Control Act of 1986, and other legislation, the legislative framework of which is commonly referred to as the “Bank Secrecy Act,” and the related Law of any jurisdiction in which the Company or any of its Subsidiaries conducts business or owns assets.
“Antitrust Laws” means all applicable antitrust and competition Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Appraisal Withdrawal” has the meaning set forth in Section 2.04(b).
“Appraised Fair Value” has the meaning set forth in Section 2.04(a).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).
“Bermuda Companies Act” has the meaning set forth in Section 1.01.
“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“business day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York or Bermuda are authorized or required by Law to be closed.
“Business IP” has the meaning set forth in Section 3.13(a).
“Capitalization Date” has the meaning set forth in Section 3.02(a).
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificate of Merger” has the meaning set forth in Section 1.02.
“Closing” has the meaning set forth in Section 1.06.
“Closing Date” has the meaning set forth in Section 1.06.
“Code” has the meaning set forth in Section 2.02(g).
“Common Share” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.02(d).
“Company Award” means a Company Option or Company RSU Award, as applicable.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in the Recitals.
“Company Bye-Laws” means the Company’s Bye-Laws, as amended to the date of this Agreement.
“Company Charter” means the Company’s Memorandum of Association, as amended to the date of this Agreement.
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company Financial Statements” has the meaning set forth in Section 3.05(c).
“Company IT Assets” means the systems, computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, networks, platforms, interfaces, applications, websites and all other information technology equipment and systems, in each case, that are that are owned, leased or licensed by the Company or any of its Subsidiaries.
“Company Notice” has the meaning set forth in Section 5.02(d).
“Company Option” means an option to acquire Common Shares granted under the Company Share Plan.
“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.
“Company Plan” has the meaning set forth in Section 3.11(f).
“Company Related Parties” has the meaning set forth in Section 7.03(d).
“Company Rights” has the meaning set forth in Section 3.02(b).
“Company RSU Award” means a restricted stock unit award in respect of Common Shares granted under the Company Share Plan (including Dividend Equivalents related thereto).
“Company SEC Documents” has the meaning set forth in Section 3.05(a).
“Company Securities” has the meaning set forth in Section 3.02(b).
“Company Share Plan” means the Cool Company Ltd Long Term Incentive Plan adopted on November 25, 2022, as may be amended or restated from time to time.
“Company Shareholders Meeting” has the meaning set forth in Section 5.04.
“Confidentiality Agreement” has the meaning set forth in Section 5.08.
“Consent” means any consent, waiver, approval, clearance, order, license, Permit, order, non-objection, non-action, expiration of waiting periods or authorization.

“Contract” means any binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, capital lease, sale-leaseback, sublease, license, contract or other agreement, instrument, obligation or arrangement.
“Customer” has the meaning set forth in Section 3.21.
“Dissenting Shares” means Common Shares held by a holder of Common Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to the Bermuda Companies Act within the timeframe(s) specified therein and (c) did not deliver an Appraisal Withdrawal.
“Dividend Equivalents” related to a Company RSU Award means the right to receive a number of Common Shares (including, if applicable, any partial Common Shares) under such Company RSU Award based on dividends paid by the Company on Common Shares between the grant date of such Company RSU Award and the Closing Date.
“Effective Time” has the meaning set forth in Section 1.02.
“Employees” means those employees employed by the Company or any of its Subsidiaries as of the date of this Agreement, including those seafarers employed by the Company or any of its Subsidiaries who are employed to work on the Vessels.
“Environmental Laws” shall mean all applicable all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
“Environmental Permits” has the meaning set forth in Section 3.12.
“Evercore” has the meaning set forth in Section 3.17.
“Exchange Act” has the meaning set forth in Section 3.04.
“Exchange Fund” has the meaning set forth in Section 2.02(a).
“Filed SEC Documents” has the meaning set forth in Article III.
“GAAP” has the meaning set forth in Section 3.05(c).
“Government Official” means, without limitation, any officer or employee of a Governmental Authority, custom official, political party official, candidate for political office, official of any public international organization, employee or Affiliate of an enterprise that is owned, sponsored, or controlled by any Governmental Authority, and any other position as defined under Anti-Bribery Laws.
“Governmental Approvals” has the meaning set forth in Section 3.04.
“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity or any agency, department, division, commission or political subdivision thereof, whether federal, national, provincial, state, local or multinational.
“Guaranteed Obligations” has the meaning set forth in Section 8.15(a).
“Guarantor” has the meaning set forth in the Recitals.
“Guarantor Provisions” means Section 5.05, Section 5.06 and Section 8.15.
“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability under any applicable Environmental Law arising from injury to persons, property or resources.
“Indebtedness” means with respect to any Person,
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;
(c) net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;
(d) all obligations of such Person to pay the deferred purchase price of property or services, “earn-out,” holdback, purchase price adjustment (other than trade accounts payable in the ordinary course of business);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;
(f) recourse factoring arrangements;
(g) obligations outstanding under securitization facilities; and
any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (a) any patent, patent application and all related reissues, divisionals, continuations, continuations-in-part, reexaminations, substitutions, renewals and extensions thereof; (b) any trademark, trademark registration, trademark application, service mark, trade dress, trade name, business name, brand name and other similar designations of source or origin, including any and all goodwill associated therewith; (c) any copyright, copyright registration, copyright application, any copyrightable works of authorship, database rights and rights in data and collections of data; (d) any internet domain name, social media handles and other online identifiers; (e) any trade secret, confidential information, know-how, inventions, proprietary processes, formulae, models, and other information of a proprietary nature; (f) any computer program, software (whether source code, object code or other form), algorithm, architecture, script, data file, plugin, library, tool and API, including any implementations, databases or compilations thereof; and (g) all applications and registrations for any of the foregoing.
“Intervening Event” has the meaning set forth in Section 5.02(g).
“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003 (as amended from time to time).
“Judgment” has the meaning set forth in Section 3.07.
“Knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16 of the Company Disclosure Letter, after due inquiry and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.16 of the Parent Disclosure Letter, after due inquiry.
“Laws” has the meaning set forth in Section 3.08(a).
“Leased Vessels” has the meaning set forth in Section 3.19(a).
“Liens” means any pledges, liens, charges, mortgages, encumbrances, deeds of trust, conditions, covenants, restrictions, options, rights of first refusal or offer, conditional sales or other title retention agreements, adverse claims of ownership or use, easements, encroachments, third-party rights, leases, licenses, hypothecations or security interests of any kind or nature.
“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands, Liberia and Bermuda) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.
“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments, (a) would prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions in accordance with the terms of this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, in the case of clause (b), no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (i) any change or condition affecting any industry in which the Company or any of its Subsidiaries operates, including the shipping, marine shipping, LNG, LNG shipping and oil and gas industries (including, in each case, any changes in the operations thereof); (ii) any economic, legislative or political condition, including any government shutdown or the results of any election, or any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area, including changes in interest or exchange rates, monetary policy or inflation; (iii) any failure in and of itself by the Company or any of its Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent such underlying facts or occurrences are not otherwise excluded from being taken into account by clauses (i)-(x) of this definition); (iv) the announcement, execution or delivery of this Agreement or the pendency of the Merger (other than for purposes of the representations and warranties contained in Section 3.03(d) and Section 6.02(a) to the extent related to such representations and warranties), including (A) any action taken by the Company or any of its Subsidiaries that is consented to in writing by Guarantor, Parent or Merger Sub, (B) any shareholder litigation arising out of or related to this Agreement, (C) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (D) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (v) any change in and of itself in the market price, credit rating or trading volume of shares of Common Shares on the New York Stock Exchange or the Euronext Growth Oslo or any change affecting the ratings or the ratings outlook for the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent such underlying facts or occurrences are not otherwise excluded from being taken into account by clauses (i)-(x) of this definition); (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (vii) social unrest, riots, protests, geopolitical conditions, the outbreak or escalation of hostilities, any act of war, cyberattack, sabotage or terrorism, or any escalation or worsening of any such act of war, cyberattack, sabotage or terrorism threatened or underway as of the date of this Agreement (except that any damage or destruction of any Vessels of the Company and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); (viii) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak; (ix) any change in trade controls or Laws or related Tax Laws, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences arising from, any “trade war” or similar actions in the United States or any other country or region in the world or (x) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development (except that any damage or destruction of any Vessels of the Company and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (i), (ii), (vi), (vii), (viii), (ix) and (x) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (i)-(x) of this definition).
“Material Contract” has the meaning set forth in Section 3.15(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Application” has the meaning set forth in Section 1.02.
“Merger Consideration” has the meaning set forth in Section 2.01(c).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Board” has the meaning set forth in the Recitals.
“Merger Sub Share” has the meaning set forth in Section 2.01(a).
“Merger Sub Shareholder Approval” has the meaning set forth in the Recitals.
“Newbuildings” has the meaning set forth in Section 3.15(a)(vii).
“Notice Period” has the meaning set forth in Section 5.02(d).
“Outside Date” has the meaning set forth in Section 7.01(b)(i).
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Letter” has the meaning set forth in Article IV.
“Parent Material Adverse Effect” means, with respect to Guarantor, Parent and Merger Sub, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments would prevent or materially delay, interfere with, hinder or impair the consummation by Guarantor, Parent or Merger Sub of any of the Transactions in accordance with the terms of this Agreement.
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payments” means anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services and business meals, and also includes event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations.
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Indebtedness” means Indebtedness not to exceed $10,000,000 in principal.
“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable, or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding indebtedness so long as there is no default under such indebtedness, (d) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) licenses (including licenses of Intellectual Property) granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (f) Liens created by or through the actions of Parent or any of its Affiliates, (g) Liens on Vessels for crews’ wages and salvage, for claims covered by insurance and for maritime liens arising in the ordinary course of business which secure obligations not yet due or payable or not more than 30 days overdue, and (h) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing or intended use of the asset or property affected by such Lien or imperfection.

“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority or any group comprised of two or more of the foregoing.
“Personal Information” means any data and other information (a) that relates to or is reasonably capable of identifying a natural person, directly or indirectly, and (b) is considered “personal data,” “personal information,” “personally identifiable information,” “non-public personal information” or any similar term under any applicable Law.
“Proxy Statement” has the meaning set forth in Section 5.03(a).
“Public Shareholders” means all of the holders of the issued and outstanding Common Shares, excluding Parent, Merger Sub and their respective Affiliates.
“Registrar” has the meaning set forth in Section 1.02.
“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Representatives” means, with respect to any Person, its officers, directors, equity holders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives.
“Required Shareholder Approvals” has the meaning set forth in Section 3.03(e).
“Required Third-Party Consents” has the meaning set forth in Section 5.05(b).
“Restraints” has the meaning set forth in Section 6.01(b).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.05(e).
“Sanctioned Jurisdiction” means, at any time, a country or territory which is itself the subject or target of comprehensive, jurisdiction-wide Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine; and until July 1, 2025, Syria).
“Sanctioned Person” means (a) any Person listed on any Sanctions-related list of sanctioned Persons maintained by any Sanctions Authority; (b) any Person located, organized or resident in a Sanctioned Jurisdiction; (c) the government of a Sanctioned Jurisdiction, or (d) any Person 50% or more owned or controlled (as ownership and control are interpreted and applied under relevant Sanctions), directly or indirectly, by any Person or Persons, individually or in the aggregate, described in the foregoing clauses (a) or (b).
“Sanctions” means economic, financial or trade sanctions, requirements or embargoes imposed, administered or enforced by any Sanctions Authority.
“Sanctions Authority” means (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union (and each of its member states), (d) the United Kingdom (including His Majesty’s Treasury) and (e) the sanctions-related Governmental Authorities of the jurisdictions in which the Company or any of its Subsidiaries conducts business or owns asset, except to the extent inconsistent with U.S. Law.
“Schedule 13E-3” has the meaning set forth in Section 5.03(a).
“SEC” has the meaning set forth in Section 3.04.
“Securities Act” has the meaning set forth in Section 3.02(c).
“Senior Employee” means the Chief Executive Officer, the Chief Financial Officer, the Chief Commercial Officer, the General Counsel and the VP Fleet Management of the Company.
“Special Committee” has the meaning set forth in the Recitals.
“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company and Merger Sub as contemplated by the terms hereof.
“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. Notwithstanding the foregoing, for purposes of this Agreement, the Company and its Subsidiaries, on the one hand, shall be deemed not to be Subsidiaries of Guarantor, Parent and their other Subsidiaries.
“Superior Proposal” has the meaning set forth in Section 5.02(i).
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Company” has the meaning set forth in Section 1.01.
“Takeover Law” has the meaning set forth in Section 3.14.
“Takeover Proposal” has the meaning set forth in Section 5.02(h).
“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, tariffs, imposts, levies, withholding, employment, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, profits, social security (or similar, including FICA and National Insurance contributions), unemployment, disability, registration, value added, alternative or add-on minimum, estimated and franchise taxes, and any other tax of any kind or any charge of any kind, in each case, in the nature of taxes, imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed with respect to such amounts, whether or not disputed.
“Tax Returns” means all reports, returns, declarations, claims for refunds, statements or other information relating to Taxes and filed or required to be filed with a Governmental Authority with the authority to monitor, oversee, impose, determine, collect or exercise jurisdiction with respect to such Taxes, or any amendment thereof or schedule, supplements or attachment thereto.
“Transactions” means, collectively, the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.
“Transfer Taxes” has the meaning set forth in Section 5.07.
“USD/NOK Exchange Rate” means the USD:NOK exchange rate obtained by the Company’s VPS account operator on the exchange of the portion of the Merger Consideration payable by the Parent to holders of Common Shares listed on the Euronext Growth Oslo into Norwegian kroner upon payment to such holders of Common Shares through Euronext Securities Oslo (VPS).
“Vessels” has the meaning set forth in Section 3.19(a).
“Wholly Owned Vessels” has the meaning set forth in Section 3.19(a).
“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of such party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COOL COMPANY LTD.

By:	/s/ Richard Tyrrell
	Name:	Richard Tyrrell
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BOUNTY LTD

By:	/s/ Christopher James Harrison
Name: Christopher James Harrison
Title: President

EPS VENTURES LTD.

By:	/s/ Christopher James Harrison
Name: Christopher James Harrison
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Statutory Merger Agreement

Annex B
Annex B – Statutory Merger Agreement
Final Form
This STATUTORY MERGER AGREEMENT (this “Agreement”), dated as of [•], among Cool Company Ltd., a Bermuda exempted company limited by shares having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the “Company”) and [•], a [•] having its registered office at [•] (“Merger Sub”).
WHEREAS this Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger between, inter alios, the Company and Merger Sub, dated as of September 28, 2025 (the “Agreement and Plan of Merger”); and
WHEREAS, the Company and Merger Sub (together, the “Merging Companies”) intend that, on the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger, and in accordance with the Bermuda Companies Act, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

THE MERGER
SECTION 1.01. Definitions. Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in the Agreement and Plan of Merger.
SECTION 1.02. Merger. The Merging Companies agree that, on the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger, and pursuant to and in accordance with Section 104H of Bermuda Companies Act, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”). The name of the Surviving Company shall be Cool Company Ltd.
SECTION 1.03. Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Agreement and Plan of Merger and Section 109(2) of the Bermuda Companies Act. The Surviving Company will continue to be a Bermuda exempted company limited by shares under the conditions of this Agreement and the Agreement and Plan of Merger.
SECTION 1.04. Merger Effective Time. The Merger shall become effective upon the issuance of the certificate of merger with respect to the Merger (the “Certificate of Merger”) by the Registrar of Companies in Bermuda (the “Registrar”) at the time and date shown on the Certificate of Merger. The Merging Companies agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be on the Closing Date (such time, the “Effective Time”).
SECTION 1.05. Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association of the Surviving Company shall be in the form of the memorandum of association of Merger Sub immediately prior to the Effective Time, and shall be the memorandum of association of the Surviving Company, until thereafter changed or amended as provided therein or pursuant to applicable law. At the Effective Time, the bye-laws of the Surviving Company shall be in the form of the bye-laws of the Merger Sub immediately prior to the Effective Time, and shall be the bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable law.
SECTION 1.06. Board of Directors and Officers of Surviving Company.
The names of the persons proposed to be directors of the Surviving Company are as follows, each to serve until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be:
(a) [•]

The address of the directors of the Surviving Company is [•].
The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE MERGING PARTIES
SECTION 2.01. Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Merger Sub or any holder of any equity thereof:
(a) Share Capital of Merger Sub. Each common share, par value $[•] per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one duly authorized, validly issued, fully paid common share, par value $[1.00] per share, of the Surviving Company.
(b) Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries. Each Common Share that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by Merger Sub, Bounty Ltd, a Liberian nonresident domestic corporation (“Parent”) or their respective Affiliates issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be canceled automatically and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor nor any repayment of capital made in respect thereof.
(c) Conversion of Common Shares. Subject to Sections 2.01(b) and 2.03, each Common Share that is issued and outstanding immediately prior to the Effective Time, other than any Common Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $9.65, or, in the case of holders of Common Shares listed on the Euronext Growth Oslo, the Norwegian kroner equivalent at the USD/NOK Exchange Rate, in each case without interest (the “Merger Consideration”). Subject to Section 2.03, as of the Effective Time, all such Common Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (less any applicable withholding taxes) pertaining to the Common Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with the Agreement and Plan of Merger, in each case without interest.
SECTION 2.02. Company Awards.
(a) At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Common Shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that, if the exercise price per share of such Company Option is equal to or greater than the Merger Consideration, then such Company Option shall automatically be canceled for no consideration at the Effective Time.
(b) At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Common Shares subject to such Company RSU Award (including, for the avoidance of doubt, any Common Shares (or portion thereof) that would be issuable in connection with Dividend Equivalents).
SECTION 2.03. Shares of Dissenting Holders. At the Effective Time, all Dissenting Shares shall automatically be canceled (but shall not entitle their holders to receive the Merger Consideration) and, without any further action on the part of the Company, Merger Sub or the holder of such Dissenting Share, shall automatically be converted into the right to receive the fair value of such Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) from the Surviving Company by payment to the holder of the Dissenting Shares made within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure.
ARTICLE III

MISCELLANEOUS
SECTION 3.01. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF, electronic mail or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 3.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda and the Merging Companies submit to the exclusive jurisdiction of the courts of Bermuda.
SECTION 3.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Merger Sub, to it at:

[•]
Attention: [•]
Email: [•]

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
Attention: James McDonald; Denis Klimentchenko
Email: ***

If to the Company, to:

Cool Company Ltd.
7 Clarges Street, 5th Floor
London W1J 8AE
Attention: Richard Tyrrell, Chief Executive Officer
Email: ***

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Robert Katz; Sam Newhouse; Douglas Abernethy
Email: ***

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COOL COMPANY LTD.

By:	/s/ Richard Tyrrell
	Name:	Richard Tyrrell
	Title:	Chief Executive Officer

[MERGER SUB]

By:
Name:
Title:

Annex C
Execution Version
Annex C – Voting and Support Agreement
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 28, 2025, is made and entered into by and between EPS Ventures Ltd., a company incorporated in the Marshall Islands (“EPS” or the “Shareholder”), and Cool Company Ltd., a Bermuda exempted company limited by shares (the “Company”).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Bounty Ltd, a Liberia nonresident domestic corporation (“Parent”), and EPS, solely for the limited purposes stated therein, are entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the merger of a wholly owned Subsidiary of Parent, to be formed following the date hereof (“Merger Sub”), with and into the Company, with the Company surviving such merger (the “Merger”); and
WHEREAS, as of the date hereof, the Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)) of, and is entitled to dispose and vote 31,354,390 common shares, par value $1.00 per share, of the Company (the “Common Shares”) (such Common Shares together with any additional Common Shares of which the Shareholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement in accordance with this Agreement, without duplication, the “Owned Shares”).
NOW, THEREFORE, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I

Definitions; Interpretation
Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
Section 1.02 Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
ARTICLE II

Representations and Warranties of The Shareholder
The Shareholder hereby represents and warrants to the Company that:
Section 2.01 Organization. The Shareholder is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization.
Section 2.02 Ownership of Owned Shares. The Shareholder is the beneficial owner of, and has good and marketable title to, the Owned Shares, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities Laws or as disclosed under the Schedule 13G with respect to the Company filed by EPS on February 7, 2024 (the “EPS 13G”). As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Common Shares or any other Company Securities, other than the Owned Shares. The Shareholder has the sole right to vote the Owned Shares, and, except as contemplated by this Agreement, none of the Owned Shares are subject to any voting trust or other agreement with respect to the voting of the Owned Shares. The Shareholder has the sole right to dispose of the Owned Shares with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Shares, other than as disclosed under the EPS 13G. As of the date of this Agreement, except (a) as contemplated by this Agreement and the Merger Agreement and (b) as disclosed under the EPS 13G, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Shareholder to sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Shares or otherwise relating to the Transfer of any Owned Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.
Section 2.03 Authority; Execution and Delivery; Enforceability. The Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Shareholder of this Agreement and the performance by the Shareholder of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of the Shareholder is necessary to authorize the execution and delivery of this Agreement or the performance by the Shareholder of its obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
Section 2.04 No Conflicts; Governmental Approvals.
(a) Neither the execution and delivery of this Agreement by the Shareholder, nor the performance or compliance by the Shareholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of the Shareholder or (ii) assuming that the actions described in Section 2.04(b) have been completed prior to the Effective Time, (x) violate any Law or Judgment applicable to the Shareholder, (y) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which the Shareholder is a party or bound, or give rise to any right to terminate, cancel, amend, modify or accelerate the Shareholder’s rights or obligations under any such Contract, or give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Shareholder is a party or bound or (z) result in the creation of any Lien on any properties or assets of the Shareholder (including the Owned Shares), except, in the case of clause (ii), as would not reasonably be expected to have a material adverse effect on the ability of the Shareholder to perform its obligations hereunder.
(b) No Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Shareholder or the performance by the Shareholder of its obligations hereunder, other than as set forth in Section 3.04 of the Merger Agreement and filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 2.05 Litigation. As of the date of this Agreement, there is no pending or, to the knowledge of the Shareholder, threatened in writing, legal or administrative proceeding, suit, arbitration or action or, to the knowledge of the Shareholder, investigation, against the Shareholder, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Shareholder to perform its obligations hereunder. As of the date of this Agreement, there is no outstanding Judgment imposed upon the Shareholder that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Shareholder to perform its obligations hereunder.
Section 2.06 Accredited Investor; Investment Intent. The Shareholder is an “accredited investor” (as such term is defined in Regulation D under the Securities Act), with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the shares of the Surviving Company. The Shareholder is retaining the shares of the Surviving Company solely for its own account, for investment and not with a view toward resale or other distribution in violation of applicable securities Laws.
Section 2.07 Advisors. The Shareholder has carefully considered and has, to the extent the Shareholder believes such discussion necessary, discussed with the Shareholder’s own legal, tax, accounting and financial advisors the transactions contemplated by this Agreement and the Merger Agreement in light of the Shareholder’s particular tax, financial and other situation, and has made its own determination regarding the transactions contemplated by this Agreement and the Merger Agreement.
ARTICLE III

Covenants of the Shareholder
Section 3.01 Agreement to Vote.
(a) The Shareholder agrees and hereby undertakes that at the Company Shareholders Meeting or at any other meeting of the shareholders of the Company called to seek approval of and adoption by such shareholders with respect to the Merger Agreement, the Statutory Merger Agreement or the Merger and the other Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect thereto, prior to the Termination Date (as defined below), the Shareholder shall (i) appear at any such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote or cause to be voted, and when a written consent is proposed, respond to each request for written consent and consent, all Owned Shares (A) in favor of approving and adopting the Merger Agreement, the Statutory Merger Agreement, the Merger and any other actions contemplated by the Merger Agreement or the Statutory Merger Agreement in respect of which shareholder approval is requested or required and for any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other Transactions, (B) in favor of any proposal by the Company to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, the Merger and the other Transactions, (C) against any Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the other Transactions, and (D) against any other action or agreement that would reasonably be expected to (x) result in a breach of any representation, warranty, covenant or other obligation or agreement of Parent or Merger Sub under the Merger Agreement, (y) result in the conditions of the consummation of the Merger under Article VI of the Merger Agreement not being fulfilled or (z) materially impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other Transactions. The Shareholder shall retain at all times the right to vote any Owned Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 3.01 that are at any time or from time to time presented for consideration to the shareholders of the Company.
(b) The Shareholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action, that would reasonably be expected to restrict or interfere with the Shareholder’s obligations pursuant to this Agreement.
Section 3.02 Transfer and Other Restrictions. From the date hereof until the Termination Date, the Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares to any Person, (b) deposit or permit the deposit of any Owned Shares into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Owned Shares or create or permit to exist any Lien, except as may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or other applicable securities Laws or (c) acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of any additional Common Shares or any other Company Securities; provided that the foregoing shall not impact the acquisition of securities of the Company by a director or officer of the Company pursuant to any equity compensation plan.
Section 3.03 Share Dividends, etc. If between the date of this Agreement and the Termination Date any class of the issued and outstanding share capital of the Company shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the term “Owned Shares” shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
Section 3.04 Disclosure.
(a) The Shareholder agrees to promptly furnish to the Company all information concerning itself as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) and the resolution of comments with respect thereto from the SEC. The Shareholder agrees that none of the information supplied or to be supplied by it expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions will, as of the time such documents (or any amendment thereof or supplement thereto) are filed with the SEC or mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Shareholder with respect to information supplied by or on behalf of any other shareholder or any of Parent or the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3, as applicable.
(b) The Shareholder hereby authorizes the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC, and in the Schedule 13E-3 and the Proxy Statement, this Agreement, the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder hereby authorizes the Company to disclose, in any disclosure required by any Governmental Authority, this Agreement, the Shareholder’s identity and the nature of the Shareholder’s obligations under this Agreement.
Section 3.05 No Legal Action. The Shareholder shall not, and shall cause its officers, employees and directors not to, and shall use reasonable efforts to cause its other Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (b) alleges that the execution and delivery of this Agreement by the Shareholder (or its performance hereunder) or the Merger Agreement by the Company breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to the Company or to the other shareholders of the Company.
Section 3.06 Taxes. From the date hereof until the Termination Date, the Shareholder shall, consistent with past practice and to the extent not prohibited by applicable Law, provide the Company with such documentation as reasonably requested in connection with the Company’s determination of its eligibility, absent a change in Law or official interpretation, to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code.
Section 3.07 Expenses. Except as otherwise contemplated by the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses, whether or not the transactions contemplated by the Merger Agreement and this Agreement are consummated.

ARTICLE IV

General Provisions
Section 4.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Shareholder, to:

c/o Le Montaigne
7 Avenue de Grande Bretagne
MC 98000 Monaco
Attention: Chris Harrison, Adam Emilianou
Email: ***

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
Attention: James McDonald; Denis Klimentchenko
Email: ***

If to the Company, to:

Cool Company Ltd.
7 Clarges Street, 5th Floor
London W1J 8AE
Attention: Richard Tyrrell, Chief Executive Officer
Email: ***

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Robert Katz; Sam Newhouse; Douglas Abernethy
Email: ***

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 4.02 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party or such party waives its rights under this Section 4.02 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 4.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 4.04 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 4.05 Governing Law.
(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable thereto. The parties hereto hereby irrevocably (i) submit to the jurisdiction and venue of the Bermuda courts in any Actions arising out of or relating to this Agreement or the Transactions, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court. The consents to jurisdiction set forth in this Section 4.05(a) shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this Section 4.05(a) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 4.01 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4.05(b).
Section 4.06 Notice of Certain Events. The Shareholder shall notify the Company in writing promptly of any fact, event or circumstance that would prevent or materially delay, interfere with, hinder or impair the performance by the Shareholder of its obligations under this Agreement.
Section 4.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other party hereto, and any such assignment shall not relieve such party of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4.07 shall be null and void.

Section 4.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 4.05(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.08 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 4.09 Amendment; Waiver. At any time prior to the Termination Date, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto. No failure or delay by the Company or the Shareholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 4.10 Termination. This Agreement and all obligations of the parties hereto hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Required Shareholder Approval being obtained, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date the Special Committee recommends, approves or adopts any Takeover Proposal and (d) the termination of this Agreement by the mutual written agreement of the Shareholder and the Company (such earliest date, the “Termination Date”). In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Shareholder, other than liability for any Willful Breach (as defined below) of this Agreement prior to such termination; provided that the provisions set forth in Article IV shall survive the termination of this Agreement. For purposes of this Agreement, a “Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of such party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

EPS VENTURES LTD.

By:	/s/ Christopher James Harrison
Name: Christopher James Harrison
Title: President

[Signature Page to Voting and Support Agreement]

COOL COMPANY LTD.

By:	/s/ Richard Tyrrell
Name: Richard Tyrrell
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Annex D
Annex D – Fairness Opinion of Evercore Group L.L.C.

September 28, 2025
The Special Committee of the Board of Directors
Cool Company Ltd.
7 Clarges Street,
London W1J 8AE, UK
Members of the Special Committee:
We understand that Cool Company Ltd. (the “Company”), proposes to enter into an Agreement and Plan of Merger, (the “Merger Agreement”), with Bounty Ltd. (the “Acquiror”), Apex Merger Sub Ltd., a wholly owned subsidiary of the Acquiror (the “Merger Sub”) and, solely for the purposes of the Guarantor Provisions (as defined in the Merger Agreement), EPS Ventures Ltd. (“EPS Ventures”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each outstanding common share, par value $1.00 per share, of the Company (the “Company Common Shares”), other than shares owned by the Acquiror or the Merger Sub or any of their affiliates, held by the Company as treasury stock or owned by any subsidiary of the Company, and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $9.65 (or, in the case of holders of Common Shares listed on the Euronext Growth Oslo, the Norwegian kroner equivalent at the USD/NOK Exchange Rate) per share in cash (the “Merger Consideration”).The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Special Committee of the Board of Directors of the Company (the “Special Committee”) has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Shares in the Merger is fair, from a financial point of view, to such holders (other than EPS Ventures, Parent, Merger Sub and their affiliates).
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)
reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Company Case”), as adjusted at the direction of the Special Committee and furnished to us by the management of the Company (the “Special Committee Case”, and together with the Company Case, the “Forecasts”), in each case, as approved for our use by the Special Committee;

(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company Common Shares;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated September 27, 2025, of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not
Evercore 55 East 52nd Street New York, NY 10055 Tel:212.857.3100 Fax: 212.857.3101

The Special Committee of the Board of Directors
Cool Company Ltd.

assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and the Special Committee, as applicable, as to the future financial performance of the Company. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Shares of the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Shares, from a financial point of view, of the Merger Consideration to be received by such holders (other than EPS Ventures, Parent, Merger Sub and their affiliates). We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Shares or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Shares should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Special Committee in connection with the Merger and have received fees for our services and will receive additional fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company

The Special Committee of the Board of Directors
Cool Company Ltd.

has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the EPS Ventures, the Acquiror or certain of their respective affiliates and we have not received any compensation from the EPS Ventures, the Acquiror or certain of their respective affiliates during such period. We may provide financial advisory or other services to the Company, EPS Ventures, the Acquiror and/or their respective affiliates in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, its affiliates, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.
Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its shareholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Shares in the Merger is fair, from a financial point of view, to such holders (other than EPS Ventures, Parent, Merger Sub and their affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Mark Friedman
Mark Friedman Senior Managing Director

Annex E
Annex E – Copy of Section 106 of the Bermuda Companies Act
106.	Shareholder approval
 (1)  The directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.
 (2)  A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating or merging company, and shall
(a)	include or be accompanied by a copy or summary of the amalgamation agreement or merger agreement; and
(b)	subject to subsection (2A), state -
(i)	the fair value of the shares as determined by each amalgamating or merging company; and
(ii)	that a dissenting shareholder is entitled to be paid the fair value of his shares.
 (2A) Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation or merger.
 (3)  Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.
 (4)  The holders of shares of a class of shares of an amalgamating or merging company are entitled to vote separately as a class in respect of an amalgamation or merger if the amalgamation agreement or merger agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.
 (4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.
 (5)  An amalgamation or merger agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.
 (6)  Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.
 (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either -
(a)	to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or
(b)	to terminate the amalgamation or merger in accordance with subsection.
 (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.
 (6C) No appeal shall lie from an appraisal by the Court under this section.
 (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.
 (7)  An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.
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Annex F – Form of US Proxy Card

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by [ ] on [ ]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by [ ] on [ ]. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81153-[TBD] KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COOL COMPANY LTD.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Annex F – Form of US Proxy Card

Important Notice Regarding the Availability of Proxy Materials for the Special General Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V81154-[TBD]

COOL COMPANY LTD.
SPECIAL GENERAL MEETING OF SHAREHOLDERS
[ ], 2025 [ ]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) hereby appoint(s) Johannes P. Boots as proxy with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cool Company Ltd. that the shareholder(s) is/are entitled to vote at the Special General Meeting of Shareholders to be held in person at [ ], on [ ], 2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other business is presented at the Special General Meeting, this proxy will be voted by the above named proxies at the direction of the Board of Directors. This proxy revokes any prior proxy given by the undersigned.

Continued and to be signed on reverse side

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

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Annex G – Form of Norwegian Proxy Card
PRELIMINARY - SUBJECT TO COMPLETION
Cool Company Ltd. (the “Company”)
Form of Proxy for use at Special General Meeting of Shareholders
[•], 2025.

I/We

Of

being (a) holder(s) of         Company common shares of US$1.00 each of the above-named Company on the record date of November 13, 2025 hereby appoint the duly appointed Chairman of the meeting or         to act as my/our proxy at the Special General Meeting of the Company to be held on [•], 2025, or at any adjournment thereof, and to vote on my/our behalf as directed below.
The Board of Directors recommends you vote FOR the following proposals by placing an X to cast your vote. Should this card be returned duly signed, but without a specific direction, the proxy will vote or abstain at his discretion.

Proposals	For	Against	Abstain
1.
Merger Proposal. To approve (a) the Agreement and Plan of Merger, dated as of September 28, 2025 (the “Merger Agreement”), by and among Cool Company Ltd., a Bermuda exempted company limited by shares (“the Company”), Bounty Ltd, a Liberian nonresident domestic corporation (“Parent”), Apex Merger Sub Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of the Guarantor Provisions (as defined in the Merger Agreement), EPS Ventures Ltd., a company duly incorporated in the Marshall Islands (“EPS”), (b) the related statutory merger agreement (the “Statutory Merger Agreement”) attached to the Merger Agreement, by and between the Company and Merger Sub and (c) the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving company in such Merger (collectively, the “Merger Proposal”).

2.
Adjournment Proposal. To approve the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.

Date          Signature
Participation:
The special general meeting will be held in person at [•] (GMT). You may attend and vote at the meeting as described in the proxy statement. A photo identification is required to be admitted.
Notes:
1.
The Board of Directors has fixed the close of business on November 13, 2025, as the record date for the determination of the shareholders entitled to attend and vote at the Special General Meeting or any adjournment thereof.

2.	A Shareholder entitled to attend and vote at a meeting may appoint one or more proxies to attend and, on a poll, vote in place of him.
3.	Proxies appointed by a single Shareholder need not all exercise their vote in the same manner.
4.
If it is desired to appoint by proxy any person other than the Chairman of the Meeting, his/her name should be inserted in the relevant place, reference to the Chairman deleted and the alteration initialed.

5.
No Shareholder shall be entitled to attend unless written notice of the intention to attend and vote, together with the power of attorney or other authority (if any) under which it is signed, or a notarially-certified copy of that power of attorney, is sent to the Company Secretary, to reach the Company’s office at 7 Clarges Street, 5th Floor, London W1J 8AE, United Kingdom by no later than 48 hours before the time for holding the meeting.

6.
In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority is determined by the order in which the names stand in the Register of Members.

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7.	In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by a duly authorized officer or attorney.
8.	This proxy should be completed and sent to the address below by no later than [•], 2025 at 11:00 a.m. (GMT), which corresponds to 12:00 p.m. (CET).
9.
Cool Company Ltd. will transact no other business at the Special General Meeting, except such business as may properly be brought before the Special General Meeting or any adjournment or postponement thereof.

Holders of Company common shares listed on Euronext Growth Oslo should return their Proxy Forms by mail to:
DNB Bank ASA
Registrars Dept.
Postboks 1600 Sentrum
0021 Oslo, Norway
Or via email to: vote@dnb.no
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